EXHIBIT 2.6

STOCK PURCHASE AGREEMENT

among

WASHINGTON MUTUAL, INC.,

NEW AMERICAN CAPITAL, INC.,

PRINCIPAL FINANCIAL GROUP, INC.,

and

PRINCIPAL MANAGEMENT CORPORATION

for the purchase and sale

of

the outstanding capital stock of

WM ADVISORS, INC.

Dated as of July 25, 2006

TABLE OF CONTENTS

Page
Article I DEFINITIONS

Article II PURCHASE AND DELIVERY OF STOCK
2.1	Delivery of Stock
2.2	Closing; Payment of Purchase Price
2.3	Estimated Working Capital Amount
2.4	Post-Closing Working Capital Purchase Price Adjustment
2.5	Purchase Price Adjustment Based on Changes in Advisory Revenue Run-Rate
2.6	Make-Whole Purchase Price Adjustment
2.7	Post-Closing True-Up

Article III CLOSING DATE
3.1	Closing Date

Article IV REPRESENTATIONS AND WARRANTIES OF SELLER
4.1	Organization, Power, etc
4.2	Authority Relative to Agreements
4.3	Non-Contravention
4.4	Consents, etc
4.5	Title to Stock
4.6	Capital Stock of the Subject Companies
4.7	Company Financial Statements; Accounting Controls
4.8	Litigation
4.9	Compliance with Laws; Permits and Licenses
4.10	Absence of Certain Changes; No Undisclosed Liabilities
4.11	Personnel and Employee Benefits Matters
4.12	Taxes
4.13	Properties
4.14	Certain Labor Matters
4.15	Material Agreements
4.16	Intellectual Property
4.17	Brokers
4.18	Regulatory Reports, Registrations and Agreements
4.19	Certain Fund and Client Matters
4.20	Assets Under Management; Investment Management Revenues
4.21	Intercompany Accounts; Transactions with Affiliates
4.22	Insurance

Article V REPRESENTATIONS AND WARRANTIES OF PURCHASER
5.1	Organization
5.2	Authority Relative to Agreement
5.3	Non-Contravention
5.4	Consents, etc

Page
5.5	Litigation
5.6	Regulatory Reports
5.7	Absence of Certain Changes
5.8	Information Supplied
5.9	Brokers
5.10	Available Funds
5.11	Investment Intent
5.12	Certain Regulatory Matters

Article VI COVENANTS
6.1	Conduct of Business
6.2	Access; Confidentiality
6.3	Reasonable Best Efforts; Taking of Necessary Action; Notices of Certain Events
6.4	CDSC Financing Agreements
6.5	Insurance
6.6	Names of Subject Companies and Sponsored Funds; Websites
6.7	Post-Closing Cooperation; Retention of Records and Confidentiality
6.8	Public Announcements
6.9	Section 15 of the Investment Company Act
6.10	Non-Competition; Non-Solicitation
6.11	401(k) Plans
6.12	Further Assurances
6.13	Settlement of Intercompany Accounts

Article VII EMPLOYEE MATTERS
7.1	General
7.2	Termination and Severance
7.3	Closing Payments
7.4	Welfare Plans
7.5	Accrued Vacation
7.6	Seller Parent Benefit Plans
7.7	Administration

Article VIII CONDITIONS TO THE CLOSING
8.1	Conditions to Obligations of Each Party
8.2	Additional Conditions to the Obligations of Purchaser
8.3	Additional Conditions to the Obligations of Seller and Seller Parent

Article IX TERMINATION, AMENDMENT AND WAIVER
9.1	Termination
9.2	Effect of Termination

Article X TAX MATTERS
10.1	Indemnification for Taxes
10.2	Apportionment of Taxes
10.3	Tax Returns and Payment of Taxes
10.4	Cooperation; Audits

Page
10.5	Transfer Taxes
10.6	Section 338(h)(10) Election
10.7	Allocation of Closing Payments

Article XI INDEMNIFICATION
11.1	Indemnification by Seller and Seller Parent
11.2	Indemnification by Purchaser
11.3	Indemnification Procedures
11.4	General

Article XII GENERAL PROVISIONS
12.1	Survival
12.2	Notices
12.3	Interpretation
12.4	Amendment and Modification; Waiver
12.5	Entire Agreement
12.6	Fees and Expenses
12.7	Disclosure Letters
12.8	Third Party Beneficiaries
12.9	Specific Performance
12.10	Performance by Seller and Purchaser
12.11	Assignment; Binding Effect
12.12	Governing Law
12.13	Jurisdiction; Waiver of Jury Trial
12.14	Severability
12.15	Counterparts

LIST OF SCHEDULES AND EXHIBITS*

Schedules

1	Aggregate Base Advisory Revenue Run-Rate
2	Benchmark Fee Revenue
2.4(a)	Applicable Accounting Principles for the Closing Date Balance Sheet
2.4(b)	Working Capital Amount Example Calculation
2.6	Fee Rates
3	Purchaser’s Retail Mutual Fund Annual Fee Revenue
4	Purchaser’s Retail Mutual Fund Business
6.3(e)	Fund Mapping
6.3(f)	Separate Account Client
8.2(f)	Third Party Consents
8.2(g)	Retention Agreements
8.2(h)	Third Party Distributors
Y	Selected AUM Computation Factors
Z	Special Clients

Exhibits

8.2(g)	Form of Retention Letter for Wholesalers

*Principal Financial Group, Inc. agrees to furnish supplementally to the Commission upon its request a copy of any omitted schedule or exhibit.

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of July 25, 2006 (this “Agreement”), among WASHINGTON MUTUAL, INC., a Washington corporation (“Seller Parent”), NEW AMERICAN CAPITAL, INC., a Delaware corporation (“Seller”), PRINCIPAL FINANCIAL GROUP, INC., a Delaware corporation (“Purchaser Parent”), and PRINCIPAL MANAGEMENT CORPORATION, an Iowa corporation (“Purchaser”).

WITNESSETH

WHEREAS, Seller owns 3,974 shares of the common stock, par value $0.25 per share (the “Stock”), of WM Advisors, Inc., a Washington corporation (the “Company”), constituting all of the issued and outstanding shares of capital stock of the Company;

WHEREAS, the Company owns all of the outstanding shares of capital stock of each of WM Funds Distributor, Inc., a Washington corporation, and WM Shareholder Services, Inc., a Washington corporation;

WHEREAS, Seller is a wholly owned Subsidiary of Seller Parent, and Purchaser is a wholly owned Subsidiary of Purchaser Parent;

WHEREAS, certain employees of the Subject Companies have entered into employment agreements with the Subject Companies as of the date hereof but to be effective as of the Closing (as hereinafter defined); and

WHEREAS, on the terms and subject to the conditions set forth herein, Seller Parent and Seller desire to sell, and Purchaser desires to purchase, the Stock.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

Article I
DEFINITIONS

The following terms when used in this Agreement shall have the following meanings:

“12b-1 Plan” means any distribution plan adopted by a registered investment company in accordance with Rule 12b-1 under the Investment Company Act.

“401(k) Plans” means defined contribution plans that include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code.

“Accounting Firm” has the meaning set forth in Section 2.4(b)(ii).

“Adjusted Closing Fee Rate” means the lower of (i) the applicable Schedule 2.6 Fee Rate and (ii) the actual fee rate payable to (A) a Subject Company pursuant to the Advisory Contract relating to the relevant Sponsored Fund, Sub-Advised Fund, Separate

Account Client or New Advisory Client (as applicable) that will be in effect as of immediately following the Closing or (B) to Purchaser or any of its Affiliates pursuant to the applicable advisory agreement in effect immediately following the merger, as approved prior to Closing, of a Sponsored Fund into a fund sponsored by Purchaser Parent or any of its Affiliates (not including any performance-based, incentive or similar fees or any sales, exit, switching, administrative, distribution or similar fees and after reduction to take into account any fee waivers, reimbursement obligations or similar offsets or arrangements to be in effect as of immediately following the Closing with respect to advisory or sub-advisory services (as applicable) performed by the Subject Companies or Purchaser or any of its Affiliates, as applicable, for such Sponsored Fund, Sub-Advised Fund, Separate Account Client or New Advisory Client (as applicable)); provided that, in the case of a Sponsored Fund, its Schedule 2.6 Fee Rate shall apply in any event if (a) Purchaser initiated the reduction in the applicable fee rate (including a reduction resulting from a merger of a Sponsored Fund with a fund (including any newly-formed “shell” fund) sponsored by Purchaser or any of its Affiliates if and to the extent that, as proposed by Purchaser, such merger contemplated a fee rate less than such Schedule 2.6 Fee Rate) or (b) the board of directors or trustees of any fund sponsored by Purchaser or any of its Affiliates required a reduction in the applicable fee rate as a condition to such board’s approval of the merger of a Sponsored Fund with such fund. Notwithstanding anything herein to the contrary, in the case of a Sponsored Fund for which clause (a) or (b) of the proviso in the preceding sentence applies, if the fee rate determined under clause (ii) was further reduced as a result of circumstances not described in clause (a) or (b), then the “Adjusted Closing Fee Rate” shall be the applicable Schedule 2.6 Fee Rate reduced by the amount of the fee rate reduction attributable to such circumstances.

“Adjusted TNW Amount” has the meaning set forth in Section 2.4(c)(III).

“Administration Contract” means any written agreement to which a Sponsored Fund or Subject Company is party that relates to the provision of administrative, accounting, bookkeeping or transfer agent services to a Sponsored Fund.

“Adviser Compliance Policies” has the meaning set forth in Section 4.18(n).

“Advisory Client” means any client to whom any of the Subject Companies provides investment advisory services or investment sub-advisory services (including, without limitation, the Sponsored Funds, the Sub-Advised Funds and the Separate Account Clients).

“Advisory Contract” means any written agreement pursuant to which any of the Subject Companies or any Third Party Adviser provides investment advisory services or investment sub-advisory services to Advisory Clients (or, in the case of a Third Party Adviser, a Subject Company).

“Affected Employees” means employees of any of the Subject Companies immediately prior to the Closing Date (other than employees of any of the Subject Companies who are on long-term disability leave).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Person. The term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or other ownership interests, by contract, or otherwise).

“Affiliate Transaction” has the meaning set forth in Section 4.21(b).

“Aggregate Base Advisory Revenue Run-Rate” means the amount set forth on Schedule 1 as “Aggregate Base Advisory Revenue Run Rate.”

“Aggregate Closing Advisory Revenue Run-Rate” means the sum of the Closing Advisory Revenue Run-Rates for all Sponsored Funds, Sub-Advised Funds, Separate Account Clients and New Advisory Clients with respect to which Client Consent has been obtained (and remains in effect) as of the Closing Date.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Ancillary Agreements” means the Bank Channel Distribution Agreement and the Transition Services Agreement.

“Applicable Law” has the meaning set forth in Section 4.3.

“Appraiser” has the meaning set forth in Section 10.6.

“Assets” has the meaning set forth in Section 4.13(a).

“Bank Channel” means the distribution channel consisting of the marketing and sales of and provision of shareholder, administrative and other services relating to, investment products, by employees holding Series 6 and Series 7 licenses, point of sale representatives and their direct supervisors and others, through the retail branch banking system of or otherwise by Seller and its Affiliates, including all such operations located or accessible at bank branches or online through the website that services the retail bank customers of Seller and its Affiliates.

“Bank Channel Distribution Agreement” means the Distribution Agreement substantially in the form of Exhibit A hereto, including the letter agreement annexed thereto.

“Base Advisory Revenue Run-Rate” means, with respect to a Sponsored Fund, Sub-Advised Fund or Separate Account Client (as applicable), the product of (i) the Base Assets Under Management of such Sponsored Fund, Sub-Advised Fund or Separate Account Client (as applicable), multiplied by (ii) the applicable Schedule 2.6 Fee Rate.

“Base Assets Under Management” means, with respect to a Sponsored Fund, Sub-Advised Fund or Separate Account Client (as applicable), the dollar amount of assets under management by the Subject Companies for such Sponsored Fund, Sub-Advised Fund or Separate Account Client (as applicable) as of the Base Date.

“Base Date” means April 30, 2006.

“Base Purchase Price” has the meaning set forth in Section 2.2.

“Benchmark Fee Revenue” means, for any Make-Whole Year, the amount set forth on Schedule 2 as “Benchmark Fee Revenue”. Notwithstanding the foregoing, if a Client Consent with respect to any Special Client has not been obtained or is not in effect, then, to the extent the Purchase Price has been adjusted as a result thereof pursuant to Section 2.5 and has not been trued-up pursuant to Section 2.7, the Benchmark Fee Revenue shall not include the amount(s) indicated on Schedule 2 that are attributable to such Special Client.

“Benefit Plans” has the meaning set forth in Section 4.11(b).

“Board Governance Matters” has the meaning set forth in Section 6.3(e).

“Broker-Dealer Compliance Policies” has the meaning set forth in Section 4.18(n).

“Business” means the business and operations of the Company and its Subsidiaries as conducted as of the date hereof and at any time between the date hereof and Closing.

“Business Day” means any day which is not a Saturday, Sunday or a day on which banks in Seattle, Washington, or New York, New York, are authorized or obligated by law or executive order to be closed.

“Cap” has the meaning set forth in Section 11.1(b)(A).

“CDSC Financing Agreements” means, collectively, (i) that certain Second Amended and Restated Purchase and Sale Agreement, dated as of March 20, 1998, by and among the Company, Citibank N.A. and Citicorp North America, Inc., (ii) that certain Seventh Facility Amendment, dated as of June 30, 2005, by and among WM Funds Distributor, Inc., the Company, Seller, Citibank N.A. and Citicorp North America, Inc., (iii) that certain Third Amended and Restated Servicing Agreement, dated as of March 5, 1999, by and among the WM Funds Distributor, Inc., Citibank N.A. and Citicorp North America, Inc., (iv) that certain Third Amended and Restated Collection Agency Agreement, dated as of March 5, 1999, by and among WM Funds Distributor, Inc., Citibank, N.A., Citicorp North America, Inc., and Bankers Trust Company, (v) that certain Fourth Amended and Restated Manager Undertaking, dated as of March 20, 1998, by and among the Company, Citibank, N.A. and Citicorp North America, Inc., (vi) that certain Fourth Amended and Restated Parent Undertaking, dated as of March 20, 1998, by and among Seller, Citibank, N.A., and Citicorp North America, Inc., and (vii) the related agreements amended thereby and other transaction documents contemplated thereby.

“Claim Notice” has the meaning set forth in Section 11.3(a).

“Client Consent” means:

(i)            With respect to a Sponsored Fund, that the Subject Companies shall have obtained Fund Board Approval and Sponsored Fund Shareholder Approval of (A) a new Advisory Contract contemplated by Section 6.3(e)(i) to be in effect with respect to such Sponsored Fund as of immediately following the Closing on the terms and conditions contemplated by the first sentence of Section 6.3(e), and (B) in the case of each Sponsored Fund listed in Schedule 8.2(f)(ii) (except to the extent that Purchaser shall have waived in writing the condition set forth in Section 8.2(f)(ii)(B) with respect to any such Sponsored Fund), the merger of such Sponsored Fund with a fund sponsored by Purchaser or any of its Affiliates as contemplated by Section 6.3(e);

(ii)           With respect to a Sub-Advised Fund, that the Subject Companies shall have obtained Fund Board Approval and (solely in the event that shareholder approval is required under Section 15 of the Investment Company Act, as determined by the sponsor of such Sub-Advised Fund), Sub-Advised Fund Shareholder Approval of a new Advisory Contract to be in effect with respect to such Sub-Advised Fund as of immediately following the Closing on the terms and conditions contemplated by the first sentence of Section 6.3(e);

(iii)          With respect to a Separate Account Client, that the Subject Companies shall have obtained its Separate Account Consent on the terms and conditions contemplated by Section 6.3(f); and

(iv)          With respect to a New Advisory Client, that the Subject Companies shall have obtained (A) in the case of a New Advisory Client that is not an investment company (or series thereof) registered under the Investment Company Act, such consent of such New Advisory Client to the “assignment” of its Advisory Contract resulting from the consummation of the transactions contemplated by this Agreement as is required under the terms of such Advisory Contract and Applicable Law, or (B) in the case of a New Advisory Client that is an investment company (or series thereof) registered under the Investment Company Act, such approval by the board of directors or trustees (as applicable) and (in the event that such shareholder approval is required under Section 15 of the Investment Company Act) the shareholders of such New Advisory Client as is required under the Investment Company Act of a new Advisory Contract to be in effect with respect to such New Advisory Client as of immediately following the Closing on the terms and conditions contemplated by the first sentence of Section 6.3(e).

“Closing” has the meaning set forth in Section 3.1.

“Closing Adjusted Assets Under Management” means, with respect to a Sponsored Fund, Sub-Advised Fund, Separate Account Client or New Advisory Client (as applicable), the dollar amount of assets under management by the Subject Companies for such Sponsored Fund, Sub-Advised Fund, Separate Account Client or New Advisory Client (as applicable) as of the Base Date (or, in the case of a New Advisory Client, such later date as such New Advisory Client first became an Advisory Client of the Subject Companies), as adjusted to reflect net asset flows (i.e., sales, redemptions, purchases, contributions, deposits, withdrawals, exchanges, surrenders, dividend payments, interest payments, reinvestments of dividends and reinvestments of interest) with respect to assets under management by the Subject Companies for such Sponsored Fund, Sub-Advised Fund, Separate Account Client or New Advisory Client (as applicable) following the Base Date (or, in the case of a New Advisory Client, such later date as such New Advisory Client first became an Advisory Client of the Subject Companies) (excluding any assets purchased or contributed by Seller Parent or its Affiliates for their own accounts) through and including the Business Day prior to the Closing Date. (For the avoidance of doubt, the calculation of Closing Adjusted Assets Under Management pursuant to the immediately preceding sentence is intended to exclude any increase or decrease in assets under management resulting from market appreciation or depreciation from and after the Base Date (or, in the case of a New Advisory Client, such later date as such New Advisory Client first became an Advisory Client of the Subject Companies).)

“Closing Advisory Revenue Run-Rate” means, with respect to a Sponsored Fund, Sub-Advised Fund, Separate Account Client or New Advisory Client (as applicable), the product of (i) the Closing Adjusted Assets Under Management of such Sponsored Fund, Sub-Advised Fund, Separate Account Client or New Advisory Client (as applicable), multiplied by (ii) the applicable Adjusted Closing Fee Rate.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Date Balance Sheet” has the meaning set forth in Section 2.4(a).

“Closing Payment” has the meaning set forth in Section 7.3.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Financial Statements” has the meaning set forth in Section 4.7(a).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of April 4, 2006, between Seller Parent and Purchaser relating to, among other things, the confidentiality of certain information provided by or on behalf of Seller Parent to Purchaser with respect to the Company and its Subsidiaries.

“Contract” has the meaning set forth in Section 4.3.

“Damages” has the meaning set forth in Section 11.1(a).

“Deductible” has the meaning set forth in Section 11.1(b).

“Deferred Compensation Liabilities” has the meaning set forth in Section 7.6.

Deferred Compensation Plans” has the meaning set forth in Section 7.6.

“Distribution Agreement” means (i) any agreement between a Sponsored Fund and a Subject Company or (ii) any agreement between a Sponsored Fund or Subject Company and a Third Party intermediary, Seller, Seller Parent or any of their Subsidiaries (other than the Subject Companies) pursuant to which (A) such intermediary makes available to its clients or customers investment products for which any Subject Company serves as an investment adviser, sub-advisor or distributor or provides shareholder services with respect to such investment products or pursuant to which such intermediary and any Subject Company share revenues relating to such intermediary’s clients or customers or (B) any Subject Company or an Affiliate thereof makes available to its clients or customers investment products for which any Subject Company serves as an investment adviser, sub-advisor or distributor or provides shareholder services with respect to such investment products (including, in each case, without limitation, any agreement or arrangement pursuant to which a Subject Company makes payments to an intermediary out of its own resources, for services relating to the distribution of fund shares, shareholder services or the provision of non-distribution services for or on behalf of purchasers of Sponsored Fund shares or the Sponsored Funds).

“Election Forms” has the meaning set forth in Section 10.6.

“Elections” has the meaning set forth in Section 10.6.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Accruals” has the meaning set forth in Section 7.7(b).

“Estimated Working Capital Amount” has the meaning set forth in Section 2.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Fixed Annuity and Variable Annuity Products” means fixed annuity products, variable annuity and variable life insurance products.

“Fund Board Approval” has the meaning set forth in Section 6.3(e).

“Fund Filings” has the meaning set forth in Section 4.19(d).

“Fund Shareholder Approvals” has the meaning set forth in Section 6.3(e).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Approvals” has the meaning set forth in Section 4.4(a).

“Governmental Authority” has the meaning set forth in Section 4.3.

“HSR Act” has the meaning set forth in Section 4.4(a).

“Indemnified Entity” has the meaning set forth in Section 11.3(a).

“Indemnified Purchaser Entities” has the meaning set forth in Section 11.1(a).

“Indemnified Seller Entities” has the meaning set forth in Section 11.2(a).

“Indemnifying Party” has the meaning set forth in Section 11.3(a).

“Intellectual Property” means U.S. and foreign intellectual property, including patents and patent applications, inventions, discoveries, processes, algorithms, formulae, technology, know-how, designs, ideas, research and development, and related improvements; copyrights and copyrightable works (including software, code, applications, databases, website content, documentation and related items in any and all forms and media), and registrations and applications to register or renew the registration of any of the foregoing; Trademarks, service marks, trade names, corporate names, domain names, logos, trade dress, including all goodwill associated with the foregoing, and other source indicators, and registrations and applications to register or renew the registration of any of the foregoing (including all product names or other active or dormant Trademarks, whether currently or previously used in the Business); trade secrets and confidential or proprietary information.

“Intercompany Balances” has the meaning set forth in Section 4.21(a).

“Interim Period” has the meaning set forth in Section 10.1.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

“IRS” has the meaning set forth in Section 4.11(c).

“Knowledge of Seller” means the actual knowledge of any of the individuals identified in Section 1.1 of the Seller Disclosure Letter, or (except in the case of representations and warranties, other than the representations and warranties in Section 4.19, regarding the Sub-Advised Funds) the actual knowledge that would have been obtained by any of such individuals after due inquiry of those employees of Seller Parent or its Subsidiaries that such individuals would reasonably expect to have knowledge of the relevant subject matter.

“Leased Real Property” has the meaning set forth in Section 4.13(c).

“Lien” means any mortgage, pledge, lien, charge, security interest or other similar encumbrance or any adverse claim of any kind.

“Make-Whole At 95%” means, for any Make-Whole Year, the excess, if any, of (i) the product of (x) the lesser of 95% and the National Channel Shortfall Percentage, multiplied by (y) Benchmark Fee Revenue for such Make-Whole Year over (ii) the Selected Annual Fee Revenue for such Make-Whole Year.

“Make-Whole At 100%” means, for any Make-Whole Year, the excess, if any, of (i) the product of (x) the lesser of 100% and the National Channel Shortfall Percentage, multiplied by (y) Benchmark Fee Revenue for such Make-Whole Year over (ii) the Selected Annual Fee Revenue for such Make-Whole Year.

“Make-Whole Calculation” has the meaning set forth in Section 2.6(a).

“Make-Whole Payment” means, for any Make-Whole Year, the sum of (i) the Make-Whole At 95% plus (ii) 50% of the difference, if any, between (a) the Make-Whole At 100% and (b) the Make-Whole At 95%; provided that the Make-Whole Payment for any Make-Whole Year shall not exceed $30 million.

“Make-Whole Reconciliation Amount” means the following amount, if any: (i) if the Selected Asset Shortfall Amount equals or exceeds the sum of the Make-Whole Payments, zero; and (ii) in each other case, the excess, if any, of (x) the sum of the Make-Whole Payments paid by Seller to Purchaser pursuant to Section 2.6 over (y) the Selected Asset Shortfall Amount (but in no event more than the sum of the Make-Whole Payments).

“Make-Whole Years” means the 12 month periods ending on the first four anniversaries of the Closing.

“Material Adverse Effect” means (a) any effect on or change to any Subject Company that is or would reasonably be expected to be, either individually or in the aggregate, materially adverse to the business, operations or financial or other condition of the Subject Companies, taken as a whole, other than any such effect or change attributable to or resulting from (i) this Agreement or the transactions contemplated hereby (other than relating to or arising out of a breach of Section 4.3), (ii) any change in the capital markets or securities markets, (iii) any change in general economic conditions or interest rates, (iv) any change or condition affecting the industries in which the Subject Companies operate generally, or (v) any change in Applicable Law or GAAP or in the official interpretations thereof; provided, that the exceptions set forth in clauses (ii) through (v) shall only apply to the extent that such effect or change does not have or cause a disproportionate effect or change on the Subject Companies, taken as a whole, relative to comparable Persons in the investment management industry; and further provided that for purposes of the first sentence of Section 4.10 only, any decline in the Aggregate Closing Advisory Revenue Run-Rate compared to the Aggregate Base Advisory Revenue Run-Rate that results solely from the failure to obtain Client Consents with respect to Sponsored Funds, Sub-Advised Funds, Separate Account Clients or New Advisory Clients and/or withdrawals from assets under management by the Subject Companies for Sponsored Funds, Sub-Advised Funds, Separate Account Clients or New Advisory Clients following the Base Date, to the extent that such decline results in an adjustment to the Purchase Price pursuant to Section 2.5, shall not constitute a Material Adverse Effect (but any other factor that causes or contributes to such decline, including any factor that causes clients not to deliver Client Consents or to effect withdrawals, shall not be excluded by this proviso); or (b) any effect, change or circumstance that would reasonably be expected to prohibit or materially impair the ability of Seller Parent, Seller or any Affiliate of Seller, as applicable, to consummate the transactions contemplated hereby and by the Ancillary Agreements or perform their respective obligations hereunder and thereunder on a timely basis.

“Material Contract” means any written or oral Contract to which any of the Subject Companies is a party or by which any of them or any of their assets is bound which (i) is an Advisory Contract or is a Distribution Agreement pursuant to which any Subject Company has preferred provider status as of the date hereof, (ii) by its terms does not terminate or is otherwise not cancelable within 180 days without penalty, cost or liability and requires aggregate payments by the Subject Companies in excess of $100,000 per year for any such Contract, (iii) provides for future payments or the acceleration or vesting of payments in excess of $25,000 that are conditioned, in whole or in part, on a change in control of any of the Subject Companies, (iv) contains provisions restricting in any material respects the ability of such Subject Company to compete or engage in any business activity in any location, or that would so limit the freedom of Purchaser or any of its Affiliates or any of the Subject Companies after Closing; (v) directly relates to any material Intellectual Property that is owned or licensed by any Subject Company, (vi) contains provisions requiring future contingent or definitive “earnout” or similar payments to be made by a Subject Company in connection with acquisitions of assets or equity interests of a business or the hiring of any employees, which future payments could in the aggregate exceed $250,000 for any such Contract (or series of related Contracts), (vii) is a Distribution Agreement or an Administration Contract, (viii) relates to indebtedness for money borrowed by such Subject Company (or other financing arrangements having the economic effect of indebtedness, whether incurred, assumed, guaranteed or secured by any asset) in excess of $250,000 in the aggregate for any such Contract, (ix) is a lease or sublease of real property which requires aggregate payments by or to the Subject Companies in excess of $100,000 per year for any such lease or sublease, (x) is a Contract between any of the Subject Companies, on the one hand, and Seller Parent or any of its Affiliates (other than the Subject Companies), on the other hand, which provides for aggregate payments by or to the Subject Companies in excess of $100,000 per year for any such Contract, (xi) relates to any joint venture, partnership, limited liability company or other similar agreement or arrangements (including any agreement providing for joint research, development or marketing); (xii) relates to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any material real property (whether by merger, sale of stock, sale of assets or otherwise), including any option agreement; (xiii) relates to any interest rate, derivatives or hedging transaction; (xiv) is an agreement (including any “take-or-pay” or keepwell agreement) under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of any of the Subject Companies or (B) any of the Subject Companies has directly or indirectly guaranteed any liabilities or obligations of any other Person (in each case other than endorsements for the purpose of collection in the ordinary course of business); or (xv) is otherwise material to the business or operations of the Subject Companies, taken as a whole; provided, however, in no event shall the definition of Material Contract be deemed to include Benefit Plans; and, provided further, that a Material Contract shall also include any custody agreement, administration contract, transfer agent agreement, accounting services agreement, shareholder services agreement and similar agreement, by which a Sponsored Fund is bound or pursuant to which a Sponsored Funds receives services.

“NASD” has the meaning set forth in Section 4.18(e).

“National Channel Shortfall Percentage” means, as to any Make-Whole Year, the quotient (expressed as a percentage) of (i) Purchaser’s Retail Mutual Fund Annual Fee Revenue in such Make-Whole Year divided by (ii) Purchaser’s Retail Mutual Fund Benchmark Annual Fee Revenue.

“New Advisory Client” means any Advisory Client (including a Separate Account Client) for whom the Subject Companies first commenced providing investment advisory services following the Base Date and prior to the Closing; provided, that New Advisory Clients shall not include a registered investment company (or series thereof) or Seller, Seller Parent or any of their Affiliates.

“Owned Intellectual Property” has the meaning set forth in Section 4.16(a).

“Permits” has the meaning set forth in Section 4.9.

“Permitted Liens” means (i) Liens for Taxes, assessments or other governmental charges not yet due or which are being contested in good faith by appropriate proceedings, and, in each case, for which adequate reserves with respect thereto have been made in the Company Financial Statements in accordance with GAAP, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairman’s or other similar Liens that are not material to the Subject Companies in the aggregate, (iii) easements, rights of way, building, zoning and other similar encumbrances or title defects that are not material to the Subject Companies in the aggregate, and (iv) Liens on assets of any of the Subject Companies incurred in the ordinary course of business which do not materially impair business operations or the use of such properties in the ordinary course of business and that are not material to the Subject Companies in the aggregate.

“Person” means any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust, unincorporated organization or other business entity.

“Pre-Closing Period” has the meaning set forth in Section 10.1.

“Privacy Policies” has the meaning set forth in Section 4.18(n).

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser” has the meaning set forth in the introductory paragraph hereof.

“Purchaser Disclosure Letter” means the disclosure letter delivered by Purchaser to Seller at the time of execution hereof.

“Purchaser Fund Board Approval” has the meaning set forth in Section 6.3(e).

“Purchaser Material Adverse Effect” has the meaning set forth in Section 5.4(a).

“Purchaser Parent” has the meaning set forth in the introductory paragraph hereof.

“Purchaser’s Affiliated Group” means any corporation, or group of corporations, which files a Tax Return together with Purchaser Parent on a consolidated, combined or unitary basis.

“Purchaser’s Retail Mutual Fund Annual Fee Revenue” means, for each Make-Whole Year after Closing, the aggregate advisory or sub-advisory fee revenue that would have been earned in respect of the funds included in Purchaser’s Retail Mutual Fund Business based on the daily average Purchaser’s Retail Mutual Fund AUM during such Make-Whole Year if the relevant Schedule 2.6 Fee Rate for each such fund applied. For purposes of the determination of “Purchaser’s Retail Mutual Fund Annual Fee Revenue,” in the case of each Sponsored Fund that is merged into a fund sponsored by Purchaser or any of its Affiliates that exists as of the date hereof, the applicable fee rate shall be the weighted average fee rates of such Sponsored Fund and such fund sponsored by Purchaser or any of its Affiliates, with such weighting calculated based on assets under management as of the Base Date as reflected in Schedule 3.

“Purchaser’s Retail Mutual Fund AUM” means, as of any date of determination, the dollar amount of assets under management by Purchaser’s Retail Mutual Fund Business (and, for dates prior to Closing, the Subject Companies), as of the Base Date, as adjusted to reflect net asset flows (i.e., sales, redemptions, purchases, contributions, deposits, withdrawals, exchanges, surrenders, dividend payments, interest payments, reinvestments of dividends and reinvestments of interest) with respect to such assets under management following the Base Date through and including the date of determination, but excluding Selected AUM. (For the avoidance of doubt, the calculation of Purchaser’s Retail Mutual Fund AUM pursuant to the immediately preceding sentence is intended to exclude any increase or decrease in assets under management resulting from market appreciation or depreciation from and after the Base Date.)

“Purchaser’s Retail Mutual Fund Benchmark Annual Fee Revenue” means the amount set forth on Schedule 3.

“Purchaser’s Retail Mutual Fund Business” means the operations of Purchaser and its Affiliates (including, after Closing, the Subject Companies) distributing, and acting as an advisor or sub-advisor to, Retail Mutual Funds sold through broker-dealers in the United States; provided, however, that Purchaser’s Retail Mutual Fund Business shall exclude the mutual fund business of Purchaser and its Affiliates related to (a) 401(k) Plans sponsored by third parties for which Purchaser or its Affiliates provide recordkeeping, trust, custodial, investment advisory, or other services, (b) participant asset rollovers from such 401(k) Plans into other products manufactured, distributed, or serviced by Purchaser and its Affiliates, and (c) Purchaser’s or its Affiliates’ mutual funds sold by Purchaser’s or its Affiliates’ career insurance agents. For the avoidance of doubt, the Purchaser’s Retail Mutual Fund Business as of the Base Date consisted of the assets under management described in Schedule 4.

“Registered Fund Clients” has the meaning set forth in Section 4.19(a).

“Registered Separate Account” has the meaning set forth in Section 4.19(f).

“Retail Mutual Fund” means any corporation, trust or other juridical entity (i) organized under the laws of the United States or any state thereof, (ii) which is registered as an investment company under Section 8 of the Investment Company Act (and which has not elected to be treated as a business development company pursuant to Section 54 of the Investment Company Act), and (iii) which has registered, or proposes to register, its securities under the Securities Act for public offering and sale.

“Schedule 2.6 Fee Rate” means, in respect of any Sponsored Fund, Sub-Advised Fund, Separate Account Client or New Advisory Client (as applicable), or the Purchaser’s Retail Mutual Fund AUM, as the case may be, the fee rate set forth on Schedule 2.6, which schedule sets forth the relevant fee rates as of April 30, 2006.

“Seattle Sublease” means the Sublease Agreement, dated as of July 1, 1999, between Washington Mutual Bank, a Washington state chartered stock savings bank, and the Company, as amended by the First Amendment to Sublease Agreement, made effective as of July 1, 2004, between Washington Mutual Bank, a federal association, successor by way of merger to Washington Mutual Bank, a Washington state chartered stock savings bank, and the Company.

“SEC” means the United States Securities and Exchange Commission.

“Section 338 Allocation” has the meaning set forth in Section 10.6.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Selected Annual Fee Revenue” means, for each Make-Whole Year after Closing, the advisory or sub-advisory fee revenue that would have been earned in respect of the daily average Selected AUM during such Make-Whole Year if the relevant Schedule 2.6 Fee Rate (or, in the case of Selected AUM managed for a Special Client, such lower rate as applied from time to time during such Make-Whole Year) applied. For illustrative purposes only, the Selected Annual Fee Revenue as of the Base Date is calculated on Schedule 2.

“Selected Asset Shortfall Amount” means the sum of (i) the Selected Asset Shortfall At 95% plus (ii) 50% of the difference, if any, between (a) the Selected Asset Shortfall At 100% and (b) the Selected Asset Shortfall At 95%.

“Selected Asset Shortfall At 95%” means the excess, if any, of (a) the product of (i) 3.8 and (ii) the Benchmark Fee Revenue, over (b) the sum of the Selected Annual Fee Revenues for each Make-Whole Year.

“Selected Asset Shortfall At 100%” means the excess, if any, of (a) the product of (i) 4.0 and (ii) the Benchmark Fee Revenue, over (b) the sum of the Selected Annual Fee Revenues for each Make-Whole Year.

“Selected AUM” means, as of any date of determination, without duplication, the dollar amount of assets under management by the Subject Companies and by Purchaser and its Affiliates (including, after the Closing, the Subject Companies) in the United States (i) through the Bank Channel and (ii) for Seller, Seller Parent or any of their Affiliates (other than the Subject Companies) other than in respect of any 401(k) Plan of such Person, in each case as of the Base Date, as adjusted to reflect net asset flows (i.e., sales, redemptions, purchases, contributions, deposits, withdrawals, exchanges, surrenders, dividend payments, interest payments, reinvestments of dividends and reinvestments of interest) with respect to such assets under management following the Base Date, through and including the date of determination. (For the avoidance of doubt, the calculation of Selected AUM pursuant to the immediately preceding sentence is intended to exclude any increase or decrease in assets under management resulting from market appreciation or depreciation from and after the Base Date.) For illustrative purposes only, the Selected AUM as of the Base Date is set forth on Schedule 2. Notwithstanding anything herein to the contrary, assets advised or subadvised by the Subject Companies as of the date hereof that are related to any Fixed Annuity and Variable Annuity Products and that are not described in Schedule Y of the Seller Disclosure Letter, together with, for the avoidance of doubt, assets advised or subadvised by the Subject Companies or, after the Closing, Purchaser and its Affiliates that are related to any Fixed Annuity and Variable Annuity Products that are first introduced for distribution in the Bank Channel after the date hereof, shall be deemed to be assets under management through the Bank Channel for purposes of the definition of “Selected AUM”.

“Seller” has the meaning set forth in the introductory paragraph hereof.

“Seller Disclosure Letter” means the disclosure letter delivered by Seller to Purchaser at the time of execution hereof.

“Seller Parent” has the meaning set forth in the introductory paragraph hereof.

“Seller Parent’s Group” means any corporation, or group of corporations, which files a Tax Return together with Seller Parent on a consolidated, combined or unitary basis.

“Seller Permitted Activities” means engaging in the business of distributing and servicing Retail Mutual Funds of third parties at bank branches through WM Financial Services, Inc. and any other controlled Affiliate of Seller Parent.

“Seller Restricted Activities” means engaging in the Territory in the business of (a) acting as investment adviser or subadviser to or otherwise sponsoring or managing a Retail Mutual Fund, or (b) performing fund administration and related activities in respect of the activities covered by the preceding clause (a).

“Seller Restricted Period” means the period beginning on the Closing Date and ending on the fifth anniversary of Closing, provided that the Seller Restricted Period shall in no event exceed the maximum time period allowed by Applicable Law.

“Seller Severance Plan” has the meaning set forth in Section 7.2.

“Separate Account Clients” has the meaning set forth in Section 4.19(a).

“Separate Account Consent” has the meaning set forth in Section 6.3(f).

“Special Client” means any of the entities set forth on Schedule Z of the Seller Disclosure Letter.

“Sponsored Fund Shareholder Approval” has the meaning set forth in Section 6.3(e).

“Sponsored Funds” has the meaning set forth in Section 4.19(a).

“SRO” has the meaning set forth in Section 4.18(n).

“Stock” has the meaning set forth in the preamble to this Agreement.

“Sub-Advised Fund Shareholder Approval” has the meaning set forth in Section 6.3(e).

“Sub-Advised Funds” has the meaning set forth in Section 4.19(a).

“Subject Companies” means, collectively, the Company and its Subsidiaries.

“Subsidiary” means, with respect to any entity, a corporation or other entity of which the outstanding shares of stock or other equity interests having ordinary voting power to elect a majority of the board of directors (or comparable body) of such corporation or other entity are owned, directly or indirectly, through one or more intermediaries, by such entity. Ownership through fiduciary, trust, custodial or similar arrangements for the account of customers shall not constitute ownership of stock or other equity interests for purposes of this definition.

“Tangible Net Worth” means the total tangible assets of the Company consolidated with its Subsidiaries minus the total liabilities of the Company consolidated with its Subsidiaries (in each case as determined in accordance with GAAP, applied on a basis consistent with the Company Financial Statements, and Schedule 2.4(a)).

“Target Working Capital Amount” means $11,575,000.

“Tax-Exempt Municipal Bond Fund” has the meaning set forth in Section 4.19(f).

“Tax Returns” means all returns, declarations, reports, estimates, information returns (including IRS Forms 1098, 1099, 1042 and 1042-S), statements and other documents (including any related or supporting information) required to be filed in respect of Taxes, including any information returns, claims for refunds of Taxes, and any amendments or supplements to any of the foregoing, and “Tax Return” means any of the foregoing Tax Returns.

“Taxes” means any and all federal, state, county, provincial, local, foreign and other taxes, charges, fees, levies or other assessments, including without limitation all net income, alternative or add-on minimum, gross income, gross receipts, premium, estimated, sales, use, ad valorem, value-added, environmental, windfall, capital stock, property, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, customs, duties and guaranty fund assessments, together with any interest, additions to tax or interest, and penalties with respect thereto imposed by any taxing authority.

“Territory” means the United States of America.

“Third Party” has the meaning set forth in Section 11.3(a).

“Third Party Adviser” has the meaning set forth in Section 4.19(w).

“Third Party Claim” has the meaning set forth in Section 11.3(b).

“Third Party Consents” has the meaning set forth in Section 4.4(b).

“Trademarks” has the meaning set forth in Section 6.6(a).

“Transaction Bonus Plan” has the meaning set forth in Section 7.3.

“Transition Services Agreement” means the Transition Services Agreement substantially in the form attached hereto as Exhibit B, with such additions and modifications to the exhibits and schedules thereto as Purchaser and Seller shall agree to, as contemplated by the second sentence of Section 6.12.

“Vacation Policy” has the meaning set forth in Section 7.5.

“Variable Insurance Products Fund” has the meaning set forth in Section 4.19(f).

“Variable Pay Plan” has the meaning set forth in Section 7.7(b).

“Variable Pay Plan Amount” has the meaning set forth in Section 7.7(b).

“Variable Pay Plan Participant” has the meaning set forth in Section 7.7(b).

“Working Capital Amount” means the current assets of the Company consolidated with its Subsidiaries minus the current liabilities of the Company consolidated with its Subsidiaries (in each case as determined in accordance with GAAP, applied on a basis consistent with the Company Financial Statements, and Schedule 2.4(a), and including only the line items used in the example calculation of the Working Capital Amount set forth in Schedule 2.4(b) hereto).

“Working Capital Deficiency Amount” has the meaning set forth in Section 2.4(c).

“Working Capital Surplus Amount” has the meaning set forth in Section 2.4(c).

Article II
PURCHASE AND DELIVERY OF STOCK

2.1           Delivery of Stock. On the terms and subject to the conditions set forth in this Agreement, Seller shall, at the Closing on the Closing Date, transfer, assign and deliver to Purchaser or its designee certificates evidencing the Stock, free and clear of Liens other than Liens created by Purchaser or its Affiliates. Such certificates evidencing the Stock shall be duly endorsed in blank, or be accompanied by stock transfer powers duly executed in blank, with all necessary stock transfer tax stamps affixed thereto and cancelled.

2.2           Closing; Payment of Purchase Price. On the terms and subject to the conditions set forth in this Agreement and against delivery of the certificates evidencing the Stock as provided in Section 2.1, Purchaser shall pay, at the Closing on the Closing Date, by wire transfer of immediately available funds to such account or accounts as Seller shall designate in writing to Purchaser not less than one Business Day prior to the Closing Date $740,000,000 (the “Base Purchase Price”), subject to adjustment as provided in Sections 2.3 through 2.7 (as so adjusted, the “Purchase Price”).

2.3           Estimated Working Capital Amount. (a) Seller shall use its reasonable best efforts to cause a full balance sheet closing to take place on the Closing Date as if it were the last day of a fiscal period for the Company and its Subsidiaries. Not later than five (5) Business Days prior to the Closing Date, Seller shall deliver to Purchaser a written statement containing an estimated consolidated balance sheet of the Company and its Subsidiaries and an estimated calculation of the Working Capital Amount, in each case as of the close of business on the Closing Date (the “Estimated Working Capital Amount”). The Estimated Working Capital Amount shall be calculated in accordance with GAAP, applied on a basis consistent with the Company Financial Statements, and Schedule 2.4(a).

(b)           If the Estimated Working Capital Amount is less than the Target Working Capital Amount, the Purchase Price paid by Purchaser at the Closing shall be decreased by the excess of the Target Working Capital Amount over the Estimated Working Capital Amount. If the Estimated Working Capital Amount is greater than the Target Working Capital Amount, the Purchase Price paid by Purchaser at the Closing shall be increased by the excess of the Estimated Working Capital Amount over the Target Working Capital Amount.

2.4           Post-Closing Working Capital Purchase Price Adjustment. The Purchase Price shall be subject to adjustment after the Closing as specified in this Section 2.4.

(a)           Closing Date Balance Sheet. As promptly as practicable, but in any event within 60 days following the Closing, Purchaser shall deliver to Seller a consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date (the “Closing Date Balance Sheet”). The Closing Date Balance Sheet shall be prepared in accordance with GAAP, applied on a basis consistent with the Company Financial Statements, and Schedule 2.4(a), and shall be accompanied by a written statement setting forth a calculation of the Working Capital Amount and the Tangible Net Worth as of the close of business on the Closing Date, based on the Closing Date Balance Sheet. Seller and Seller Parent shall assist and cooperate with Purchaser in all commercially reasonable respects in the preparation of the Closing Date Balance Sheet and the calculation of the Working Capital Amount and the Tangible Net Worth, including by providing Purchaser with reasonable access to any relevant personnel, books and records related to the Company and its Subsidiaries that are in Seller’s or Seller Parent’s possession.

(b)           Disputes. (i) Seller and its accountants shall be provided with reasonable access to the work papers of Purchaser and its accountants and to the books and records of the Company and its Subsidiaries in connection with its review of the Closing Date Balance Sheet and the calculation of the Working Capital Amount and the Tangible Net Worth; provided, however, that the auditors and outside accountants of Purchaser and the Subject Companies shall not be obligated to make work papers available to Seller or its accountants unless Seller and its accountants have signed a customary agreement relating to access to such work papers in form and substance reasonably acceptable to such accountants, as applicable.

(ii)           Seller may dispute amounts on the Closing Date Balance Sheet and/or the calculation of the Working Capital Amount and the Tangible Net Worth, by notifying Purchaser in writing within 30 days of Seller’s receipt of the Closing Date Balance Sheet and calculation of the Working Capital Amount and the Tangible Net Worth from Purchaser that Seller believes the Closing Date Balance Sheet or the calculation of the Working Capital Amount and the Tangible Net Worth contains mathematical errors or was not prepared in accordance with Section 2.4(a) and setting forth, in reasonable detail, the basis for such dispute. Seller shall not challenge the Closing Date Balance Sheet or calculation of the Working Capital Amount and the Tangible Net Worth on any other basis. In the event of such a dispute, Seller and Purchaser shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts or calculations shall be final, binding and conclusive on the parties hereto. If Seller and Purchaser are unable to reach a resolution with such effect within 30 days after the receipt by Purchaser of Seller’s written notice of dispute, Seller and Purchaser shall submit the items remaining in dispute for resolution to KPMG LLP (or, if such firm shall decline or is unable to act or is not, at the time of such submission, independent of Seller and Purchaser, to another independent accounting firm of international reputation mutually acceptable to Seller and Purchaser) (either KPMG LLP or such other accounting firm being referred to herein as the “Accounting Firm”), which shall, within 45 days after such submission, determine and report to Seller and Purchaser upon such remaining disputed items or calculations, and such report shall be final, binding and conclusive on Seller and Purchaser; provided that in no event shall the Accounting Firm’s determination of such remaining disputed items or calculations be for an amount that is outside the range of the Purchaser’s and Seller’s disagreement. Purchaser and Seller shall make reasonably available to the Accounting Firm all relevant books and records, any work papers (including those of the parties’ respective accountants, to the extent applicable) and supporting documentation relating to the Closing Date Balance Sheet, the calculation of the Working Capital Amount and the Tangible Net Worth and any other items reasonably requested by the Accounting Firm; provided, however, that the accountants of Seller, Seller Parent, Purchaser and the Subject Companies shall not be obligated to make work papers available to the Accounting Firm unless the Accounting Firm has signed a customary agreement relating to access to such work papers in form and substance reasonably acceptable to such accountants. The fees and disbursements of the Accounting Firm shall be borne by Seller and Purchaser in proportion to the relative differences between their respective calculations of the remaining disputed items or calculations and the aggregate amount of such remaining disputed items or calculations as determined by the Accounting Firm.

(c)           Purchase Price Adjustment. The Closing Date Balance Sheet and calculation of the Working Capital Amount and the Tangible Net Worth shall be deemed final for the purposes of this Section 2.4 upon the earliest of (i) the failure of Seller to notify Purchaser of a dispute within 30 days of Seller’s receipt of the Closing Date Balance Sheet from Purchaser, (ii) the resolution of all disputes, pursuant to Section 2.4(b), by Seller and Purchaser or (iii) the resolution of all disputes, pursuant to Section 2.4(b), by the Accounting Firm. Within three Business Days of the Closing Date Balance Sheet and calculation of the Working Capital Amount and the Tangible Net Worth being deemed final, a Purchase Price adjustment shall be paid as follows:

(I)            If the Working Capital Amount calculated based on the Closing Date Balance Sheet is less than the Estimated Working Capital Amount, Seller shall pay to Purchaser, in immediately available funds, an amount equal to the excess of the Estimated Working Capital Amount over the Working Capital Amount based on the Closing Date Balance Sheet (any such excess, the “Working Capital Deficiency Amount”). Seller shall pay the Working Capital Deficiency Amount, if applicable, to Purchaser in cash by wire transfer of immediately available federal funds to such bank account(s) as shall be designated in writing by Purchaser to Seller within one (1) Business Day of the Closing Date Balance Sheet and calculation of the Working Capital Amount being deemed final.

(II)           If the Working Capital Amount calculated based on the Closing Date Balance Sheet is greater than the Estimated Working Capital Amount, Purchaser shall pay to Seller, in immediately available funds, an amount equal to the excess of the Working Capital Amount based on the Closing Date Balance Sheet over the Estimated Working Capital Amount (any such excess, the “Working Capital Surplus Amount”). Purchaser shall pay the Working Capital Surplus Amount, if applicable, to Seller in cash by wire transfer of immediately available federal funds to such bank account(s) as shall be designated in writing by Seller to Purchaser within one (1) Business Day of the Closing Date Balance Sheet and calculation of the Working Capital Amount being deemed final.

(III)         If the sum of (i) the Tangible Net Worth on the Closing Date Balance Sheet, plus (ii) any Purchase Price adjustment in favor of Purchaser pursuant to Sections 2.3(b) or 2.4(c)(I), minus (iii) any Purchase Price adjustment in favor of the Seller pursuant to Sections 2.3(b) or 2.4(c)(II) (such sum, the “Adjusted TNW Amount”), is less than $11,575,000, Seller shall pay to Purchaser, in immediately available funds, an amount equal to $11,575,000 less the Adjusted TNW Amount. Seller shall pay such amount, if applicable, to Purchaser in cash by wire transfer of immediately available federal funds to such bank account(s) as shall be designated in writing by Purchaser to Seller within one (1) Business Day of the Closing Date Balance Sheet and calculation of the Tangible Net Worth being deemed final.

(d)           Interest on Payments. Any payments required to be made by Seller or Purchaser pursuant to Section 2.4(c) shall be accompanied by cash interest thereon calculated from the Closing through the date of payment at the prime lending rate prevailing during such period as published in The Wall Street Journal.

(e)           The provisions in Section 2.4(b) relating to resolutions of disputes by an Accounting Firm are not intended to and shall not be interpreted to require that the parties refer to such a firm (i) any dispute arising out of a breach by one of the parties of its obligations under this Agreement or (ii) any dispute the resolution of which requires the construction or interpretation of this Agreement (apart from the mathematical calculation of the Working Capital Amount and the accounting treatment of current assets and current liabilities insofar as such treatment affects the Closing Date Balance Sheet and the calculation of the Working Capital Amount).

2.5           Purchase Price Adjustment Based on Changes in Advisory Revenue Run-Rate. The Purchase Price shall be subject to adjustment at the Closing as specified in this Section 2.5.

(a)           Purchase Price Adjustment. If the Aggregate Closing Advisory Revenue Run-Rate is less than the Aggregate Base Advisory Revenue Run-Rate, the Purchase Price shall be reduced to the amount that is equal to the product of the Base Purchase Price and a fraction, the numerator of which is the Aggregate Closing Advisory Revenue Run-Rate and the denominator of which is the Aggregate Base Advisory Revenue Run-Rate; provided, however, that if the fraction referred to in the preceding clause is less than eight tenths (0.8), then eight tenths (0.8) shall be used in lieu of such fraction.

(b)           Delivery of Statements. At least 20 and no more than 30 days before the Closing Date, Seller shall prepare in good faith and deliver to Purchaser:

(i)                                     an estimate of the Aggregate Closing Advisory Revenue Run-Rate, together with supporting calculations in reasonable detail; and
(ii)                                  an estimate of the reduction in the Base Purchase Price, if any, pursuant to this Section 2.5.

Seller and Seller Parent shall give, and shall cause the Subject Companies and their respective advisers, counsel and accountants to give, Purchaser and its advisers, counsel and accountants full access to the Subject Companies’ books, records and personnel needed to enable Purchaser to participate meaningfully in determining the estimate of the Aggregate Closing Advisory Revenue Run-Rate and the estimate of the Base Purchase Price reduction, if any; provided, however, that the auditors and outside accountants of Seller, Seller Parent and the Subject Companies shall not be obligated to make accounting work papers available to Purchaser or its advisers, counsel and outside accountants unless Purchaser has signed a customary agreement relating to access to such accounting work papers in form and substance reasonably acceptable to Seller’s, Seller Parent’s and the Subject Companies’ respective accountants, as applicable.

(c)           Delivery of Statements. Promptly following the close of business on the Business Day immediately preceding the Closing Date, Seller shall prepare in good faith and deliver to Purchaser:

(i)                                     a statement showing the Aggregate Closing Advisory Revenue Run-Rate, together with supporting calculations in reasonable detail; and
(ii)                                  a statement of the reduction in the Base Purchase Price, if any, pursuant to this Section 2.5.

Seller and Seller Parent shall give, and shall cause the Subject Companies and their respective advisers, counsel and accountants to give, Purchaser and its advisers, counsel and accountants full access to the Subject Companies’ books, records and personnel needed to enable Purchaser to review such statements; provided, however, that the auditors and outside accountants of Seller, Seller Parent or the Subject Companies shall not be obligated to make work papers available to Purchaser or its advisers, counsel and outside accountants unless Purchaser has signed a customary agreement relating to access to such accounting work papers in form and substance reasonably acceptable to Seller, Seller Parent, or the Subject Companies, as applicable, and their respective accountants, as applicable.

(d)           Disputes. If Purchaser disputes the statements delivered by Seller pursuant to Section 2.5(c), the Closing shall proceed based on the statements delivered by Seller and such dispute thereafter shall be resolved as follows. Seller and Purchaser shall first attempt to reconcile their differences, and any resolution by them as to any disputed amounts or calculations shall be final, binding and conclusive on the parties hereto. If Seller and Purchaser are unable to reach a resolution with such effect within 10 Business Days, Seller and Purchaser shall submit the items remaining in dispute for resolution to the Accounting Firm, which shall, within 15 Business Days after such submission, determine and report to Seller and Purchaser upon such remaining disputed items or calculations, and such report shall be final, binding and conclusive on Seller and Purchaser; provided that in no event shall the Accounting Firm’s determination of such remaining disputed items or calculations be for an amount that is outside the range of the Purchaser’s and Seller’s disagreement. Purchaser and Seller shall make reasonably available to the Accounting Firm all relevant books and records, any work papers (including those of the parties’ respective accountants, to the extent applicable) and supporting documentation relating to the determination of the Aggregate Closing Advisory Revenue Run-Rate and the reduction in the Purchase Price, if any; provided, however, that the parties’ outside accountants shall not be obligated to make work papers available to the Accounting Firm unless the Accounting Firm has signed a customary agreement relating to access to such work papers in form and substance reasonably acceptable to such accountants. The fees and disbursements of the Accounting Firm shall be borne by Purchaser and Seller in proportion to the relative differences between their respective calculations of the remaining disputed items or calculations and the aggregate amount of such remaining disputed items or calculations as determined by the Accounting Firm.

(e)           Purchase Price Adjustment. The reduction in the Purchase Price, if any, shall be deemed final for purposes of this Section 2.5 upon the earliest of (i) the failure of Purchaser to notify Seller of a dispute within 45 days following the Closing Date, (ii) the resolution of all disputes, pursuant to Section 2.5(d), by Seller and Purchaser or (iii) the resolution of all disputes, pursuant to Section 2.5(d), by the Accounting Firm. Any amount that is disputed by Purchaser but paid to Seller at Closing and thereafter resolved in favor of Purchaser shall be promptly paid by Seller to Purchaser. Any payments required to be made by Seller pursuant to Section 2.5 shall be accompanied by cash interest thereon calculated from the Closing through the date of payment at the prime lending rate prevailing during such period as published in The Wall Street Journal. The provisions in this Section 2.5 relating to resolutions of disputes by an Accounting Firm are not intended to and shall not be interpreted to require that the parties refer to such a firm (i) any dispute arising out of a breach by one of the parties of its obligations under this Agreement or (ii) any dispute the resolution of which requires the construction or interpretation of this Agreement (apart from the mathematical calculation of the reduction in the Purchase Price pursuant to this Section 2.5).

2.6           Make-Whole Purchase Price Adjustment. The Purchase Price shall be subject to further adjustment after the Closing as specified in this Section 2.6.

(a)           Make-Whole Calculation. As promptly as practicable, but in any event within 60 days following the end of each of the Make-Whole Years, Purchaser shall deliver to Seller a calculation (the “Make-Whole Calculation”), with reasonable supporting documentation, of the following items for such period: Selected AUM; Selected Annual Fee Revenue; Purchaser’s Retail Mutual Fund AUM; Purchaser’s Retail Mutual Fund Annual Fee Revenue; and the Make-Whole Payment, if any. In addition, Purchaser shall deliver to Seller a preliminary, quarterly calculation of such amounts within 45 days after the end of each of the first three quarterly periods during each of the Make-Whole Years; provided, that such quarterly calculations shall be for information purposes only. The Selected AUM and the Purchaser’s Retail Mutual Fund AUM shall be derived from the books and records of Purchaser and its Subsidiaries for the relevant periods of determination. Seller and Seller Parent shall assist and cooperate with Purchaser in all commercially reasonable respects in the calculation of such items, including by providing Purchaser with reasonable access to any relevant personnel, books and records in the possession of Seller, Seller Parent or any of their Affiliates.

(b)           Disputes. (i) Seller and its accountants shall be provided with reasonable access to the work papers of Purchaser and its accountants and to the books and records of the Purchaser and its Subsidiaries in connection with its review of the Make-Whole Calculation delivered by Purchaser pursuant to Section 2.6(a); provided, however, that Purchaser’s outside accountants shall not be obligated to make work papers available to Seller or its accountants unless Seller and its outside accountants have signed a customary agreement relating to access to such work papers in form and substance reasonably acceptable to Purchaser and Purchaser’s outside accountants.

(ii)           Seller may dispute any amounts on the Make-Whole Calculation by notifying Purchaser in writing of any such disputed amounts or calculations and setting forth, in reasonable detail, the basis for such dispute within 30 days of Seller’s receipt of the Make-Whole Calculation from Purchaser. In the event of such a dispute, Seller and Purchaser shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts or calculations shall be final, binding and conclusive on the parties hereto. If Seller and Purchaser are unable to reach a resolution with such effect within 30 days after the receipt by Purchaser of Seller’s written notice of dispute, Seller and Purchaser shall submit the items remaining in dispute for resolution to the Accounting Firm, which shall, within 45 days after such submission, determine and report to Seller and Purchaser upon such remaining disputed items or calculations, and such report shall be final, binding and conclusive on Seller and Purchaser; provided that in no event shall the Accounting Firm’s determination of such remaining disputed items or calculations be for an amount that is outside the range of the Purchaser’s and Seller’s disagreement. Purchaser and Seller shall make reasonably available to the Accounting Firm all relevant books and records, any work papers (including those of the parties’ respective accountants, to the extent applicable) and supporting documentation relating to the Make-Whole Calculation; provided, however, that the parties’ outside accountants shall not be obligated to make work papers available to the Accounting Firm unless the Accounting Firm has signed a customary agreement relating to access to such work papers in form and substance reasonably acceptable to such accountants. The fees and disbursements of the Accounting Firm shall be borne by Purchaser and Seller in proportion to the relative differences between their respective calculations of the remaining disputed items or calculations and the aggregate amount of such remaining disputed items or calculations as determined by the Accounting Firm.

(c)           Make-Whole Purchase Price Adjustment. The calculation of the amount of the Make-Whole Payment shall be deemed final for the purposes of this Section 2.6 upon the earliest of (i) the failure of Seller to notify Purchaser of a dispute within 30 days of Seller’s receipt of the Make-Whole Calculation for the applicable period from Purchaser, (ii) the resolution of all disputes, pursuant to Section 2.6(b), by Seller and Purchaser or (iii) the resolution of all disputes, pursuant to Section 2.6(b), by the Accounting Firm. Within three Business Days of any calculation of the amount of the Make-Whole Payment being deemed final, Seller shall pay to Purchaser an amount equal to the finally determined Make-Whole Payment in cash by wire transfer of immediately available federal funds to such bank account(s) as shall be designated in writing by Purchaser.

(d)           Make-Whole Reconciliation Amount. If any Make-Whole Payment is paid by Seller to Purchaser pursuant to Section 2.6(c) above in respect of any Make-Whole Year, then within 10 Business Days following the date on which the Make-Whole Payment for the Make-Whole Year ending on the fourth anniversary of Closing becomes final as provided in Section 2.6(c), Purchaser shall deliver to Seller a calculation of the Make-Whole Reconciliation

Amount. The calculation of the Make-Whole Reconciliation Amount shall use the final calculations for each Make-Whole Payment and related items as finally determined pursuant to Section 2.6(c) above. Within three Business Days of the delivery of the calculation of the Make-Whole Reconciliation Amount, Purchaser shall pay to Seller an amount equal to the finally determined Make-Whole Reconciliation Amount, if any, in cash by wire transfer of immediately available federal funds to such bank account(s) as shall be designated in writing by Seller.

2.7           Post-Closing True-Up. (a) If (i) (x) Fund Shareholder Approval was not obtained with respect to any Sponsored Fund or (solely to the extent that approval of the shareholders of a Sub-Advised Fund is required under Section 15 of the Investment Company Act, as determined by the sponsor of such Sub-Advised Fund) Sub-Advised Fund, or (y) any Separate Account Consent was not obtained prior to Closing, (ii) the Purchase Price was adjusted at Closing pursuant to Section 2.5 as a result of the failure to obtain such Fund Shareholder Approval or Separate Account Consent, as the case may be, and (iii) on or prior to the 120th day after the Closing Date any such Fund Shareholder Approval or Separate Account Consent is obtained and in full force and effect as of the 120th day after the Closing Date, then Purchaser shall pay to Seller, on the 130th day after the Closing Date, an amount equal to the excess, if any, of (I) the Purchase Price that would have been paid if the Aggregate Closing Advisory Revenue Run-Rate had been calculated as provided in Section 2.7(b) and assuming that such Fund Shareholder Approval or Separate Account Consent, as the case may be, had been obtained prior to Closing over (II) the Purchase Price that was paid at Closing, provided that in no event shall Purchaser be obligated to pay Seller, in respect of any Fund Shareholder Approval or Special Client Consent, an amount in excess of the lesser of (s) the reduction of the Purchase Price pursuant to Section 2.5 attributable to the relevant Sponsored Fund, Sub-Advised Fund or Special Account Client, as the case may be, and (t) the amount of the increase in the Purchase Price pursuant to this Section 2.7 that is attributable to the specific Sponsored Fund, Sub-Advised Fund or Special Account Client, as the case may be.

(b)           For purposes of calculating the Aggregate Closing Advisory Revenue Run-Rate in respect of the relevant Sponsored Funds, Sub-Advised Funds and Separate Account Clients to which this Section 2.7 applies: (A) references to the Closing and the Closing Date in the definitions of Aggregate Closing Advisory Revenue Run-Rate and Closing Adjusted Assets Under Management shall be deemed to be references to the Business Day immediately following the date that the relevant Fund Shareholder Approval or Separate Account Consent is obtained; and (B) references to the Closing in the definition of Adjusted Closing Fee Rate shall be deemed to be references to the Business Day immediately following the later of (u) the date that the relevant Fund Shareholder Approval or Separate Account Consent is obtained and (v) the date that any new Advisory Contract or merger, as the case may be, takes effect.

(c)           The procedures for resolving disputes between Seller and Purchaser set forth in Section 2.5(d) shall apply, mutatis mutandis, to any disputes arising under this Section 2.7.

Article III
CLOSING DATE

3.1           Closing Date. Unless this Agreement shall have theretofore been terminated and the transactions herein abandoned pursuant to Section 9.1, subject to the provisions of Article VIII, the closing (the “Closing”) of the purchase and sale of the Stock provided for in Article II shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, as of 4:01 p.m., New York City time, on the last Business Day of the first calendar month during which all conditions set forth in Sections 8.1, 8.2 and 8.3 (other than conditions relating to delivery of certificates at the Closing) are satisfied or waived at least two (2) Business Days prior to such calendar month-end, or at such other place and time and on such other date as the parties may agree in writing, in either such case provided that all conditions set forth in Sections 8.1, 8.2 and 8.3 remain satisfied or waived as of the Closing. The date on which the Closing occurs is herein called the “Closing Date”.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Letter, Seller and Seller Parent, jointly and severally, represent and warrant to Purchaser and Purchaser Parent, as of the date hereof and as of the Closing Date, that:

4.1           Organization, Power, etc. (a) Each of Seller and Seller Parent is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

(b)           Each of the Subject Companies has been duly incorporated or organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Where applicable, each of the Subject Companies is duly qualified or licensed as a foreign corporation or other entity to do business and is in good standing in each jurisdiction in which the nature of its business or properties makes such qualification or license necessary, and each of the Subject Companies has full power and authority necessary to own all of its properties and assets and to carry on its business as it is now being conducted, except where failure to be so qualified, licensed or in good standing or to have such power or authority (as applicable) would not reasonably be expected to have a Material Adverse Effect. True and complete copies of the certificate of incorporation and bylaws of the Company and each of its Subsidiaries, as in effect as of the date hereof, have heretofore been delivered or made available to Purchaser.

4.2           Authority Relative to Agreements. Each of Seller, Seller Parent and any Affiliate of Seller which is to be a party to an Ancillary Agreement, as applicable, has the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Seller, Seller Parent and any Affiliate of Seller which is to be a party to an Ancillary Agreement, as applicable, of this Agreement and the Ancillary Agreements, the performance of its obligations hereunder and thereunder and its consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. This Agreement has been, and the Ancillary Agreements upon their execution and delivery at Closing will have been, duly and validly executed and delivered by Seller, Seller Parent and any Affiliate of Seller which is to be a party to an Ancillary Agreement, as applicable, and, assuming the due authorization, execution and delivery by Purchaser or its Affiliates party thereto, constitute their legal and binding obligations, enforceable against them in accordance with their terms, except as may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles.

4.3           Non-Contravention. The execution and delivery of this Agreement by Seller and Seller Parent do not, and the execution and delivery of the Ancillary Agreements by Seller, Seller Parent and any Affiliate of Seller which is to be a party to an Ancillary Agreement, as applicable, will not, and their consummation of the transactions contemplated hereby and thereby, and their performance of the obligations which they are obligated to perform or cause to be performed hereunder and thereunder will not: (a) violate any provision of the certificate of incorporation or by-laws or other organizational documents of any of them or of any Subject Company or Sponsored Fund; or (b) assuming that all consents, authorizations, orders or approvals of, filings or registrations with, and notices to, any national, state or local government or political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator, and any self-regulatory organization (“Governmental Authority”) referred to in Section 4.4(a), all Third Party Consents referred to in Section 4.4(b) of the Seller Disclosure Letter, and all Client Consents of Advisory Clients contemplated by Section 6.3 have been obtained or, in the case of filings, registrations and notices, made, (i) conflict with or violate any law, regulation, rule, order, judgment or decree of any Governmental Authority (“Applicable Law”), (ii) except as set forth in Section 4.3 of the Seller Disclosure Letter, require the consent of or other action by any Person under, violate, result in the termination or acceleration of or of any right under, give rise to or modify any right or obligation under (whether or not in combination with any other event or circumstance), or conflict with, breach or constitute a default under (in each case with or without notice, the passage of time or both), any mortgage, indenture, lease, license, note, contract, agreement, commitment, Benefit Plan or other instrument or arrangement (each a “Contract”) to which any of them or any Subject Company or Sponsored Fund is a party or by which any of their respective properties or other assets is bound or (iii) result in the creation of any Lien on the Stock or any of the stock, assets or properties of any Subject Company or any Sponsored Fund, except, in the case of clauses (ii) and (iii), for any such violation, termination, acceleration, conflict, default or Lien as would not reasonably be expected to have a Material Adverse Effect.

4.4           Consents, etc. (a) Except for (i) the filing of notice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”), and the expiration or early termination of the applicable waiting period, and (ii) as described in Section 4.4(a) of the Seller Disclosure Letter, no consent, authorization, order or approval of, filing or registration with, or notice to, any Governmental Authority (collectively, “Governmental Approvals”) is required for the execution and delivery of this Agreement and the Ancillary Agreements by Seller, Seller Parent or any Affiliate of Seller, as applicable, the performance by them of their respective obligations hereunder and thereunder and their consummation of the transactions contemplated hereby and thereby, except in any such case for any such Governmental Approvals the failure of which to be obtained or, in the case of filings, registrations and notices, made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Except as described in Section 4.4(b) of the Seller Disclosure Letter or as contemplated by Section 6.3 hereof, no consent, authorization, approval or waiver from or notice to any party (other than a Governmental Authority) to any Contract (collectively, “Third Party Consents”) to which Seller, Seller Parent, any Affiliate of Seller or any Sponsored Fund is a party or by which any of their respective properties are bound is required for the execution and delivery of this Agreement and the Ancillary Agreements by Seller, Seller Parent or any Affiliate of Seller, as applicable, the performance by them of their respective obligations hereunder and thereunder and their consummation of the transactions contemplated hereby and thereby, except in any such case for any such Third Party Consent the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect.

4.5           Title to Stock. Upon the delivery and payment for the Stock as contemplated herein, Seller will transfer to Purchaser good and valid title to the Stock, free and clear of any Liens (other than Liens created or incurred by Purchaser or any of its Affiliates). The Stock has been duly authorized and validly issued and is fully paid and nonassessable.

4.6           Capital Stock of the Subject Companies. (a) The authorized capital stock of the Company consists of 10,000 shares of common stock, par value $0.25 per share, of which 3,974 shares are issued and outstanding and owned, beneficially and of record, by Seller, free and clear of any Liens. There are no outstanding obligations, warrants, options or other rights to subscribe for or purchase from the Company, Seller or Seller Parent, or any of their Affiliates, or other contracts or commitments providing for the issuance of or granting any Person the right to acquire, shares of any class of stock of the Company, or any securities or other instruments convertible into or exchangeable or exercisable for shares of any class of stock of the Company. There are no outstanding (i) voting trusts, proxies or other similar agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of or other voting or equity interests in the Company or any of its Subsidiaries or (ii) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of or other voting or equity interests in the Company or any of its Subsidiaries.

(b)           Section 4.6(b) of the Seller Disclosure Letter sets forth, as to each Subsidiary of the Company, its jurisdiction of organization. All of the outstanding shares of capital stock of each Subsidiary of the Company are validly issued, fully paid and non-assessable and are wholly-owned by the Company, free and clear of any Liens, except as otherwise set forth in Section 4.6(b) of the Seller Disclosure Letter. There are no outstanding obligations, warrants, options or other rights to subscribe for or purchase from any such Subsidiary, or other contracts or commitments providing for the issuance of or granting any Person the right to acquire, shares of any class of stock of any Subsidiary of the Company, or any securities or other instruments convertible into or exchangeable or exercisable for shares of any class of stock of any Subsidiary of the Company.

(c)           Except as set forth in Section 4.6(c) of the Seller Disclosure Letter, neither the Company nor any of its Subsidiaries owns any shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into capital stock of or other voting or equity interests in) any other Person.

4.7           Company Financial Statements; Accounting Controls. (a) The Company’s consolidated statements of financial condition and the related consolidated statements of operations and comprehensive income, retained earnings and cash flows (including, in each case, any related notes thereto and the reports of the Company’s independent auditors thereon) for fiscal periods commencing on or after January 1, 2003 set forth in Section 4.7 of the Seller Disclosure Letter (collectively, the “Company Financial Statements”) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be set forth in the notes thereto, and except for the absence of footnotes in financial statements for interim periods), and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated results of their operations and cash flows at and for the periods indicated (subject, in the case of financial statements for interim periods, to normal year-end adjustments which will not be material to the Company and its Subsidiaries, taken as a whole).

(b)           The Company and its Subsidiaries have devised and maintained systems of internal accounting controls with respect to the Business sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain proper accountability for items, (iii) access to their property and assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(c)           The Company Financial Statements accurately reflect in the aggregate all amounts charged to the Subject Companies for services provided by Seller, Seller Parent or any of their Affiliates (other than the Subject Companies) to the Subject Companies (including, without limitation, any migration of information technology systems to systems of the the Seller or Seller Parent or any of their Affiliates (other than the Subject Companies)), whether in connection with the operation of the Business or otherwise, including all amounts charged that relate to the individuals listed on Section 4.7(c)(i) of the Seller Disclosure Letter. Section 4.7(c)(ii) of the Seller Disclosure Letter contains an accurate list of all such services. Such amounts charged were not less than the actual costs incurred by Seller, Seller Parent and their Affiliates in providing such services.

(d)           The reports set forth in Section 4.7(d) of the Seller Disclosure Letter are accurate in all material respects and all of the data set forth therein have been derived from the books and records of the Subject Companies.

4.8           Litigation. Except as set forth in Section 4.8 of the Seller Disclosure Letter, there is no action, suit or proceeding pending or, to the Knowledge of Seller, threatened against any Subject Company or Registered Fund Client before any Governmental Authority or arbitrator that would reasonably be expected to be material to the Subject Companies, taken as a whole, or prohibit or materially impair the ability of Seller Parent or Seller to consummate the transactions contemplated hereby or perform their respective obligations hereunder on a timely basis. Except as set forth in Section 4.8 of the Seller Disclosure Letter, there are no settlement agreements or similar written agreements with any Governmental Authority and there are no outstanding judgments, decrees, injunctions or orders of any Governmental Authority to which any of the Subject Companies, any of the Sponsored Funds or, to the Knowledge of Seller, any of the Sub-Advised Funds is subject or by which any of their respective assets or properties is bound or affected that would reasonably be expected to have a Material Adverse Effect.

4.9           Compliance with Laws; Permits and Licenses. The operations of each of the Subject Companies are being and, since January 1, 2003, have been, conducted in compliance with all Applicable Laws, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect, and, to the Knowledge of Seller, none of the Subject Companies has been charged or is or has been since January 1, 2003 under investigation with respect to any material violations of any Applicable Laws. Each of the Subject Companies holds all permits, certificates, licenses, approvals, orders and other authorizations (“Permits”) of each Governmental Authority which are necessary for the operation of the Business, except where the failure to hold any such Permit would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 4.9 of the Seller Disclosure Letter, (i) the material Permits are valid and in full force and effect, (ii) neither the Company nor any of its Subsidiaries is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the material Permits and (iii) none of the material Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby. Except as set forth in Section 4.9 of the Seller Disclosure Letter, since January 1, 2004, none of the Subject Companies has received any written or, to the Knowledge of Seller, oral notification from any Governmental Authority asserting that any Person is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces or that such Governmental Authority intends to revoke or suspend any Permit, except where such noncompliance, revocation or suspension would not reasonably be expected to have a Material Adverse Effect.

4.10         Absence of Certain Changes; No Undisclosed Liabilities. (a) Since December 31, 2005, there has been no change, event or development affecting the Subject Companies which has had or would reasonably be expected to have a Material Adverse Effect. Since December 31, 2005, no event or circumstance has occurred or arisen that, if it occurred or arose between the date hereof and Closing, would constitute a breach of Section 6.1.

(b)           Except as contemplated by this Agreement or as set forth in Section 4.10(b) of the Seller Disclosure Letter, and except to the extent of (i) liabilities disclosed or reserved for in the Company Financial Statements and (ii) liabilities incurred by the Subject Companies after December 31, 2005 in the ordinary course of business consistent with past practice that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Subject Companies do not have any liabilities or obligations (known, unknown, accrued, absolute, contingent or otherwise).

4.11         Personnel and Employee Benefits Matters. (a) Section 4.11(a) of the Seller Disclosure Letter sets forth a complete and correct list of all employees of and consultants to any of the Subject Companies (identified separately as employees or consultants, as appropriate, and indicating each employee who is on an approved leave of absence) as of the Business Day before the date hereof. As of the date of this Agreement, no officer of any of the Subject Companies has provided any of the Subject Companies with notice of termination of employment or, to the Knowledge of Seller, intends to terminate employment with any of the Subject Companies. Each employee of the Subject Companies has been properly classified as “exempt” or “non-exempt” for all purposes under Applicable Law (including, but not limited to, the Fair Labor Standards Act).

(b)           Section 4.11(b) of the Seller Disclosure Letter sets forth a list of each (i) “employee benefit plan” (within the meaning of Section 3(3) of ERISA), (ii) severance, deferred compensation, change in control and employment plan, program or agreement and (iii) vacation, incentive, bonus, stock option, stock purchase, deferred compensation and restricted stock plan, program or policy sponsored, maintained or contributed to by any of the Subject Companies, Seller Parent, Seller or any of their Affiliates, in which present or former employees of the Subject Companies participate or are eligible to participate (collectively, “Benefit Plans”).

(c)           With respect to each Benefit Plan, to the extent applicable to any such Benefit Plan, Seller has provided or made available to Purchaser (i) true and complete copies of all written Benefit Plans; (ii) written descriptions of all unwritten Benefit Plans; (iii) any and all trust agreements; insurance contracts or other funding arrangements; (iv) the most recent IRS determination letter; (v) the current summary plan description; (vi) all material communications received from or sent to the Internal Revenue Service (“IRS”), the Pension Benefit Guaranty Corporation or the Department of Labor (including a written description of any oral communication); and (vii) any and all amendments and modifications to any such document.

(d)           The Benefit Plans are in compliance with all applicable requirements of ERISA, the Code, and other Applicable Laws and have been administered in accordance with their terms and such laws, in each case in all material respects. Each Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code has received a favorable determination letter as to its qualification, and nothing has occurred that would reasonably be expected to adversely affect such qualification.

(e)           Except for ordinary and usual claims for benefits by participants and beneficiaries, there are no pending or, to the Knowledge of Seller, threatened claims and no pending or, to the Knowledge of Seller, threatened litigation with respect to any Benefit Plan.

(f)            Except as expressly provided in this Agreement or as set forth in Section 4.11(f) of the Seller Disclosure Letter, none of the Seller, the Seller Parent or any of the Subject Companies has any commitment, intention or understanding to create, modify or terminate any Benefit Plan prior to the Closing Date. All contributions required to be made to or in respect of each Benefit Plan have been made on a timely basis and in accordance with the terms of such plan or Applicable Law, and all liabilities in respect of any such Benefit Plan have been accrued in accordance with GAAP. No Subject Company has incurred or would reasonably be expected to incur any material liability (other than with respect to the payment of premiums) under Title

IV of ERISA in connection with any Benefit Plan. No asset of the Subject Companies is subject to any Lien arising under Section 302(f) of ERISA or Section 412(n) of the Code and no event has occurred and no condition or circumstance has existed that could give rise to any such lien. None of the Subject Companies is required to provide any security under Section 307 of ERISA or Section 401(a)(29) or 412(f) of the Code and, to the Knowledge of Seller, no event has occurred and no condition or circumstance has existed that could reasonably be expected to give rise to any such requirement to provide any such security.

(g)           Except as set forth in Section 4.11(g) of the Seller Disclosure Letter or as accrued or disclosed in the books and records of the Subject Companies, none of the Seller, Seller Parent, or any of the Subject Companies maintains any Benefit Plan providing for post-employment or retiree health, life insurance and/or other welfare benefits having unfunded liabilities, and none of the Seller, Seller Parent, or any of the Subject Companies has any obligation to provide any such benefits to any retired or former employees of the Subject Companies following such employees’ retirement or termination of service, except to the extent provided by Part 6 of Subtitle I of ERISA or Section 4980B of the Code.

(h)           Except as set forth in Section 4.11(h) of the Seller Disclosure Letter, the execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not constitute a triggering event under any Benefit Plan or otherwise that (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (whether of severance pay or otherwise), acceleration, vesting or increase in benefit to any employee or former employee or director of the Subject Companies.

4.12         Taxes. Except as set forth in Section 4.12 of the Seller Disclosure Letter: (a)(i) all material Tax Returns required to be filed by or with respect to each Subject Company have been timely filed and all such Tax Returns are true and complete in all material respects; (ii) all material Taxes required to be paid by or with respect to each Subject Company have been timely paid; and (iii) there are no pending or, to the Knowledge of Seller, threatened actions or proceedings for the assessment or collection of any material Taxes against or with respect to any of the Subject Companies.

(b)           Since January 1, 2000, each Subject Company has been a member of the affiliated group (within the meaning of Section 1504(a) of the Code) of which Seller Parent is the common parent.

(c)           All Taxes required to be withheld by or with respect to any of the Subject Companies have been timely withheld and paid to the proper taxing authority.

(d)           There are no Liens for Taxes (other than Permitted Liens) on any assets of the Subject Companies.

(e)           (i) None of the Subject Companies is a party to or has any obligations or liabilities arising pursuant to any Tax sharing, allocation, indemnification or similar agreement, and (ii) since January 1, 2000, none of the Subject Companies has been a member of a consolidated, combined or other affiliated group for the purposes of filing any Tax Return or has been subject to any transferee liabilities.

(f)            No extension or waiver of the statute of limitations has been granted for any Tax Return relating to any Subject Company, that (after giving effect to such extension or waiver) has not yet expired.

(g)           (i) None of the Tax Returns relating to any Subject Company is currently under any audit or examination by any taxing authority, (ii) no notification has been received that such an audit or examination is pending or threatened, (iii) since January 1, 2000, no issues have been raised in writing by any taxing authority with respect to Taxes relating to any Subject Company, (iv) no power of attorney that is currently in force has been granted by or with respect to any Subject Company with respect to any matter relating to Taxes, and (v) there is no advance ruling from or similar agreement with, a taxing authority that would affect the Tax liability of any of the Subject Companies after the Closing.

(h)           To the Knowledge of Seller, all contracts sold, distributed, issued or administered by any Subject Company in connection with any plan described in Sections 401, 403, 408, or 457 or any similar provision of the Code or an employee benefit plan within the meaning of ERISA are in compliance in all material respects with all applicable Code and ERISA requirements and the terms of such contracts and selling or offering documents relating thereto.

(i)            To the Knowledge of Seller, all financial products, life insurance, annuity or other contracts sold, distributed, issued or administered by any Subject Company have been sold, distributed, issued, and administered by the Subject Company and its Affiliates in accordance in all material respects with all Applicable Laws, including, without limitation, the Code and ERISA, and the terms of such products, insurance, annuity or contracts and selling or offering documents relating thereto.

(j)            None of the Subject Companies has participated (within the meaning of Treasury Regulation Section 1.6011-4(c)) in or has been a “material advisor” (within the meaning of Section 6111 of the Code and the Treasury Regulations promulgated thereunder) with respect to any “reportable transaction” (within the meaning of Section 6707A(c) of the Code and the Treasury Regulations promulgated under Section 6011 of the Code).

4.13         Properties.

(a)           Title to Assets, Etc. The Company and its Subsidiaries have good and valid title to, or otherwise have the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement or, to the extent set forth on Section 4.13 of the Seller Disclosure Letter or so indicated in Section 4.7(c) of the Seller Disclosure Letter, an administrative services agreement, all of the assets (real and personal, tangible and intangible, including all Intellectual Property) that are used or held for use in connection with the Business or are reflected on the balance sheet included in the most recent Company Financial Statements (collectively, the “Assets”), except for accounts receivable collected since the date of such balance sheet in the ordinary course of business consistent with past practice, in each case free and clear of any Lien other than Permitted Liens.

(b)           Sufficiency of Assets, Etc. The Assets constitute all of the assets required for or used in the conduct of the Business. The Assets are in good repair and operating condition, subject only to ordinary wear and tear, and are adequate and suitable for the purposes for which they are presently being used or held for use. To the Knowledge of Seller, there are no facts or conditions affecting any material Assets that would reasonably be expected, individually or in the aggregate, to interfere with the use, occupancy or operation of such Assets.

(c)           Real Property. A Subject Company has a valid and enforceable leasehold interest in each of the leased premises in which the Subject Companies currently conduct the Business (the “Leased Real Property”), except as may be affected by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or general equitable principles. As of the date hereof, there is no material default (or event or circumstance which, with the giving of notice or lapse of time, would constitute such a default) by the lessee or, to the Knowledge of Seller, the lessor under any such lease. The use and operation of the Leased Real Property in the conduct of the Business do not violate in any material respect any Applicable Law, covenant, condition, restriction, easement, Permit or agreement. None of the Subject Companies owns any real property in fee simple.

4.14         Certain Labor Matters. None of the Subject Companies is a party to any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent or, to the Knowledge of Seller, attempting to represent any employees of the Subject Companies. There is no pending or, to the Knowledge of Seller, threatened strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of the Subject Companies. To the Knowledge of Seller, there are no labor controversies pending against any of the Subject Companies which would reasonably be expected to have a Material Adverse Effect.

4.15         Material Agreements. Section 4.15 of the Seller Disclosure Letter identifies each Material Contract to which any Subject Company or Sponsored Fund is a party or by which any of their assets or properties are bound or affected as of the date of this Agreement (provided that Seller need not so identify a Distribution Agreement described in clause (ii) of the definition of Material Contract or any agreement described in the second proviso of the definition of Material Contract unless such Distribution Agreement or such other agreement required aggregate payments by the Subject Companies in excess of $100,000 (excluding “adviser paid fees” and 12b-1 fees) for the 12 months ended March 31, 2006) and Seller has made available to Purchaser prior to the date of this Agreement a true and correct copy of each Material Contract identified in Section 4.15 of the Seller Disclosure Letter. The Material Contracts required to be identified in Section 4.15 of the Seller Disclosure Letter (without limitation to what constitutes a Material Contract for any other purpose hereof) include Distribution Agreements relating to at least 90% of the revenue sharing payments (excluding “adviser paid fees” and 12b-1 fees) for the twelve months ended March 31, 2006 and at least sixty percent (60%) of the assets under management by the Subject Companies and the Sponsored Funds as of the date hereof. Except as would not reasonably be expected to have a Material Adverse Effect, each such Material Contract to which any of the Subject Companies or

Sponsored Funds is a party or by which any of their assets or properties are bound or affected as of the date of this Agreement is in full force and effect, is a legal and binding obligation of the applicable Subject Company or Sponsored Fund and, to the Knowledge of Seller, each of the other parties thereto, in each case enforceable in accordance with its terms, except as may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or general equitable principles. No condition exists or event has occurred which (whether with or without notice or lapse of time or both) would constitute a breach or default (or is alleged to constitute a breach or default) by any of the Subject Companies or Sponsored Funds or, to the Knowledge of Seller, any other party thereto under, or result in a right of termination of (and no notice of any intent to terminate has been received by any of the Subject Companies, Seller or Seller Parent), or give rise to any right to accelerate or otherwise modify any other right or obligation under, any such Material Contract to which any of the Subject Companies or Sponsored Funds is a party or by which any of their assets or properties are bound or affected as of the date of this Agreement, except as would not reasonably be expected to have a Material Adverse Effect.

4.16         Intellectual Property. (a) Section 4.16(a) of the Seller Disclosure Letter lists and separately identifies according to the following categories all Intellectual Property owned (the “Owned Intellectual Property”) by any of the Subject Companies or the Sponsored Funds that is registered or subject to an application for registration or that is otherwise material to the Business, all Intellectual Property provided to any Subject Company or Sponsored Fund by Seller, Seller Parent or any of their Affiliates (other than the Subject Companies and the Sponsored Funds) and all agreements to which any of the Subject Companies or Sponsored Funds is a party or by which any of them is otherwise bound or affected that relate to Intellectual Property, including (i) licenses of Intellectual Property to a Subject Company or Sponsored Fund by any other Person, (ii) licenses of Intellectual Property to any other Person by a Subject Company or Sponsored Fund, (iii) agreements otherwise granting or restricting the right to use Intellectual Property and (iv) agreements transferring, assigning, indemnifying with respect to or otherwise relating to Intellectual Property used or held for use in the Business, in each case to the extent material to the Business. Except as set forth in Section 4.16(a) of the Seller Disclosure Letter, as contemplated by Section 6.6, or as would not reasonably be expected to be material to the Business: (a) the Subject Companies own or have the right to use all the Intellectual Property used or held for use in the Business and (b) (i) such Intellectual Property that is registered in the name of any of the Subject Companies is valid and enforceable; (ii) to the Knowledge of Seller, such Intellectual Property is not being infringed or violated by any other Person; and (iii) to the Knowledge of Seller, the conduct of the Business and the use by the Subject Companies or Sponsored Funds of such Intellectual Property do not infringe, conflict with or violate the Intellectual Property of any other Person. To the Knowledge of Seller, none of the Owned Intellectual Property is being infringed or otherwise used or being made available for use by any Person without a license or permission from the Subject Companies, except as set forth in Section 4.16(a) of the Seller Disclosure Letter. The Subject Companies are the exclusive owners of the Owned Intellectual Property set forth in Section 4.16(a) of the Seller Disclosure Letter, free and clear of any Liens other than Permitted Liens. Without limitation, Seller owns or has the right to use any websites maintained or operated in connection with the Business, and, as of Closing, such websites shall be separated from the websites of Seller and Seller Parent and all rights and assets relating thereto shall be transferred to the Company.

(b)           Except as set forth in Section 4.16(b) of the Seller Disclosure Letter, the Subject Companies have taken all actions reasonably necessary to ensure full protection of the material Intellectual Property under any Applicable Law (including making and maintaining in full force and effect all necessary filings, registrations and issuances). Each of the Subject Companies has taken all actions reasonably necessary to maintain the secrecy of all confidential Intellectual Property used in the Business. To the Knowledge of Seller, none of the Subject Companies is using any material Intellectual Property in a manner that would reasonably be expected to result in the cancellation or unenforceability of such Intellectual Property.

4.17         Brokers. No broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co., Incorporated, the fees and expenses of which will be paid by Seller Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller Parent or Seller or any of their Affiliates.

4.18         Regulatory Reports, Registrations and Agreements. (a) Each of the Subject Companies has filed all regulatory reports, schedules, forms, registrations, financial statements, sales literature, statements, notices, filings and other documents, together with any amendments required to be made with respect thereto, that it was required under Applicable Law to file since January 1, 2003 with any Governmental Authority. Except as set forth in Section 4.18(a) of the Seller Disclosure Letter, such filings complied in all material respects with Applicable Law and did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading. Except as set forth in Section 4.18(a) of the Seller Disclosure Letter, Seller has made available to Purchaser complete and correct copies of (i) all such filings, (ii) all audit or inspection reports provided by any Governmental Authority in respect of the Subject Companies and all written responses thereto made by the Subject Companies since January 1, 2003 and (iii) all non-routine correspondence relating to any investigation of the Subject Companies by any Governmental Authority since January 1, 2003.

(b)           Section 4.18(b) of the Seller Disclosure Letter identifies each Subject Company which is registered or licensed as of the date of this Agreement as (i) a broker-dealer under the Exchange Act or under any similar state or foreign laws, (ii) an investment adviser under the Investment Advisers Act or under any similar state or foreign laws, or (iii) a transfer agent under the Exchange Act or under any similar state or foreign laws, in each case together with a listing of all such registrations and licenses held with all applicable Governmental Authorities. Seller has made available to Purchaser prior to the date of this Agreement a true and correct copy of the Form BD, Form ADV, Form TA-1 or other applicable registration forms of each Subject Company registered in any of the capacities described in the immediately preceding sentence as in effect on the date of this Agreement.

(c)           Section 4.18(c) of the Seller Disclosure Letter identifies each no-action letter and exemptive order issued to any of the Subject Companies or Sponsored Funds that remains applicable to its business as conducted on the date of this Agreement. Prior to the date of this Agreement, Seller has made available to Purchaser a true and correct copy of each such no-action letter and exemptive order. The Subject Companies or Sponsored Funds, as applicable, have complied with all representations, terms and conditions of such no-action letters and exemptive orders necessary to rely on the relief granted thereby.

(d)           Each of the Subject Companies that is required to be is, and at all times required by the Investment Advisers Act has been, duly registered as an investment adviser under the Investment Advisers Act. Each of the Subject Companies that is required to be is, and at all times required by Applicable Law (other than the Investment Advisers Act) has been, duly registered, licensed or qualified as an investment adviser in each state or any other jurisdiction where the conduct of its business requires such registration, licensing or qualification. No Subject Company not identified in Section 4.18(b) of the Seller Disclosure Letter (i) is or has been an “investment adviser” within the meaning of the Investment Advisers Act or any other Applicable Law or (ii) is subject to any material liability or disability by reason of any failure to be so registered, licensed or qualified.

(e)           Each of the Subject Companies that is required to be is, and at all times required by Applicable Law has been, duly registered, licensed or qualified as a broker or dealer in each jurisdiction where the conduct of its business requires such registration, licensing or qualification. Each such Subject Company is a member in good standing of the NASD Inc. (the “NASD”) and such other organizations in which its membership is required by Applicable Law in order to conduct its business as now conducted. No Subject Company that is required to be registered, licensed or qualified as a broker or dealer under any Applicable Law is subject to any material liability or disability by reason of any failure to be so registered, licensed and qualified. No Subject Company not identified in Section 4.18(b) of the Seller Disclosure Letter (i) is or has been a “broker” or “dealer” within the meaning of the Exchange Act or any other Applicable Law or (ii) is subject to any material liability or disability by reason of any failure to be so registered, licensed or qualified.

(f)            Each of the Subject Companies that is required to be is, and at all times required by Applicable Law has been, duly registered, licensed or qualified as a transfer agent in each jurisdiction where the conduct of its business requires such registration, licensing or qualification. No Subject Company not identified in Section 4.18(b) of the Seller Disclosure Letter (i) is or has been a “transfer agent” within the meaning of the Exchange Act or any other Applicable Law or (ii) is subject to any material liability or disability by reason of any failure to be so registered, licensed or qualified.

(g)           No Subject Company is required to be registered, licensed or qualified as a commodity pool operator, futures commission agent, commodity trading advisor, bank, trust company, real estate broker, insurance company or insurance broker under any Applicable Law or is subject to any liability or disability by reason of any failure to be so registered, licensed or qualified. No Subject Company has received notice of any proceeding concerning any failure to obtain any commodity pool operator, futures commission merchant, commodity trading advisor, bank, trust company, real estate broker, insurance company, insurance broker or transfer agent registration, license or qualification.

(h)           The officers and employees of the Subject Companies who are required by Applicable Law to be licensed or registered for the activities conducted by them in respect of the Subject Companies are and at all times since January 1, 2003 have been duly licensed or registered in each state or jurisdiction in which and with each Governmental Authority with which such licensing or registration is so required. Each such registration or license is in full force and effect. Except as may be disclosed in Forms ADV or BD filed by the Subject Companies and made available to Purchaser prior to the date of this Agreement or set forth in Section 4.18(h) of the Seller Disclosure Letter, none of these individuals is or, since January 1, 2003, has been, subject to any material disciplinary or other material regulatory compliance action or material complaint by a Governmental Authority, a Subject Company, a client or customer.

(i)            None of the Subject Companies or, to the Knowledge of Seller, any “affiliated person” (as defined in the Investment Company Act) of any of them is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated in the Investment Company Act) to a registered investment company, and there is no proceeding pending or, to the Knowledge of Seller, threatened that could result in the ineligibility of any of the Subject Companies or any affiliated persons of any of them to serve in any such capacities.

(j)            None of the Subject Companies or, to the Knowledge of Seller, any Person who is “associated with” any Subject Company for purposes of the Investment Advisers Act has during the ten years prior to the date of this Agreement been convicted of any crime (other than a misdemeanor traffic violation or similar misdemeanor) or is, or has been during such period subject to, any disqualification that, in either case, would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Investment Advisers Act or Rule 206(4)-4(b) thereunder, and as of the date of this Agreement, there are no proceedings or investigations pending or, to the Knowledge of Seller, threatened that could result in any such disqualification, denial, suspension or revocation.

(k)           None of the Subject Companies or, to the Knowledge of Seller, their associated Persons are ineligible pursuant to Section 15(b) of the Exchange Act to serve as a broker-dealer, and there is no proceeding pending or, to the Knowledge of Seller, threatened which would result in the ineligibility of any of the Subject Companies or any affiliated Person to serve in any such capacities.

(l)            None of the Subject Companies or, to the Knowledge of Seller, their associated Persons are ineligible pursuant to Section 17A of the Exchange Act to serve as a transfer agent, as applicable, and there is no proceeding pending or, to the Knowledge of Seller, threatened which would result in the ineligibility of any of the Subject Companies or any affiliated Person to serve in any such capacities.

(m)          No Governmental Authority has initiated or, to the Knowledge of Seller, threatened any proceeding against a Subject Company with respect to a violation of Applicable Law. No examination (other than routine examinations in the ordinary course of business that will not result in any material expense for or liability of the Purchaser, any Subject Company or any of their Affiliates) conducted by any Governmental Authority into the Subject Companies’ business is ongoing, unresolved or, to the Knowledge of Seller, threatened by any Governmental Authority. None of the Subject Companies has received any notice or communication of any unresolved violation or exception by any Governmental Authority with respect to any report or statement by any Governmental Authority relating to any examination of any Subject Company, threatening to revoke or condition the continuation of any permit, or restricting or disqualifying their activities. Except as set forth in Section 4.19(m) of the Seller Disclosure Letter, none of the Subject Companies or their associated persons is, or at any time during the past three years has been, (i) subject to any cease and desist, censure or other disciplinary or similar order issued by, (ii) a party to any written agreement, consent agreement, memorandum of understanding or disciplinary agreement with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by or (v) a recipient of any supervisory letter from, any Governmental Authority.

(n)           Each Subject Company that is registered as an investment adviser with the SEC has in effect, and at all times required by Applicable Law has had in effect (i) a written policy regarding insider trading and the protection of material non-public information, (ii) a written code of ethics, as required by Rule 204A-1 under the Investment Advisers Act and, to the extent required, Rule 17j-1 under the Investment Company Act, (iii) policies and procedures with respect to the protection of nonpublic personal information about customers, clients and other third parties designed to assure compliance with Applicable Law (“Privacy Policies”), (iv) a proxy voting policy as required by Rule 206(4)-6 under the Investment Advisers Act, (v) policies and procedures with respect to business continuity plans in the event of business disruptions and (vi) all such other policies and procedures required by Rule 206(4)-7 under the Investment Advisers Act (collectively, “Adviser Compliance Policies”), and has designated and approved an appropriate chief compliance officer in accordance with Rule 206(4)-7. Copies of all such Adviser Compliance Policies have been provided or made available to Purchaser. All such Adviser Compliance Policies comply in all material respects with Applicable Law, including Sections 204A and 206 of the Investment Advisers Act and Section 17(j) of the Investment Company Act, and there have been no material violations or allegations by any employee or client of Seller Parent or any of its Affiliates or any Governmental Authority of material violations of such Adviser Compliance Policies. The policies of each Subject Company with respect to avoiding conflicts of interest, to the extent they are required to be disclosed pursuant to Applicable Law, are as set forth in its most recent Form ADV. Each Subject Company that is registered as a broker or dealer with the SEC has in place, and at all times required by Applicable Law has had in place processes to establish, maintain, review, test and modify written compliance policies and written supervisory procedures reasonably designed to achieve compliance with applicable NASD rules, the rules of any domestic or foreign securities or broker-dealer industry self-regulatory organization (“SRO”) of which such Subject Company is a member, and federal securities laws and regulations (“Broker-Dealer Compliance Policies”). Copies of all such Broker-Dealer Compliance Policies have been provided or made available to Purchaser. All such Broker-Dealer Compliance Policies comply in all material respects with Applicable Law, and there have been no material violations or, to the Knowledge of Seller, allegations by any employee or client of Seller Parent or any of its Affiliates or any Governmental Authority of material violations of such Broker-Dealer Compliance Policies.

(o)           Each Subject Company has complied with Applicable Law governing the receipt, use or provision of “brokerage and research services” (as such term is defined in Section 28(e) of the Exchange Act) through “soft dollar” arrangements or otherwise.

(p)           Each Subject Company has complied in all material respects with all Applicable Law regarding the privacy of clients, customers and other Persons and, to the extent required by Applicable Law, has established and complied with its Privacy Policies.

(q)           Each Subject Company, to the extent required by Applicable Law, has adopted and maintains a written anti-money laundering program and a written customer identification program in compliance with Applicable Law and has complied with the terms of such programs in all material respects.

(r)            All performance information provided, presented or made available by a Subject Company to any client or potential client or with respect to any Registered Fund Client has complied in all material respects with Applicable Law. Each Subject Company maintains all documentation necessary to form the basis for, demonstrate or recreate the calculation of the performance or rate of return of all accounts that are included in a composite (current and historical performance results) as required by Applicable Law. Any investment performance earned by any Person at a firm other than the Subject Companies and presented by a Subject Company as its business performance has complied in all material respects with Applicable Law.

(s)           Since January 1, 2003, there has existed no material unremedied pricing error or similar condition with respect to any Sponsored Fund or Separate Account Client or, to the Knowledge of Seller, any Sub-Advised Fund.

(t)            Each Subject Company that is a registered investment adviser has adopted and implemented procedures or practices for the allocation of securities purchased for its clients that comply in all material respects with Applicable Laws, including procedures or practices relating to the allocation between Sponsored Funds and Sub-Advised Funds or other accounts in which Seller Parent, a Subject Company or any other Affiliate of Seller Parent has an interest.

(u)           No Subject Company has caused a securities transaction to be effected on behalf of a Registered Fund Client that involved a directed brokerage arrangement that did not comply in all material respects with Applicable Law.

(v)           No Subject Company has participated in or facilitated a revenue sharing arrangement based on the distribution of interests in, or on the assets of, a registered investment company that did not comply in all material respects with Applicable Law.

4.19         Certain Fund and Client Matters. (a) Section 4.19(a)(i) of the Seller Disclosure Letter identifies each company, trust, or other entity (or series thereof) registered under the Investment Company Act that is sponsored by any of the Subject Companies, Seller or any of their respective Affiliates as of the date of this Agreement (collectively, the “Sponsored Funds”); Section 4.19(a)(ii) of the Seller Disclosure Letter identifies each investment company (or series thereof) registered under the Investment Company Act that is an Advisory Client as of the date of this Agreement and is sponsored by a Person other than the Subject Companies, Seller or any of their respective Affiliates (collectively, the “Sub-Advised Funds” and, together with the Sponsored Funds, the “Registered Fund Clients”); and Section 4.19(a)(iii) of the Seller Disclosure Letter identifies each Advisory Client as of the date of this Agreement that is not a Registered Fund Client (collectively, the “Separate Account Clients”). Seller has provided or made available to Purchaser (i) each Advisory Contract between a Subject Company and a Registered Fund Client or that relates to a Registered Fund Client; (ii) the prospectuses, statements of additional information and similar selling or offering documents distributed since January 1, 2003 in connection with offering interests in a Registered Fund Client; (iii) the charter, by-laws and other organizational documents of each Sponsored Fund, including all amendments thereto; (iv) the corporate minutes of the board of directors or trustees of each Sponsored Fund (including any committees thereof) for the period January 1, 2003 through the date of this Agreement; (v) each Administration Contract and Distribution Agreement to which a Sponsored Fund is a party or that relates to a Sponsored Fund; and (vi) any other agreements, contracts and commitments material to a Sponsored Fund’s business or operations, except for documents relating to the purchase of specific portfolio investments by or for a Sponsored Fund. Each Sponsored Fund and, to the Knowledge of Seller, each Sub-Advised Fund is, and at all times required under Applicable Law has been, duly registered with all applicable Governmental Authorities as an investment company or a regulated fund or for the purpose of marketing in the applicable jurisdiction. No Separate Account Client is a pooled investment vehicle that relies on an exemption from registration under either Section 3(c)(1) or 3(c)(7) of the Investment Company Act or is a foreign investment company that is not required to register under the Investment Company Act. The Subject Companies have not, since January 1, 2003, sponsored, advised or been involved in the distribution of any pooled investment vehicles that rely on an exemption from registration under either Section 3(c)(1) or 3(c)(7) of the Investment Company Act or are foreign investment companies that are not required to register under the Investment Company Act.

(b)           The audited balance sheet of each Sponsored Fund as of December 31, 2005 or October 31, 2005, as applicable, and the related financial statements for the year ended December 31, 2005 or October 31, 2005, as applicable, as reported on by such Sponsored Fund’s independent auditors, have been prepared in accordance with GAAP, which has been consistently applied except as otherwise disclosed therein, and present fairly, in all material respects in accordance with GAAP, the financial position and other financial results of such Sponsored Fund at the dates and for the periods stated therein. The unaudited semi-annual financial statements for each Sponsored Fund for its semi-annual period, if any, ended after the date of the most recent annual financial statements for such Sponsored Fund and prior to the date hereof fairly present in all material respects (subject to normal year-end adjustments) the financial position and statement of net assets of such Sponsored Fund for the period then ended in accordance with GAAP applied on a consistent basis except as otherwise disclosed therein. The Subject Companies and the Sponsored Funds have established and maintained disclosure controls and procedures (as defined in Rule 30a-3(c) under the Investment Company Act) and internal control over financial reporting (as defined in Rule 30a-3(d) under the Investment Company Act) for the Sponsored Funds. Such disclosure controls and procedures are designed (i) to ensure that material information relating to the Sponsored Funds is made known to appropriate officers of the Sponsored Funds and (ii) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements of the Sponsored Funds in accordance with GAAP. Seller has disclosed to Purchaser, and to the Sponsored Funds’ auditors and audit committees (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect any Sponsored Fund’s ability to record, process, summarize, and report financial information; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in any Sponsored Fund’s internal control over financial reporting.

(c)           Each Sponsored Fund has all Permits and has made all filings, applications and registrations with, Governmental Authorities that are required by Applicable Law in order to permit it to carry on its respective business as presently conducted, and such Permits are in full force and effect. Except as set forth on Section 4.19(c) of the Seller Disclosure Letter, the conduct of its respective business by each Sponsored Fund or, to the Knowledge of Seller, Sub-Advised Fund does not violate or infringe any Applicable Law.

(d)           Since January 1, 2003, each Sponsored Fund and, to the Knowledge of Seller, each Sub-Advised Fund has filed all material registrations reports, prospectuses, proxy statements, statements of additional information, financial statements, sales literature, notices and other filings required to be filed with any Governmental Authority, including all amendments and supplements to any of the above (“Fund Filings”) in compliance in all material respects with Applicable Law. The Fund Filings of each Sponsored Fund and, to the Knowledge of Seller, the Fund Filings of each Sub-Advised Fund, did not at the time they were filed, and did not during any period of authorized use, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Seller has made available to Purchaser complete and correct copies of (i) all such Fund Filings, (ii) all audit or inspection reports received by any Sponsored Fund or by Seller or any Affiliate of Seller with respect to a Registered Fund Client from any Governmental Authority and all written responses thereto made by any Registered Fund Client, Seller or any Affiliate of Seller since January 1, 2003, and (iii) all non-routine correspondence relating to any investigation or examination provided to or by any Sponsored Fund or by Seller or any Affiliate of Seller with respect to a Registered Fund Client by any Governmental Authority since January 1, 2003.

(e)           Since January 1, 2003, (i) each Sponsored Fund has been operated in compliance in all material respects with its respective investment objectives, investment policies and offering document descriptions, (ii) the Subject Companies have provided investment advisory services to each of the Sub-Advised Funds in compliance in all material respects with its respective investment objectives, investment policies and offering document descriptions from time to time provided to the Subject Companies by the sponsor of such fund, and (iii) the Subject Companies have provided investment advisory services to each of the Separate Account Clients in compliance in all material respects with such client’s Advisory Contract with the Subject Companies.

(f)            Except as otherwise identified in Section 4.19(f) of the Seller Disclosure Letter, for all taxable years since its inception, each Sponsored Fund (and, to the Knowledge of Seller, each Sub-Advised Fund) has elected to be treated, and has qualified, as a “regulated investment company” under Subchapter M of Chapter 1 of Subtitle A of the Code and has complied with all applicable provisions of law necessary to preserve and retain such fund’s election and status as a regulated investment company under such Subchapter M. Section 4.19(f) of the Seller Disclosure Letter identifies each Registered Fund Client that pays “exempt-interest dividends” (within the meaning of Section 852(b)(5) of the Code) (a “Tax-Exempt Municipal Bond Fund”). For all taxable years since its inception, each Sponsored Fund (and, to the

Knowledge of Seller, each Sub-Advised Fund) identified in Section 4.19(f) of the Seller Disclosure Letter as a Tax-Exempt Municipal Bond Fund has satisfied the requirements of Section 852(b)(5) of the Code and has been qualified to pay exempt-interest dividends as defined therein. Section 4.19(f) of the Seller Disclosure Letter identifies each Registered Fund Client that serves as an underlying investment for an insurance company separate account which is registered as an investment company under the Investment Company Act (a “Registered Separate Account”) and that funds variable annuity or variable life insurance products (a “Variable Insurance Products Fund”). Each Sponsored Fund (and, to the Knowledge of Seller, each Sub-Advised Fund) identified in Section 4.19(f) of the Seller Disclosure Letter as a Variable Insurance Products Fund has at all times since its inception been operated in manner that permits each Registered Separate Account investing in it to meet the requirements of Section 817(h) of the Code and Section 1.817-5 of the Treasury Regulations. Each Sponsored Fund (and, to the Knowledge of Seller, each Sub-Advised Fund) has timely filed all material Tax Returns required to be filed by it with any taxing authority and has timely paid, or timely withheld and paid over, all material Taxes required to be paid or withheld by it to the proper taxing authority. All such Tax Returns are true, correct and complete in all material respects. No Sponsored Fund (and, to the Knowledge of Seller, no Sub-Advised Fund) has received a written notice from any taxing authority proposing an audit of such Tax Return, no assessment of material Taxes has been asserted with respect to such Tax Returns, and no requests for waivers of the time to make any such assessment are pending. Except as set forth on Section 4.19(f) of the Seller Disclosure Letter, none of the Sponsored Funds (and, to the Knowledge of Seller, none of the Sub-Advised Funds) is delinquent in the payment of any material Taxes. None of the Sponsored Funds or, to the Knowledge of Seller, Subadvised Funds has participated (within the meaning of Treasury Regulation Section 1.6011-4(c)) in or has been a “material advisor” (within the meaning of Section 6111 of the Code and the Treasury Regulations promulgated thereunder) with respect to any “reportable transaction” (within the meaning of Section 6707A(c) of the Code and the Treasury Regulations promulgated under Section 6011 of the Code).

(g)           Each Sponsored Fund that is a juridical entity is duly organized, validly existing and, with respect to jurisdictions that recognize the concept of “good standing,” in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, trust, company or partnership power and authority to own its properties and to carry on its business as currently conducted. Each Sponsored Fund is qualified to do business in each jurisdiction where it is required to be so qualified under Applicable Law and in which failure to be so qualified could be material to such Sponsored Fund. No Sponsored Fund is in default in performing, observing or fulfilling the terms or conditions of its declaration of trust, bylaws or other organizational documents and these documents are in full force and effect and there does not exist under any fund Contract any event of default or event or condition that, after notice of lapse of time or both would constitute an event of default thereunder on the part of a Subject Company or Sponsored Fund, or, to the Knowledge of Seller, on the part of any other party thereto.

(h)           The shares or units of each Sponsored Fund (i) have been issued and sold by the applicable Subject Companies in compliance in all material respects with Applicable Law, (ii) are qualified for public offering and sale in each jurisdiction where offers by the applicable Sponsored Fund have been or are made to the extent required under Applicable Law; and (iii) have been duly authorized and validly issued and are fully paid and non-assessable.

(i)            Except as set forth on Section 4.19(i) of the Seller Disclosure Letter, no proceeding, investigation, examination (other than routine examinations in the ordinary course of business that will not result in any material expense for or liability of the Purchaser, any Subject Companies or any of their Affiliates), audit or review with respect to any Sponsored Fund or, to the Knowledge of Seller, Sub-Advised Fund has been initiated or is ongoing, unresolved or, to the Knowledge of Seller, threatened by any Governmental Authority. No Sponsored Fund or, to the Knowledge of Seller, Sub-Advised Fund has received any notice or communication of any unresolved violation or exception from any Governmental Authority with respect to any report or statement by any Governmental Authority relating to any examination or any notice or communication threatening to revoke or condition the continuation of any permit or restricting or disqualifying such Sponsored Fund’s or Sub-Advised Fund’s activities.

(j)            Each Sponsored Fund and, to the Knowledge of Seller, each Sub-Advised Fund has implemented and maintains in force one or more formal codes of ethics, personal trading policies, a written policy regarding the protection of material non-public information and other material policies as required by Applicable Law, a complete and correct copy of each of which has been made available to the Purchaser. The codes of ethics, personal trading policies, policy regarding the protection of material non-public information and other material policies of the Sponsored Funds comply in all material respects with Applicable Law. Since January 1, 2003, there have been no material violations by any officer or investment professional of any Subject Company, Sponsored Fund or, to the Knowledge of Seller, Sub-Advised Fund, of such codes of ethics or policies.

(k)           Each Sponsored Fund has complied in all material respects with all Applicable Laws regarding the privacy of customers and other Persons and has established and complied with its Privacy Policies.

(l)            Each Sponsored Fund, to the extent required by Applicable Law, has implemented and maintained in force a written anti-money laundering program and a written customer identification program in compliance with Applicable Law and has complied with the terms of such programs in all material respects.

(m)          Each Subject Company that acts as investment adviser or sub-adviser to a Registered Fund Client has a written Advisory Contract pursuant to which such Subject Company serves as investment adviser or sub-adviser to such Registered Fund Client. None of the Subject Companies nor any “interested persons” (as such term is defined in the Investment Company Act) of any Subject Company receive or are entitled to receive any compensation directly or indirectly (i) from any Person in connection with the purchase or sale of securities or other property to, from or on behalf of any Sponsored Fund or Sub-Advised Fund, other than bona fide ordinary compensation as principal underwriter, distributor or sponsor for such Sponsored Fund or Sub-Advised Fund or other compensation permitted by Applicable Laws or (ii) from the Sponsored Fund or Sub-Advised Fund or their respective security holders for other than bona fide investment advisory, sub-advisory, accounting and shareholder servicing, securities lending, transfer agency, administrative or similar services. There does not exist under any Advisory Contract to which a Subject Company is party relating to a Registered Fund Client an event of default or any event or condition that, after notice or lapse of time or both, would constitute an event of default under such Advisory Contract on the part of a Subject Company, or, to Knowledge of Seller, on the part of any other party to it.

(n)           Each Sponsored Fund’s board of directors or trustees, as applicable, and to the Knowledge of Seller, each Sub-Advised Fund’s board of directors or trustees, as applicable, has been established and operated in conformity with the requirements and restrictions of Sections 10 and 16 of the Investment Company Act and satisfies the fund governance standards as defined in Rule 0-1 under the Investment Company Act. No director or trustee of a Sponsored Fund who has been identified as an “independent” or “non-interested” director or trustee in such Sponsored Fund’s most recent registration statement on Form N-1A is an “interested person” of such Sponsored Fund, as that term is defined in Section 2(a)(19) of the Investment Company Act, or has had at any time since January 1, 2003 a material business or professional relationship with such Sponsored Fund’s investment adviser or principal underwriter or with the principal executive officer or any controlling person of such investment adviser or principal underwriter other than as set forth in such Sponsored Fund’s registration statement on Form N-1A. There has been no conduct that would reasonably be expected to give rise to any allegation of a violation of Section 36 of the Investment Company Act in respect of any Sponsored Fund or, to the Knowledge of Seller, any Sub-Advised Fund. The compensation that each director or trustee of a Sponsored Fund receives for serving as such is as set forth in such Form N-1A and, to the Knowledge of Seller, no proposal has been made to modify such compensation.

(o)           Section 4.19(o) of the Seller Disclosure Letter lists each insurance policy, including each directors’ and officers’ and errors and omissions insurance policy and fidelity bond that has been obtained with respect to a Sponsored Fund under which claims may still be made. Each Sponsored Fund has in full force and effect such insurance as is required by the Investment Company Act and such directors’ and officers’ and errors and omissions insurance policies as are listed in Section 4.19(o) of the Seller Disclosure Letter. All premiums that are due and payable under such policies have been paid.

(p)           Each Sponsored Fund has (i) duly adopted written policies and procedures required by Rule 38a-1 under the Investment Company Act and (ii) designated and approved an appropriate chief compliance officer in accordance with such Rule. Copies of all such policies and procedures have been provided or made available to Purchaser. All such policies and procedures comply in all material respects with Applicable Law and there have been no material violations or allegations of material violations of such policies and procedures. All such policies have been reviewed for the period ended March 22, 2006 as required by Rule 38a-1, and the most recent annual report of the Sponsored Funds’ chief compliance officer required by Rule 38a-1 has been provided to Purchaser and to the board of directors or trustees, as applicable, of each Sponsored Fund.

(q)           All payments by a Sponsored Fund relating to the distribution of its shares (other than payments that were not when made required by Applicable Law to be paid pursuant to a 12b-1 Plan) have been made in compliance in all material respects with the related 12b-1 Plan, if applicable, and each 12b-1 Plan adopted by a Sponsored Fund, and the operation of each such 12b-1 Plan, currently complies in all material respects with Rule 12b-1 of the Investment Company Act and other Applicable Law. No Sponsored Fund has paid or is paying, directly or indirectly, any amount to any Person for the purpose of financing the distribution of its shares except in accordance with a 12b-1 Plan, and no Sponsored Fund or Subject Company has made or is making any other payments in respect of the distribution of the shares of any Sponsored Fund that violated or violate Applicable Law in any respect. Any payments for distribution or shareholder servicing activities in excess of the amounts provided under the 12b-1 Plans have been paid out of past profits or other available resources of Subject Companies and not by any Sponsored Fund, and the nature of such payments has been disclosed, to the extent required by Applicable Law, to the board of directors or trustees of the applicable Sponsored Fund and in the Fund Filings of the applicable Sponsored Fund with respect to which such payments were made. No such payments are obligations of or have been borne by any of the Sponsored Funds.

(r)            The Sponsored Funds have maintained a market timing policy in force at all times since January 1, 2003 with respect to the purchase and sale of any Sponsored Fund shares. Such policies, as they have been in effect at any applicable time, have been enforced consistently by the Subject Companies or other entities and are consistent with the disclosure relating thereto contained in the applicable Sponsored Fund prospectus or statement of additional information, and no arrangements involving any of the Subject Companies or any of their respective directors, officers, employees, agents or representatives exist or have existed to permit any party (including any such officer, employee, agent or representative) to trade shares of any Sponsored Fund in a manner that is inconsistent with such policy.

(s)           Since January 1, 2003, no Subject Company has taken any action pursuant to any arrangements or accommodations whereby (i) a Subject Company or any of its officers or employees has permitted any Person to enter orders to purchase or redeem shares or to cancel previously entered orders of any Sponsored Fund; or (ii) a Subject Company or its officers or employees facilitates the entering by any Person of orders to purchase or redeem shares or to cancel previously entered orders of any Sponsored Fund, in either case at a time and in a manner not consistent with the requirements of Rule 22c-1 under the Investment Company Act.

(t)            All written information provided by the Seller, Seller Parent or any of their Affiliates, including the Subject Companies, for use by the Registered Fund Clients in connection with the transactions contemplated by this Agreement at the time such information is provided or used, and any such written information provided by the Seller, Seller Parent or any of their Affiliates, including Subject Companies, disseminated in respect of the transactions contemplated hereby at the time such information is disseminated, in each case, will be accurate and complete in all material respects and will not contain any untrue statement of a material fact, or omit to state any material fact (A) required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading or (B) necessary to correct any statement in any earlier communication that has become false or misleading.

(u)           No director, trustee or employee of any Sponsored Fund is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as such, and there is no proceeding pending or, to the Knowledge of Seller, threatened which would result in the ineligibility of any such Person to serve in any such capacities. No managing director or officer or, to the Knowledge of Seller, trustee or employee of any Subject Company or any Sponsored Fund is, or at any time during the past three years has been, (i) subject to any cease and desist, censure or other disciplinary or similar order issued by, (ii) a party to any written agreement, consent agreement, memorandum of understanding or disciplinary agreement with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by or (v) a recipient of any supervisory letter from, any Governmental Authority.

(v)           Neither Seller nor any Subject Company has any express or implied understanding or arrangement that would reasonably be expected to impose an “unfair burden” (as defined in the Investment Company Act) on any of the Registered Fund Clients for purposes of Section 15(f) of the Investment Company Act as a result of the transactions contemplated by this Agreement.

(w)          Section 4.19(w) of the Seller Disclosure Letter lists each investment adviser that is not an Affiliate of a Subject Company that provides investment advisory services to a Sponsored Fund (“Third Party Adviser”). Each Third Party Adviser serves as such pursuant to a written Advisory Contract that has been approved by the Sponsored Fund’s board of directors or trustees and, if required by Applicable Law, shareholders. Each Subject Company that is an investment adviser to such Sponsored Fund has adopted policies and procedures that are designed to provide for reasonable supervision by the Subject Company of the Third Party Adviser with a view to preventing violations of the provisions of Applicable Law.

(x)            Except for the Sponsored Funds, Sub-Advised Funds, Separate Account Clients and New Advisory Clients listed in Section 4.19(x) of the Seller Disclosure Letter, none of the Sponsored Funds, Separate Account Clients, New Advisory Clients or, to the Knowledge of Seller, Sub-Advised Funds is or may be deemed to contain “plan assets” within the meaning of U.S. Department of Labor Regulation 2510.3.101. With respect to each Sponsored Fund, Sub-Advised Fund, Separate Account Client and New Advisory Client that is or may be deemed to so contain “plan assets,” such Sponsored Fund, Separate Account Client, New Advisory Client and, to the Knowledge of Seller, Sub-Advised Fund has been operated in compliance with ERISA, and no Subject Company has any liability for any non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code. At all relevant times, including immediately prior to the Closing, each Subject Company providing services to a Sponsored Fund, Sub-Advised Fund, Separate Account Client or New Advisory Client that is or may be deemed to contain “plan assets” has been a “Qualified Professional Asset Manager” within the meaning of U.S. Department of Labor Prohibited Transaction Class Exemption 84-14.

(y)           To the Knowledge of Seller, as of the date hereof, the Sponsored Funds, the Sub-Advised Funds and the Separate Account Clients do not intend to terminate their respective Advisory Contracts with the Subject Companies, or to enter into negotiations to amend the terms and conditions of any Advisory Contracts.

4.20         Assets Under Management; Investment Management Revenues. (a) As of the Base Date, the aggregate amount of assets under management for which any of the Subject Companies provided investment advisory services or investment sub-advisory services pursuant to Advisory Contracts was not less than the amount specified as “Aggregate Base Assets Under Management” on Schedule 1, and the fee rate for each Sponsored Fund, Sub-Advised Fund and Separate Account Client was as shown on Schedule 1. As of the Base Date, the Registered Fund Clients and Separate Account Clients were the only Advisory Clients of the Subject Companies. The Base Advisory Revenue Run-Rate for each such Advisory Client is as shown on Schedule 1.

As of the Base Date, the aggregate amount of the Selected AUM was not less than the amount specified therefor in Section 4.20(a) of the Seller Disclosure Letter.

(b)           Except as set forth (i) in Section 4.20(b) of the Seller Disclosure Letter, (ii) in an Advisory Contract relating to a Registered Fund Client or Separate Account Client (as applicable), or (iii) in the case of a Registered Fund Client, in its offering documents, none of the material Advisory Contracts relating to any Registered Fund Client or Separate Account Client to which any Subject Company is a party as of the date of this Agreement (or any related arrangements or understandings relating to the Subject Companies’ rendering of investment advisory, administration, distribution or shareholder servicing services to such Registered Fund Client or Separate Account Client (as applicable) pursuant to any such Advisory Contract) contains any undertaking by any of the Subject Companies or their Affiliates to waive or reimburse fees thereunder resulting in an effective fee rate lower than that stated in such Advisory Contract.

4.21         Intercompany Accounts; Transactions with Affiliates.

(a)           Section 4.21(a) of the Seller Disclosure Letter lists all balances (the “Intercompany Balances”) as of June 30, 2006 owed between Seller, Seller Parent or any of their Affiliates (other than the Subject Companies), on the one hand, and any of the Subject Companies, on the other hand.  Since June 30, 2006 there has not been any accrual of liability by any of the Subject Companies to Seller, Seller Parent or any of their Affiliates (other than the Subject Companies) or other transaction between the Subject Companies and the Seller, Seller Parent or any of their Affiliates (other than the Subject Companies), except in the ordinary course of business of the Subject Companies consistent with past practice and, in respect of any fiscal period covered by the Company Financial Statements, as reflected on the Company Financial Statements.

(b)           Section 4.21(b) of the Seller Disclosure Letter lists all agreements, arrangements and other commitments or transactions (including the provision of any Assets or services) to or by which any of the Subject Companies, on the one hand, and Seller, Seller Parent or any of their Affiliates (other than the Subject Companies), on the other hand, are or have been a party or otherwise bound or affected and that (i) were entered into since January 1, 2003, (ii) are currently pending or in effect or (iii) involve continuing liabilities or obligations that, individually or in the aggregate, have been or will be material to any of the Subject Companies (each, an “Affiliate Transaction”).  The Affiliate Transactions were, taken as a whole, on terms and conditions no more favorable to the Subject Companies than as would have been obtainable by them at the time in a comparable arm’s-length transaction with a Person other than Seller, Seller Parent or any of their Affiliates.  Except as set forth in Section 4.7(c)(ii) of the Seller Disclosure Letter, no stockholder or Affiliate of the Subject Companies owns, directly or indirectly, any interest in any material asset or other property used in or held for use in the Business.  For purposes of this Section 4.21(b), and without limitation, Affiliates of the Seller or Seller Parent shall be deemed to include (A) any Person directly or indirectly beneficially owning or controlling 10% or more of the outstanding voting securities of Seller, Seller Parent or any of their Affiliates, (B) any Person 10% or more of whose outstanding voting securities are directly or indirectly beneficially owned or controlled by Seller, Seller Parent or any of their Affiliates or (C) any current director of Seller, Seller Parent or any of their Affiliates or any

“associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such director.

4.22         Insurance.  Section 4.22 of the Seller Disclosure Letter lists all insurance policies (including fidelity bonds and other similar instruments) relating to the Assets, the Business or the employees, officers or directors of the Subject Companies.  There is no claim by or with respect to any Subject Company pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights.  All premiums payable under such policies have been timely paid, and Seller, Seller Parent and each of the Subject Companies have otherwise complied fully with the terms and conditions of such policies.  Such policies (or other policies providing substantially similar insurance coverage) have been in effect continuously since January 1, 2003 and remain in full force and effect.  Such policies are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Subject Companies.  The Seller, Seller Parent and the Subject Companies do not know of any threatened termination of, premium increase with respect to, or alteration of coverage under, any of such policies to the extent such termination, increase or alteration relates to the Subject Companies.

Article V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser and Purchaser Parent, jointly and severally, represent and warrant to Seller, as of the date hereof and as of the Closing Date, that:

5.1           Organization.  Each of Purchaser and Purchaser Parent is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

5.2           Authority Relative to Agreement.  Each of Purchaser and Purchaser Parent has the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each of Purchaser and Purchaser Parent of this Agreement and the Ancillary Agreements to which it is a party, the performance by each of Purchaser and Purchaser Parent of its obligations hereunder and thereunder, and the consummation by each of Purchaser and Purchaser Parent of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action.  This Agreement has been, and the Ancillary Agreements to which each is a party upon their execution and delivery at Closing will have been, duly and validly executed and delivered by Purchaser and Purchaser Parent and, assuming the due authorization, execution and delivery by Seller, Seller Parent and any Affiliate of Seller, as applicable, constitute legal and binding obligations of Purchaser and Purchaser Parent, enforceable against Purchaser and Purchaser Parent in accordance with their terms, except as may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or general equitable principles.

5.3           Non-Contravention.  The execution and delivery of this Agreement by Purchaser and Purchaser Parent do not, and the execution and delivery by Purchaser and

Purchaser Parent of the Ancillary Agreements to which each is a party will not, and their consummation of the transactions contemplated hereby and thereby and their performance of the obligations which they are obligated to perform hereunder and thereunder will not: (a) violate any provision of the certificate of incorporation or by-laws of Purchaser or Purchaser Parent; or (b) assuming that all consents, authorizations, orders or approvals of, filings or registrations with, and notices to, each Governmental Authority referred to in Section 5.4(a) and all Third Party Consents referred to in Section 5.4(b) have been obtained or made, (i) violate any law, regulation, rule, order, judgment or decree of any Governmental Authority to which Purchaser or Purchaser Parent is subject or (ii) violate, result in the termination or the acceleration of, or conflict with or constitute a default under, any Contract to which Purchaser or Purchaser Parent is a party or by which any of its property is bound, except, in the case of clauses (i) and (ii), for any such violation, termination, acceleration, conflict or default as would not prohibit or materially impair Purchaser’s or Purchaser Parent’s ability to consummate the transactions contemplated hereby or perform its obligations hereunder on a timely basis.

5.4           Consents, etc.  (a)  Except for (i) the filing of notice under the HSR Act, and the expiration or early termination of the applicable waiting period, and (ii) as described in Section 5.4(a) of the Purchaser Disclosure Letter, no Governmental Approval is required for the execution and delivery by Purchaser or Purchaser Parent of this Agreement or the Ancillary Agreements to which either is a party, the performance by them of their obligations hereunder and thereunder and their consummation of the transactions contemplated hereby and thereby, except in any such case for any such Governmental Approval the failure of which to be obtained or made would not reasonably be expected to have an effect on Purchaser or Purchaser Parent that is either, individually or in the aggregate, materially adverse to the business, operations or financial condition of Purchaser and Purchaser Parent, taken as a whole (“Purchaser Material Adverse Effect”) or prohibit or materially impair Purchaser’s or Purchaser Parent’s ability to consummate the transactions contemplated hereby or thereby or perform their obligations hereunder or thereunder on a timely basis.

(b)           Except as described in Section 5.4(b) of the Purchaser Disclosure Letter, no Third Party Consents with respect to any material Contract to which Purchaser or Purchaser Parent is a party or by which any of their property is bound is required for the execution and delivery by Purchaser or Purchaser Parent of this Agreement and the Ancillary Agreements to which either is a party, the performance by them of their respective obligations hereunder and thereunder and their consummation of the transactions contemplated hereby and thereby, except in any such case for any such Third Party Consent, the failure of which to be obtained or made would not reasonably be expected to have a Purchaser Material Adverse Effect or prohibit or materially impair Purchaser’s or Purchaser Parent’s ability to consummate the transactions contemplated hereby or thereby or perform their obligations hereunder or thereunder on a timely basis.

5.5           Litigation.  As of the Business Day before the date of this Agreement and, for purposes of Section 8.3(a) only, as of the Closing Date, there is no action, suit or proceeding pending or, to the knowledge of Purchaser or Purchaser Parent, threatened against Purchaser or Purchaser Parent before any Governmental Authority or arbitrator that would reasonably be expected to have a Purchaser Material Adverse Effect or prohibit or materially impair

Purchaser’s or Purchaser Parent’s ability to consummate the transactions contemplated hereby or perform their obligations hereunder on a timely basis.

5.6           Regulatory Reports.  Except as would not reasonably be expected to have a Purchaser Material Adverse Effect, Purchaser Parent has filed all material regulatory reports, schedules, forms, registrations and other documents, together with any material amendments required to be made with respect thereto, that it was required under any Applicable Law to file since January 1, 2004 with Governmental Authorities.

5.7           Absence of Certain Changes.  Since December 31, 2005, there has been no change, event or development affecting Purchaser which has resulted in or would reasonably be expected to result in a Purchaser Material Adverse Effect.

5.8           Information Supplied.  All written information provided by Purchaser or Purchaser Parent for use by the Registered Fund Clients in connection with the transactions contemplated by this Agreement at the time such information is provided or used, and any such written information provided by Purchaser or Purchaser Parent disseminated in respect of the transactions contemplated hereby at the time such information is disseminated, in each case, will be accurate and complete in all material respects and will not contain any untrue statement of a material fact, or omit to state any material fact (A) required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading or (B) necessary to correct any statement in any earlier communication that has become false or misleading.

5.9           Brokers.  No broker, investment banker, financial advisor or other Person, other than Goldman, Sachs & Co., the fees and expenses of which will be paid by Purchaser, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or Purchaser Parent or any of their Affiliates.

5.10         Available Funds.  Purchaser has or will have as of the Closing available to it all funds necessary to satisfy all of its obligations hereunder and in connection with the transactions contemplated hereby, and its ability to consummate such transactions is not conditional upon the receipt of financing (whether debt or equity) from any Third Party.

5.11         Investment Intent.  Purchaser is acquiring the Stock for its own account, for investment purposes only and not with a view to, or for resale in connection with, the distribution thereof.  Purchaser understands that the Stock may not be sold, transferred or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act.

5.12         Certain Regulatory Matters.  Neither Purchaser nor, to the knowledge of Purchaser, any Person “associated” (as defined under the Investment Advisers Act) with Purchaser, has during the five years prior to the date hereof been convicted of any crime or is or has been subject to any disqualification that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Investment Advisers Act or Rule 206(4)-4(b) thereunder or of a broker-dealer under Section 15 of the Exchange Act, or for disqualification as an investment adviser for any registered investment company pursuant to Section 9(a) of the Investment Company Act, and to the knowledge of Purchaser, as of the date of this Agreement, there are no proceedings or investigations pending or threatened that would reasonably be expected to result in any such disqualification, denial, suspension or revocation.

Article VI
COVENANTS

6.1           Conduct of Business.  During the period from the date hereof to the Closing Date, without the prior written consent of Purchaser (which shall not be unreasonably withheld or delayed) or except as permitted or contemplated by this Agreement, or as set forth in Section 6.1 of the Seller Disclosure Letter, Seller Parent and Seller shall ensure that:

(a)           the respective businesses of the Subject Companies will be operated in all material respects in the ordinary course consistent with past practice;

(b)           no amendment shall be made in the certificate of incorporation, by-laws or other organizational documents of any Subject Company, other than to the extent contemplated by Section 6.6;

(c)           no Subject Company shall issue or agree to issue any shares of its capital stock or securities convertible into or exchangeable or exercisable for such capital stock;

(d)           no change shall be made by any Subject Company in its accounting methods, principles or practices, except as required by changes in GAAP, Applicable Law or official interpretations thereof after the date hereof;

(e)           other than in the ordinary course of business, none of the Subject Companies shall enter into any Contract that would constitute a Material Contract or any transaction which is material to such Subject Company;

(f)            other than in the ordinary course of business, none of the Subject Companies shall transfer or otherwise dispose of or encumber any of its material properties or assets, other than sales of “Receivables” and “Collections”, each as defined in and pursuant to the CDSC Financing Agreements (which includes “sales charges” within the meaning of Section 2830 of the rules of the NASD and contingent deferred sales charges payable (either directly or by withholding from the proceeds of redemptions) on redemptions of related shares), in any case subject to Section 6.4;

(g)           other than in the ordinary course of business, none of the Subject Companies shall cancel any debts, waive or compromise any claims or rights which are material to the Subject Companies, taken as a whole, or settle or otherwise compromise any material litigation;

(h)           none of the Subject Companies shall make or commit to make any material capital expenditures in excess of $75,000 annually and $250,000 in the aggregate;

(i)            none of Seller, Seller Parent or the Subject Companies shall grant any increase in the compensation of officers or employees of the Subject Companies, except for increases to base compensation in the ordinary course of business that do not exceed $75,000 on an annual basis individually or $750,000 on an annual basis in the aggregate or as required by any Benefit Plan listed in Section 4.11(b) of the Seller Disclosure Letter or by Applicable Law; provided, that, at Purchaser’s option and expense, Seller and Seller Parent shall cause the Subject Companies to adopt promptly such additional retention programs and bonuses as Purchaser may reasonably specify;

(j)            none of Seller, Seller Parent, or the Subject Companies shall establish or announce any intention to establish any new Benefit Plan in which employees of the Subject Companies will participate or modify any Benefit Plan as it applies to the Subject Companies or any of their employees unless Seller, Seller Parent or the Subject Companies provide evidence reasonably satisfactory to the Purchaser that none of Purchaser or the Subject Companies will incur any increase in liability under the relevant Benefit Plan from that in effect as of the date hereof resulting from such modification;

(k)           none of the Subject Companies shall incur or assume indebtedness for borrowed money, except to the extent such indebtedness is reflected in the Working Capital Amount at Closing;

(l)            none of the Subject Companies shall merge or consolidate with, or acquire substantially all of the assets or equity securities of, any other entity;

(m)          none of the Subject Companies shall declare, set aside, make or pay any dividend or other distribution on or in respect of its capital stock, or repurchase, redeem or otherwise reacquire any of its capital stock, other than (i) any dividends or other distributions on any capital stock of any Subject Company paid or made solely to another Subject Company or (ii) any cash dividends or other distributions paid or made by the Company to the Seller and taken into account in the calculation of the Working Capital Amount (provided, that no such dividend or other distribution shall be made if it would reasonably be expected to cause the Working Capital Amount to be less than the Target Working Capital Amount at Closing);

(n)           there shall be no (i) material Tax election, (ii) change in any material Tax accounting method, (iii) settlement or compromise of any material Tax liabilities or (iv) amendment of any material Tax Return, in each case, with respect to any Subject Company or Sponsored Fund, except as required by Applicable Law or to comply with the requirements of Subchapter M of Chapter 1 of Subtitle A of the Code;

(o)           none of the Subject Companies shall amend or revise (i) any Advisory Contract to reduce, waive or agree to offset any fee or reimburse any expenses payable under such Advisory Contract to the Subject Company or offer or promise to any Advisory Client any reduced fee, fee waiver or expense reimbursement, (ii) any Distribution Agreement; provided, that this subclause shall not limit any amendment or revision of a Distribution Agreement if such Distribution Agreement does not involve payments by a party thereto in excess of $100,000 in the twelve month period prior to the date hereof and prompt notice of any such amendment or revision is provided to Purchaser pursuant to Section 6.3(i)(c), or (iii) any compensation arrangement with any wholesaler other than as contemplated by Section 6.3(k);

(p)           none of the Subject Companies shall renew, terminate or otherwise modify the Seattle Sublease;

(q)           subject to their fiduciary duties under Applicable Law, none of the Subject Companies shall change the investment policies of any of the Sponsored Funds;

(r)            the Subject Companies shall, subject to their fiduciary duties to the Sponsored Funds under Applicable Law, use their reasonable best efforts to cause each Sponsored Fund to carry on its business in the ordinary course consistent with past practices, and shall not encourage or propose to any Sponsored Fund that it (i) amend its charter, by-laws or other organization documents; (ii) enter into or assume any contract or enter into or permit any amendment, supplement, waiver or other modification in respect thereof, except (in the case of contracts other than Advisory Contracts, Distribution Agreements and Administration Contracts) in the ordinary course of business consistent with past practice; or (iii) merge or consolidate with, or agree to merge or consolidate with, or purchase any material amount of the assets of, or otherwise acquire or make any equity investment in, any other Person (other than in connection with investment activities consistent with such Sponsored Fund’s investment objectives and policies);

(s)           none of the Subject Companies commences providing investment advisory services or otherwise enters into any Contract with a New Advisory Client that is an investment company (or series thereof) registered under the Investment Company Act;

(t)            the Tangible Net Worth of the Subject Companies does not fall below $11,575,000;

(u)           they and their Affiliates use reasonable best efforts to ensure that the Working Capital Amount at Closing does not exceed the Target Working Capital Amount;

(v)           they and their Affiliates use reasonable best efforts to ensure that Persons which have any material contractual relationship with a Subject Company or any material contractual or investor relationship with a Sponsored Fund preserve such relationships, in the aggregate, so that they may be continued, in the ordinary course in all material respects consistent with past practice, after the Closing; and

(w)          none of the Subject Companies shall agree, whether in writing or otherwise, to take any of the actions prohibited pursuant to subsections (a) through (v) above.

6.2           Access; Confidentiality  Upon reasonable notice, Seller and Seller Parent agree to permit Purchaser and its accountants, counsel and other authorized representatives to have, during the period from the date of this Agreement to the Closing Date, reasonable access to the premises, books and records of each Subject Company that relate to its business upon reasonable advance notice during normal business hours, provided that such access does not interfere with the normal operations of the Subject Companies. Seller and Seller Parent agree to cause the Subject Companies to furnish Purchaser with such financial and operational data and other information with respect to their respective businesses and properties as Purchaser may from time to time reasonably request, provided, however, that (i) the auditors and outside accountants of Seller, Seller Parent and the Subject Companies shall not be obligated to make work papers available to Purchaser unless Purchaser has signed a customary agreement relating to access to such work papers in form and substance reasonably acceptable to such auditors or accountants, as applicable, and (ii) none of Seller, Seller Parent or the Subject Companies shall be obligated to make any information available to Purchaser that would, in the reasonable judgment of Seller or Seller Parent, violate or jeopardize any applicable attorney-client or other privilege or any applicable contractual confidentiality obligation.  Any information concerning the Subject Companies obtained by Purchaser or its representatives pursuant to this Section 6.2 shall be subject to the terms of the Confidentiality Agreement, and such information shall be held by Purchaser and its representatives in accordance with the terms of the Confidentiality Agreement.

6.3           Reasonable Best Efforts; Taking of Necessary Action; Notices of Certain Events.  (a)  Each of Seller, Seller Parent, Purchaser and Purchaser Parent shall use its reasonable best efforts to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including any actions required of, or with respect to, the Sponsored Funds).

(b)           Each of Seller, Seller Parent, Purchaser and Purchaser Parent shall (i) as soon as practicable after the date hereof, (A) file such applications, notices, registrations and requests as may be required or advisable to be filed by it with any Governmental Authority (including without limitation applicable filings under the HSR Act and with the NASD) in order to consummate the transactions contemplated hereby, (B) use its reasonable best efforts to obtain all consents, authorizations, orders and approvals of all such Governmental Authorities referred to in the preceding clause (A), and (C) use its reasonable best efforts to satisfy all conditions, undertakings and requirements as may be necessary or appropriate to obtain all such consents, authorizations, orders and approvals or as may be set forth therein, (ii) furnish the other parties hereto with copies of all documents (except documents or portions thereof for which confidential treatment has been requested or given) and correspondence (A) prepared by or on behalf of such party for submission to any Governmental Authority and (B) received by or on behalf of such party from any Governmental Authority, in each case in connection with the transactions contemplated hereby and (iii) use its reasonable best efforts to consult with and keep the other parties hereto informed as to the status of such matters.  To the extent that any application, notice, registration or request so filed by any party contains any significant information relating to the other parties hereto or any of the Subject Companies, prior to submitting such application, notice, registration or request to any Governmental Authority, such party will permit the other parties to review such information and will consider in good faith the suggestions of such other parties with respect thereto.

(c)           Each of Seller, Seller Parent, Purchaser and Purchaser Parent shall use its reasonable best efforts to cooperate with the other parties hereto in the preparation and filing of any applications, notices, registrations and responses to requests for additional information from Governmental Authorities in connection with the transactions contemplated by this Agreement, including providing such information as may be reasonably necessary for inclusion in such applications, notices, registrations and responses.

(d)           To the extent that any Third Party Consent is required under any Contract to which one of the Subject Companies is a party, or (in the case of Advisory Contracts relating to Registered Fund Clients) for the approval of a new Advisory Contract, in either such case in connection with the consummation of the transactions contemplated by this Agreement, Seller and Seller Parent will use their reasonable best efforts to obtain such Third Party Consent on or prior to the Closing Date.  Upon the request of Seller, Purchaser and Purchaser Parent will provide reasonable assistance to Seller and Seller Parent in obtaining such Third Party Consents, including providing such financial and other information as shall be reasonably requested by the other parties to such Contracts.  To the extent that any consent is required under any Contract to which Purchaser Parent or any of its Affiliates is a party in connection with the merger of any Sponsored Fund into a fund sponsored by Purchaser Parent or any of its Affiliates, Purchaser and Purchaser Parent will use their reasonable best efforts to obtain such consent on or prior to the Closing Date.  Upon the request of Purchaser, Seller and Seller Parent will provide reasonable assistance to Purchaser and Purchaser Parent in obtaining such consents referred to in the preceding sentence, including providing such financial and other information as shall be reasonably requested by the other parties to such Contracts.  Notwithstanding the foregoing provisions of this Section 6.3 and paragraphs (e) and (f) below, none of the parties hereto nor any of their Affiliates shall have any obligation under this Agreement to pay any money or other consideration to any Person or to initiate any claim or proceeding against any Person in order to obtain any such Third Party Consent or such other consents (other than the bearing of fees and expenses pursuant to Section 12.6 hereof).

(e)           In furtherance (and without limitation) of Section 6.3(d) above, with respect to each Registered Fund Client, Seller shall use its reasonable best efforts to obtain, as promptly as practicable following the date hereof, the due consideration and approval by the board of directors or trustees (as applicable) of such Registered Fund Client (its “Fund Board Approval”) of (i) in accordance with Section 15 of the Investment Company Act, a new Advisory Contract with the Company, its applicable Subsidiary, Purchaser or its Affiliate to be in effect as of, and subject to, the Closing, in all material respects on the same terms and conditions as the terms of the Company’s or its applicable Subsidiary’s existing Advisory Contract relating to such Registered Fund Client, with the exception of its effective and termination dates, or which is otherwise in form and substance reasonably satisfactory to Purchaser, provided that in the case of a Sponsored Fund, such new Advisory Contract shall terminate upon the effectiveness of the merger (if approved) of such Sponsored Fund referred to in clause (iii) below; (ii) in accordance with Section 15 of the Investment Company Act, an interim advisory contract with the Company, its applicable Subsidiary, Purchaser or its applicable Affiliate that contains the provisions required by Rule 15a-4(b)(2) under the Investment Company Act, to be in effect as of, and subject to, the Closing, and otherwise in all material respects on the same terms and conditions as the terms of the Company’s or its applicable Subsidiary’s existing Advisory Contract relating to such Registered Fund Client, with the exception of its effective and termination dates, or which is otherwise in form and substance reasonably satisfactory to Purchaser, provided that such interim contract shall become effective only if the Fund

Shareholder Approval of the new Advisory Contract referred to in clause (i) above of such Registered Fund Client is not received by the Closing; and (iii) in the case of a Sponsored Fund, the merger of such Sponsored Fund with a fund sponsored by Purchaser or any of its Affiliates, as set forth on Schedule 6.3(e), provided that, notwithstanding Schedule 6.3(e), Purchaser may elect to request Fund Board Approval of the merger of a Sponsored Fund into any reasonably comparable fund sponsored by Purchaser or any of its Affiliates that does not have a higher aggregate expense ratio or an investment performance record materially worse than that of the fund sponsored by Purchaser or any of its Affiliates proposed for such merger on Schedule 6.3(e) (or may elect not to request Fund Board Approval of one or more mergers (in which event Fund Board Approval of such merger or mergers shall not be required for purposes of Section 8.2(f) or the definition of Client Consent) or may elect to request Fund Board Approval of a different merger with Seller’s consent not to be unreasonably withheld or delayed), except that if a Sponsored Fund is shown on Schedule 6.3(e) of the Purchaser Disclosure Letter as merging into a newly-formed “shell” fund sponsored by Purchaser or any of its Affiliates, Purchaser may not elect to request Fund Board Approval of the merger of such Sponsored Fund into an existing fund sponsored by Purchaser or any of its Affiliates without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.  To the extent Fund Board Approval has been obtained with respect to a Sponsored Fund in accordance with the first sentence of this Section 6.3(e), Seller shall use its reasonable best efforts to obtain, as promptly as practicable following the date of such Fund Board Approval, the due consideration and approval by the shareholders of such Sponsored Fund (its “Sponsored Fund Shareholder Approval”) of the new Advisory Contract referred to in clause (i) of the first sentence of this Section 6.3(e) in accordance with Section 15 of the Investment Company Act and the applicable merger described in clause (iii) of the first sentence of this Section 6.3(e), provided that Seller shall be afforded a reasonable time to solicit proxies and to coordinate the date or dates for shareholders meetings of the Sponsored Funds.  In the event that a Sponsored Fund Shareholder Approval of the new Advisory Contract referred to in clause (i) of the first sentence of this Section 6.3(e) and the merger of a Sponsored Fund referred to in clause (iii) of the first sentence of this Section 6.3(e) is not received prior to the Closing Date, Seller shall, at the request of Purchaser, use its reasonable best efforts to obtain or assist the Purchaser in its efforts to obtain, as promptly as practicable and at Seller’s expense, Sponsored Fund Shareholder Approval of such new Advisory Contract and merger.  In the event that such Sponsored Fund Shareholder Approval of such new Advisory Contract is not obtained within 120 days after the Closing Date, Seller shall use its reasonable best efforts to assist the Board of Directors of such Sponsored Fund in seeking an alternative investment advisory arrangement for such Sponsored Fund.  To the extent Fund Board Approval has been obtained with respect to a new Advisory Contract relating to a Sub-Advised Fund in accordance with this Section 6.3(e), Seller shall (solely in the event that shareholder approval of such new Advisory Contract is required under Section 15 of the Investment Company Act, as determined by the sponsor of such Sub-Advised Fund) use its reasonable best efforts to cause the sponsor of such Sub-Advised Fund to obtain in accordance with Section 15 of the Investment Company Act, as promptly as practicable following the date of such Fund Board Approval, the due consideration and approval by the shareholders of such Sub-Advised Fund (its “Sub-Advised Fund Shareholder Approval” and, together with the Sponsored Fund Shareholder Approvals, the “Fund Shareholder Approvals”) of such new Advisory Contract described above.  Purchaser shall use its reasonable best efforts to assist Seller in obtaining the Fund Board Approvals and Fund Shareholder Approvals to the extent so requested by Seller.  Nothing in this Agreement shall require Seller or any of its Affiliates or Purchaser or any of its Affiliates to make any proposal regarding or otherwise seek in any manner to influence or affect the director or trustee composition or any other governance matter with respect to any fund sponsored by Purchaser or any of its Affiliates (collectively, “Board Governance Matters”).  Purchaser and Seller acknowledge and agree that Board Governance Matters are within the sole purview of and are under the consideration of the respective boards of directors or trustees of the Sponsored Funds and the relevant funds sponsored by Purchaser and its Affiliates.  In furtherance (and without limitation) of Section 6.3(d) above, Purchaser shall use its reasonable best efforts to obtain, as promptly as practicable following the date hereof, the due consideration and approval by the board of directors or trustees (as applicable) of the funds sponsored by Purchaser or an Affiliate of Purchaser of the merger of the Sponsored Funds into funds sponsored by Purchaser or any of its Affiliates, as contemplated by clause (iii) above (“Purchaser Fund Board Approvals”).  Seller shall use its reasonable best efforts to assist Purchaser in obtaining the Purchaser Fund Board Approvals and related shareholder approvals to the extent so requested by Purchaser.

(f)            In furtherance (and without limitation) of Section 6.3(d) above, with respect to each Separate Account Client, Seller shall use its reasonable best efforts to obtain, as promptly as practicable following the date hereof, such consent of such Separate Account Client to the “assignment” of its Advisory Contract resulting from the consummation of the transactions contemplated hereby as is required by the terms of such Advisory Contract and the Investment Advisers Act, such Advisory Contract to provide for the same terms and conditions in all material respects as exist as of the date hereof or as are otherwise in form and substance reasonably satisfactory to Purchaser (its “Separate Account Consent”).  The parties hereto agree that the Separate Account Consent for any such Advisory Contract shall be deemed given for all purposes of this Agreement as follows: (i) for those Advisory Contracts set forth on Schedule 6.3(f), upon receipt of written consent prior to the Closing Date, (ii) for all other such Advisory Contracts, (A) if written consent is required pursuant to the Applicable Law or the applicable Advisory Contract, upon receipt of written consent prior to the Closing Date or (B) if consent other than written consent is sufficient under Applicable Law and the applicable Advisory Contract, (x) upon receipt of a written consent prior to the Closing Date or (y) if no such written consent is received, if 60 days shall have passed since the sending of a notice of the transactions contemplated by this Agreement and related assignment (which notice must be sent at least 60 days prior to the Closing Date); provided, however, that any Advisory Client who has informed any Subject Company whether orally or in writing of its intention to terminate or seek a material modification of the terms of its Advisory Contract with the Subject Company, withdraw assets under management by the Subject Companies (other than in the ordinary course of business consistent with past practice), put its account up for bid or refuse or delay its consent prior to the Closing shall be deemed not to have provided its Separate Account Consent for any purpose under this Agreement unless, as of the Closing Date, such notice shall have been rescinded or withdrawn.  All notices and related materials distributed to such Advisory Clients shall be in form and substance reasonably acceptable to Purchaser, and Purchaser shall be provided the opportunity to review and comment on all such notices within a reasonable period of time prior to distribution.

(g)           Seller shall, and shall cause the Subject Companies and their respective Affiliates to, use reasonable best efforts to obtain in accordance with Section 15 of the

Investment Company Act, as promptly as practicable following the date hereof, the approval of the board of directors or trustees of the Sponsored Funds of new Distribution Agreements between the Sponsored Funds and a Subject Company or such other Affiliate of Purchaser as Purchaser may designate (effective as of the Closing) on substantially the same terms as the terms of the existing Distribution Agreement with such Sponsored Fund or on terms which are otherwise in form and substance reasonably satisfactory to Purchaser.  Purchaser shall use its reasonable best efforts to assist Seller in obtaining such approvals to the extent so requested by Seller.

(h)           Seller shall, and shall cause the Subject Companies and their respective Affiliates to, use reasonable best efforts to obtain, as promptly as practicable following the date hereof, to the extent required, the approval of the board of directors or trustees of each Sponsored Fund of new Administration Contracts and other Contracts with a Subject Company, if and to the extent that existing Administration Contracts and other Contracts between such Sponsored Fund and Subject Company would terminate automatically upon the consummation of the transactions contemplated by this Agreement.

(i)            From the date hereof until the Closing, Seller shall promptly notify Purchaser in writing upon becoming aware of:  (a) any circumstance which (i) has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) would reasonably be expected to result in any representation or warranty made by Seller or Seller Parent hereunder not being true and correct in any material respect or (iii) would reasonably be expected to result in the failure of any of the conditions set forth in Article VIII to be satisfied; (b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (c) the amendment, termination, renewal of or entry into any new Distribution Agreement, except in the ordinary course of business consistent with past practice; (d) other than in the ordinary course of business, the hiring or termination of any employee of any of the Subject Companies; and (e) any litigation commenced or, to the Knowledge of Seller, threatened, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.8 or that relates to the consummation of the transactions contemplated by this Agreement; provided, however, that any noncompliance with the foregoing clauses (a) through (e) shall not constitute a failure of any condition to Closing set forth in Article VIII or give rise to any right of termination under Article IX unless the underlying breach shall independently constitute such a failure or give rise to such a right.  Purchaser’s receipt of information pursuant to this Section 6.3(i) or otherwise shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller or Seller Parent in this Agreement.

(j)            From the date hereof until the Closing, Seller shall provide to Purchaser: (i) weekly sales data in the format and detail that Purchaser may reasonably request, promptly following the end of each week; (ii) unaudited monthly financial statements of the Subject Companies, within 21 days of the end of each month; (iii) copies of all regularly prepared management reports, promptly following their preparation; and (iv) such other information as Purchaser may reasonably request promptly following such request.

(k)           Each of Seller, Seller Parent, Purchaser and Purchaser Parent shall use its reasonable best efforts to cooperate with the other parties hereto to obtain the agreements referred to in Section 8.2(g) from all of the parties listed on Schedule 8.2(g), to the extent requested by Purchaser. Seller Parent and Seller shall pay up to the amount set forth in Section 6.3(k)(i) of the Seller Disclosure Letter to secure such agreements, and, the Subject Companies shall pay the amount set forth in Section 6.3(k)(ii) of the Seller Disclosure Letter to secure such agreements, provided that the amount set forth in Section 6.3(k)(ii) of the Seller Disclosure Letter shall be accrued as a current liability on the Closing Date Balance Sheet. Such payments shall be allocated in accordance with the determinations of the officer named on Section 6.3(k) of the Seller Disclosure Letter.

6.4           CDSC Financing Agreements. Prior to the Closing, Seller shall cause the Subject Companies to either (i) terminate the Subject Companies obligation to transfer receivables and collections under or otherwise utilize the CDSC Financing Agreements or (ii) amend the CDSC Financing Agreements so that such obligation of the Subject Companies to transfer receivables and collections (other than in respect of receivables previously transferred) can be terminated by the Subject Companies no later than 30 days after the Closing without payment or penalty. Subject to the preceding sentence, from and after the Closing, Purchaser shall cause the Company and its Subsidiaries (a) to comply in all material respects with their respective obligations under the CDSC Financing Agreements, and (b) not to amend or otherwise modify any of the CDSC Financing Agreements without the prior written consent of Seller.

6.5           Insurance. Seller Parent shall cause to be maintained through the Closing the insurance with respect to the Company and its Subsidiaries referred to in Section 4.22 or Section 4.19(o) of the Seller Disclosure Letter. If Purchaser requests, Seller shall cause to be purchased, at Purchaser’s expense, an extended reporting period with respect to such insurance. Following the Closing, Seller Parent shall and shall cause its Affiliates to (i) not seek to change any rights or obligations of any of Subject Companies under such insurance, (ii) cooperate with the Subject Companies in making claims under such insurance, and (iii) promptly pay over to the Subject Companies any amounts that Seller Parent or any such Affiliate may receive under such insurance in respect of losses experienced by any of the Subject Companies.

6.6           Names of Subject Companies and Sponsored Funds; Websites. (a) Within the later of (i) 180 days following Closing and (ii) at Purchaser’s option, 270 days following Closing, or such greater number of days upon which the parties hereto shall agree, following Closing, the names of the Subject Companies and the Sponsored Funds shall be changed to names that do not include the names “Washington Mutual” or the acronym “WM” or any name confusingly similar thereto, and from and after such date, Purchaser shall not use (and shall cause the Subject Companies not to use, including, without limitation, in connection with the Sponsored Funds or other financial products) the names “Washington Mutual”, the acronym “WM”, or any other names, trademarks, service marks, trade names, corporate names, domain names, logos, trade dress or other source indicators (“Trademarks”) that contain or comprise any Trademark owned or used by Seller Parent or any of its Affiliates prior to the Closing or any Trademark confusingly similar thereto (other than for purposes of prospectus and similar disclosures describing the historical relationship of the Subject Companies and the Sponsored Funds with Seller Parent and its Affiliates and such continuing service relationships as may be in effect with them from time to time following the Closing, and other than as provided for in Section 6.6(b) below).

(b)           Purchaser and Seller agree that, effective as of the Closing and until May 31, 2008, (i) all Internet websites operated by Seller or any of its Affiliates which previously made reference to the ownership of the Subject Companies by Seller shall display prominently on their home pages (in such form as is mutually agreed upon by Purchaser and Seller in writing prior to the Closing, such agreement not to be unreasonably withheld) (A) a statement as to the new ownership of the Subject Companies and (B) a direct hyperlink to Purchaser’s home page, and (ii) all Internet websites operated by Purchaser or any of its Affiliates (including without limitation the Subject Companies) in connection with the businesses of the Subject Companies shall display prominently on their home pages (in such form as is mutually agreed upon by Purchaser and Seller in writing prior to the Closing, such agreement not to be unreasonably withheld) (A) a statement as to the new ownership of the Subject Companies and (B) if so requested by Seller in writing, a direct hyperlink to Seller Parent’s home page. Purchaser and Seller shall cooperate in all commercially reasonable respects prior to the Closing in connection with the implementation of the provisions of the immediately preceding sentence.

(c)           Seller Parent shall grant Purchaser and the Subject Companies a limited license commencing on the Closing and ending on the later of (i) the 180th day following Closing and (ii) at Purchaser’s option, the 270th day following Closing or such greater number of days upon which the parties hereto shall agree, following Closing, to use the term “Washington Mutual” or the acronym “WM” in connection with the operation of the Subject Companies.

(d)           Purchaser acknowledges that Seller Parent would be irreparably harmed by any breach of this Section 6.6 and that there would be no adequate remedy at law or in damages to compensate Seller Parent for any such breach. Purchaser agrees that Seller Parent shall be entitled to injunctive relief requiring specific performance of this Section 6.6, and consents to the entry of such injunctive relief in the event of any such breach. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.6 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

6.7           Post-Closing Cooperation; Retention of Records and Confidentiality. (a) Following the Closing, each party hereto shall use reasonable efforts to, and Purchaser shall use reasonable efforts to cause the Subject Companies to, (i) preserve and keep all records relating to the Subject Companies (and their predecessors) and the Sponsored Funds in their possession for so long as and to the extent required by Applicable Law (but in no event less than six years after the Closing Date) and (ii) to the extent permitted by Applicable Law, make such records available to the other parties hereto (and their auditors and professional advisors) and provide them with reasonable access thereto, subject to customary confidentiality commitments reasonable under the circumstances, as may be reasonably required by their other parties hereto or their Affiliates, including in connection with any insurance claims by, legal proceedings against or investigations by any Governmental Authority or similar matters or to enable any party or any Subject Company to comply with its obligations under Applicable Law and this Agreement or otherwise reasonably necessary for the conduct of any party’s or any Subject Company’s business and operations.

(b)           Following the Closing, each party hereto shall use reasonable efforts to, and Purchaser shall use reasonable efforts to cause the Subject Companies to, make available to the other parties hereto and their Affiliates (and their auditors and professional advisors) the reasonable assistance and cooperation of the appropriate personnel in the review of the records described in Section 6.7(a) consistent with the assistance and cooperation furnished during the period prior to the Closing. In addition, following the Closing, each party hereto shall use reasonable efforts to, and Purchaser shall use reasonable efforts to cause the Subject Companies to, make available to the other parties hereto and to the Subject Companies such party’s employees whose assistance, expertise, testimony, notes, recollections or presence (including participation as a witness in a deposition, hearing or trial) is necessary or appropriate to assist the other parties and their Affiliates in the defense or prosecution of any legal action or proceeding or similar matter relating to the business of the Subject Companies or the Sponsored Funds, provided that the requesting party bears all reasonable expenses and pays reasonable compensation for the assisting employee’s time.

(c)           Following the Closing, Seller and Seller Parent shall, and shall cause their Affiliates to, hold and use their reasonable best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Subject Companies, except to the extent that such information can be shown to have been (i) in the public domain through no fault of any such Person or (ii) later lawfully acquired by any such Person from sources that to such Person’s knowledge are not under any legal or contractual duty of confidentiality with respect to such documents or information.

(d)           From and after the Closing, Seller and Seller Parent shall, or shall cause their Affiliates to, at the direction and expense of Purchaser, use reasonable best efforts to enforce its or their rights under any confidentiality, non-solicitation and similar agreements with any Person entered into in connection with the proposed sale of the Subject Companies.

6.8           Public Announcements. Upon execution and delivery of this Agreement, the parties shall jointly issue a press release in the form approved by the parties prior to the date hereof, such approval not to be unreasonably withheld or delayed. Except for such press release, prior to the Closing Date, no news release or other public announcement pertaining to the transactions contemplated by this Agreement shall be made by or on behalf of any party hereto without the prior approval, not to be unreasonably withheld or delayed, of the other parties, unless the party making such public announcement or disclosure shall give prior written notice to the other parties and consider in good faith their suggestions with respect thereto, to the extent possible and legally permissible.

6.9           Section 15 of the Investment Company Act. Prior to the Closing, Seller shall use its best efforts to ensure compliance with Section 15(f) of the Investment Company Act, so that the transactions contemplated by this Agreement will be in compliance at the Closing with Section 15(f) of the Investment Company Act, including using such efforts to ensure that at the time of the Closing at least 75% of the members of the board of directors or trustees (as applicable) of each Sponsored Fund are not “interested persons” (as such term is defined in the Investment Company Act) of Seller or any Affiliate thereof or Purchaser or any Affiliate thereof. Purchaser will use its best efforts to ensure compliance with the conditions of Section 15(f) of the Investment Company Act as it applies to the transactions contemplated by this Agreement. Without limitation of the foregoing, but without interfering with any Sponsored Fund’s compliance with clause (ii) of the fund governance standards as defined in Rule 0-1 under the Investment Company Act, from and after the Closing Purchaser shall use its best efforts to conduct the business of Purchaser and its Affiliates (including, from and after the Closing, the Subject Companies) so as to ensure that (i) for a period of at least three years after the Closing Date, at least 75% of the members of the board of directors or trustees (as applicable) of each such Sponsored Fund (and of any fund sponsored by Purchaser or any of its Affiliates into which any Sponsored Fund is merged) are not “interested persons” of the Seller or any Affiliate thereof or Purchaser or any Affiliate thereof, and (ii) for a period of at least two years after the Closing Date, there is not imposed on any Sponsored Fund (or any fund sponsored by Purchaser or any of its Affiliates into which a Sponsored Fund is merged) an “unfair burden” (within the meaning of Section 15(f) of the Investment Company Act) as a result of the transactions contemplated by this Agreement, or any express or implied terms, conditions or understandings applicable thereto. Notwithstanding anything to the contrary contained herein, the covenants of the parties contained in this Section 6.9 are intended only for the benefit of the parties to this Agreement and for no other Person.

6.10         Non-Competition; Non-Solicitation. (a) Seller and Seller Parent agree that during the Seller Restricted Period, within the Territory, Seller and Seller Parent shall not, and shall cause each of their controlled Affiliates (other than the Subject Companies) not to, (i) engage in the Seller Restricted Activities, provided that nothing in this Section 6.10(a) shall restrict Seller, Seller Parent or their Affiliates from conducting or engaging in the Seller Permitted Activities or any other business of any kind or nature other than the Seller Restricted Activities, or (ii) directly or indirectly, hire, employ, solicit or receive the performance of services by any employee of any of the Subject Companies, other than (A) pursuant to a bona fide general advertisement of employment opportunities that is not specifically targeted to any employees of the Subject Companies, (B) pursuant to head-hunter inquiries (provided that the employee and the Subject Companies were not identified to the headhunter by Seller Parent or any of its Affiliates), and (C) employees who contact Seller Parent or any of its Affiliates on their own initiative, provided that during the Seller Restricted Period in no event shall Seller Parent or any of its Affiliates hire, employ or receive the performance of services by any of the individuals listed in Section 6.10(a) of the Seller Disclosure Letter.

(b)           Seller and Seller Parent acknowledge that Purchaser would be irreparably harmed by any breach of this Section 6.10 and that there would be no adequate remedy at law or in damages to compensate Purchaser for any such breach. Seller and Seller Parent agree that Purchaser shall be entitled to injunctive relief requiring specific performance of this Section 6.10, and Seller and Seller Parent consent to the entry of such injunctive relief in the event of any such breach. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.10 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

(c)           Notwithstanding the provisions of Section 6.10(a), nothing contained in this Section 6.10 shall be construed as precluding Seller Parent from (i) acquiring direct or indirect control of another entity that engages directly or indirectly in the Seller Restricted Activities as a secondary part of such entity’s business, provided that (A) Seller Parent’s primary purpose in effecting such acquisition is not to acquire a business that engages in the Seller Restricted Activities, and (B) if after giving effect to such acquisition or at any time thereafter so long as this covenant is in effect assets under management or annual revenues in connection with the engagement by Seller Parent and its controlled Affiliates in the Seller Restricted Activities exceed $2.5 billion or $50 million, respectively, Seller Parent shall within six months either cause all of the business that engages in such Seller Restricted Activities to be sold or cease to conduct such business, provided that if Seller Parent elects to cause such business to be sold, it shall extend to Purchaser Parent in good faith equivalent access to information and an equivalent opportunity to bid on the purchase of such business to be sold as that offered to any other Person; or (ii) merging or combining with or being acquired by an entity that engages directly or indirectly in the Seller Restricted Activities (in which case the restrictions of Section 6.10(a)(i) shall not apply to the surviving parent company of such transaction or any of its controlled Affiliates), provided that Seller Parent may only avail itself of this clause (ii) if (A) immediately following such acquisition directors of Seller Parent at the time such acquisition is announced no longer constitute a majority of directors of Seller Parent and do not constitute a majority of the directors of the surviving parent company of such transaction, (B) holders of equity securities having the right to elect the directors of Seller Parent immediately prior to the consummation of such acquisition do not own directly or indirectly a majority of the equity securities having the right to elect the directors of Seller Parent or of the surviving parent company of such transaction immediately following such consummation, and (C) such transaction has not been structured or entered into principally for the purpose of avoiding the obligations of Seller Parent under this Section 6.10.

(d)           Notwithstanding the provisions of Section 6.10(a), nothing contained in this Section 6.10 shall be construed as precluding Seller Parent from directly or indirectly acquiring and holding publicly traded equity interests representing less than five percent of the outstanding voting equity securities of companies that engage directly or indirectly in the Seller Restricted Activities; provided that securities owned by Seller Parent and its Affiliates shall not include, for purposes of this Section 6.10, any securities held: by Seller Parent and its Affiliates in trust, managed, brokerage, custodial, nominee or other customer accounts; in mutual funds, open or closed end investment funds or other pooled investment vehicles sponsored, managed and/or advised or subadvised by Seller Parent or its Affiliates to the extent otherwise permitted by the terms of this Section 6.10; or by Affiliates of Seller Parent which are broker-dealers or otherwise engaged in the securities business, provided that in each case, such securities were acquired in the ordinary course of their respective banking and securities business and not with the intent or purpose on the part of Seller Parent or its Affiliates of avoiding the provisions of this Section 6.10.

6.11         401(k) Plans. Subject to Applicable Law (including, for the avoidance of doubt, Section 406 of ERISA and Section 4975 of the Code), Seller Parent shall not, and shall cause its Affiliates not to, take any action (i) to eliminate any of the Sponsored Funds (or any fund with which such Sponsored Fund merges) as an investment option under any of its Benefit Plans which are participant individual account plans and under which any such Fund is such an investment option on the date hereof, or (ii) to restrict or otherwise limit the ability of plan participants to select any such Sponsored Fund as such an investment option under any such individual account Benefit Plan (unless such limitation or restriction applies generally to all available investment options), provided, however, that Seller Parent shall not be obligated to take any action that would interfere with or prevent the free exercise by the trustees or the named fiduciary that has the authority and discretion to manage and control the assets of any such Benefit Plan, of their fiduciary duties under the Benefit Plan and ERISA, or otherwise impose requirements, restrictions or limitations on any such trustees or named fiduciary that could give rise to liability under Section 406 of ERISA or Section 4975 of the Code or otherwise.

6.12         Further Assurances. Until the Closing, each party shall cooperate with the others, and execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and take all such other actions as such party may reasonably be requested to take by the other parties hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby. Seller and Purchaser shall work together in good faith and use their respective reasonable best efforts to agree, as soon as practicable following the date hereof, on additions or modifications to Exhibit A-1 to the Transition Services Agreement (including Schedule 1 thereto) so that (i) the Transition Services Agreement may be entered into at Closing with such Exhibit (and Schedule) completed and will cover all services that are either listed on Section 4.7(c) of the Seller Disclosure Letter (other than the services set forth on Exhibit A-2 to the form of Transition Services Agreement attached hereto as Exhibit B) or that constitute an “Omitted Service” (as such term is used in Section 1.2 of the form of Transition Services Agreement attached hereto as Exhibit B), in each case at rates as set forth in Section 2.1 of the form of Transition Services Agreement attached hereto as Exhibit B, and (ii) such Exhibit (and Schedule) are otherwise complete in all material respects. Prior to Closing, Seller will use its reasonable best efforts to assist Purchaser in order that Purchaser or the Subject Companies are able to provide the services set forth on Section 6.12 of the Seller Disclosure Letter to the Subject Companies.

6.13         Settlement of Intercompany Accounts. Seller Parent and its Affiliates shall use their reasonable best efforts to reduce or eliminate the Intercompany Balances of the Subject Companies that will remain outstanding at Closing, including by eliminating any Intercompany Balances that are included in the long term assets or liabilities of the Subject Companies and netting or otherwise settling and repaying any Intercompany Balances as soon as practicable following each month end after the date hereof and prior to Closing. Seller Parent shall deliver a statement of all Intercompany Balances within 15 days after each month end following the date hereof and prior to Closing. Within 15 days following the Closing Date, the Subject Companies, on the one hand, and Seller Parent and its Affiliates (other than the Subject Companies), on the other hand, shall settle and repay all Intercompany Balances (including intercompany loans, notes, advances, payables and receivables) between them, in each case that were outstanding on the Closing Date, without any interest thereon from and after the Closing Date. Purchaser and Purchaser Parent shall cause the Subject Companies to comply with their obligations under the preceding sentence. All payments made pursuant to this Section 6.13 shall be made in immediately available funds to an account designated by the receiving party, and may be made on a net basis.

Article VII
EMPLOYEE MATTERS

7.1           General. Except as otherwise provided in this Article VII, for the twelve-month period following the Closing Date, Purchaser shall, or shall cause its Affiliates to, provide each Affected Employee with salary or wages, incentive compensation opportunity and employee benefits (excluding any change in control or similar arrangements) that are no less favorable in the aggregate than the salary or wages provided to such Affected Employee immediately prior to the Closing Date, and the incentive compensation opportunity and employee benefits provided to such Affected Employee immediately prior to the date hereof, provided that nothing contained herein, expressed or implied, is intended to interfere with the right of Purchaser to terminate the employment of any Affected Employee at any time, with or without cause.

(a)           Effective as of the Closing Date, Purchaser and its Affiliates shall give Affected Employees full credit for all purposes, except for purposes of benefit accrual under any qualified or non-qualified defined benefit pension plan, under such employee benefit plans or arrangements maintained by Purchaser or any of its Affiliates (including, without limitation, any welfare plan, pension plan, vacation program or severance program) in which any such Affected Employees participate for such Affected Employees’ service with Seller, Seller Parent, any of the Subject Companies, any of their respective Affiliates and/or any predecessor entities to the same extent recognized by Seller, Seller Parent and/or any of the Subject Companies immediately prior to the Closing Date, except to the extent such credit would result in an unintended duplication of benefits. Notwithstanding the foregoing, effective as of the Closing Date, Purchaser and its Affiliates shall give Affected Employees full credit, for all purposes (including, without limitation, for purposes of eligibility to participate, vesting benefit accrual and determination of benefits) under all post-retirement health plans maintained by Purchaser or any of its Affiliates, if any, in which any such Affected Employees participate for such Affected Employees’ service with Seller, Seller Parent, any of the Subject Companies, any of their respective Affiliates and/or any predecessor entities to the same extent recognized by Seller, Seller Parent and/or any of the Subject Companies immediately prior to the Closing Date; provided, however, that nothing contained in this sentence shall obligate Purchaser or any Affiliates thereof to establish or maintain any post-retirement health plan. Notwithstanding anything in this section to the contrary, Affected Employees shall not be eligible to participate in any employee benefit plan or portion thereof to the extent eligibility for such benefit is conditioned (under the terms and conditions of such benefit) upon employment with Purchaser as of a specified date occurring prior to the Closing Date.

(b)           Purchaser shall, or shall cause its Affiliates to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans in which such Affected Employees may be eligible to participate on or after the Closing Date to the extent waived under the applicable Seller’s corresponding Benefit Plan immediately prior to the Closing and (ii) to the extent not prohibited by Applicable Law, provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Closing Date for Seller Parent’s then-current plan year in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans in which any such Affected Employee is eligible to participate on or after the Closing Date.

(c)           Prior to the Closing Date, Seller or Seller Parent shall cause the Subject Companies to assign and delegate to Seller or Seller Parent, and Seller or Seller Parent shall assume, any and all liability arising under the agreement listed in Section 7.1 of the Seller Disclosure Letter.

7.2           Termination and Severance. Notwithstanding the foregoing, if the employment of an Affected Employee is terminated on or prior to the date that is twelve months after the Closing Date under circumstances under which such Affected Employee would have received severance benefits from Purchaser or its Affiliates under the Washington Mutual, Inc. Special Severance Plan, effective August 1, 2004 (as set forth in Section 7.2(a) of the Seller Disclosure Letter) (the “Seller Severance Plan”), such Affected Employee shall be entitled to severance benefits from Purchaser or its Affiliates that are equal to the severance benefits that would have been paid under the Seller Severance Plan had such plan remained applicable to such Affected Employee. Prior to the Closing Date, Seller shall cause the Company to assign and delegate to Seller any severance obligations, and Seller shall assume any severance obligations, arising under the change in control and employment plans, programs or agreements listed on Section 7.2(b) of the Seller Disclosure Letter.

7.3           Closing Payments. As of immediately prior to the Closing, Seller shall pay to each Affected Employee who is a participant in the transaction bonus plan sponsored by the Company or Seller described in Section 7.3 of the Seller Disclosure Letter (the “Transaction Bonus Plan”) that amount (if any) owed to such Affected Employee pursuant to the Transaction Bonus Plan (as reasonably determined by Seller) (each payment a “Closing Payment”).

7.4           Welfare Plans. Seller Parent shall retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each Affected Employee with respect to claims incurred by such Affected Employees or their covered dependents prior to the Closing Date. Subject to the terms and conditions of and to the extent provided under Purchaser’s welfare plans, expenses and benefits with respect to claims incurred by Affected Employees or their covered dependents on or after the Closing Date shall be the responsibility of Purchaser and its Affiliates. For purposes of this paragraph, (i) except as otherwise provided in subclauses (ii), (iii) and (iv) of this Section 7.4, a claim is deemed incurred when the services that are the subject of the claim are performed; (ii) in the case of life insurance, a claim is deemed incurred when the death occurs; (iii) in the case of long-term disability benefits, a claim is deemed incurred when the disability first occurs; and (iv) in the case of a hospital stay, a claim is deemed incurred when the employee or covered dependent first enters the hospital (regardless of the length of such stay).

7.5           Accrued Vacation. With respect to any accrued but unused vacation time to which any Affected Employee is entitled pursuant to the vacation policy applicable to such Affected Employee immediately prior to the Closing Date (the “Vacation Policy”) (as set forth in Section 7.5 of the Seller Disclosure Letter), the Subject Companies shall retain such liabilities, and Purchaser and its Affiliates shall allow, or cause the Subject Companies to allow, such Affected Employee to use such accrued vacation in a manner consistent with the terms and conditions of the Vacation Policy. To the extent that, at the time of his termination an Affected Employee still has accrued and unused vacation time outstanding in accordance with the Vacation Policy, Purchaser shall, or shall cause the Subject Companies to, pay in cash an amount equal to such accrued and unused vacation days. Notwithstanding anything else in this Section to the contrary, Purchaser shall have no obligation with respect to accrued vacation days of the Affected Employees to the extent that such accrued vacation days have not been properly accrued on the financial statements of the Subject Companies in accordance with GAAP.

7.6           Seller Parent Benefit Plans. On or prior to the Closing, Seller Parent shall cause the Subject Companies to cease participating in any Benefit Plan sponsored by the Seller Parent or any of its Affiliates (other than the Subject Companies) and, except as otherwise expressly set forth herein, assume any and all obligations of each of the Subject Companies with respect to or arising under any such Benefit Plan. Except as otherwise expressly provided herein, Purchaser and its Affiliates shall have no obligations with respect to any Benefit Plan, whether with respect to any Affected Employee or for any other employee or former employee of the Subject Companies. Notwithstanding the foregoing, to the extent that any of the Affected Employees participated in any nonqualified plan of deferred compensation maintained by Seller, Seller Parent or any Subject Company in respect of services for the Subject Companies prior to the date hereof (a list of which is set forth in Section 7.6 of the Seller Disclosure Letter) (such plans, the “Deferred Compensation Plans”), and to the extent permitted by the terms of such plan and by Section 409A of the Code, the liabilities as of the Closing Date arising under each such plan with respect to such services (the “Deferred Compensation Liabilities”) shall remain with or be assumed by the Subject Companies, provided that, and only so long as, such Deferred Compensation Liabilities are reflected as current liabilities on the Closing Date Balance Sheet. In connection with the foregoing, Seller, Seller Parent and the Subject Companies shall cooperate in good faith to take all actions that are reasonably necessary to effectuate the foregoing, including the spin-off to and assumption by the Subject Companies of any Deferred Compensation Plans that are maintained by Seller or Seller Parent (but only to the extent of the amount of the Deferred Compensation Liabilities). Seller will cause all Deferred Compensation Liabilities (pro rated through the Closing Date and including in any event the amount of contributions or other accruals that would otherwise have been made for the benefit of the relevant Affected Employees that are attributable to the period January 1, 2006 through the Closing Date) to be reflected as current liabilities on the Closing Date Balance Sheet. With respect to any Deferred Compensation Liabilities that arise under any actuarially determined defined benefit plan, for purposes of this Section 7.6, such liabilities shall be determined using the assumptions that would apply with respect to an assumption of liabilities from a qualified plan subject to the provisions of Section 414(l) of the Code.

7.7           Administration. (a) Following the date of this Agreement, Seller, Seller Parent, the Subject Companies and Purchaser shall reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Article VII, including, without limitation, exchanging information and data relating to workers’ compensation, employee payroll data, employee files, employee benefits and employee benefit plan coverages (except to the extent prohibited by Applicable Law), and in obtaining any Governmental Approvals required hereunder.

(b)           The Closing Date Balance Sheet shall reflect an accrual as a current liability for the amount reasonably estimated to be payable (the “Estimated Accruals”) as of the Closing Date pursuant to the variable pay plans listed in Section 7.7 of the Seller Disclosure Letter (the “Variable Pay Plans”). As soon as practicable following the Closing Date, Seller Parent and/or Seller shall, at their own expense, calculate, in a manner consistent with Seller Parent’s, Seller’s and the Subject Companies’ past practices, the amount payable through the Closing Date (such an amount, a “Variable Pay Plan Amount”) under each of the Variable Pay Plans in respect of the bonus payments described in this Section 7.7 for any Affected Employee (each, a “Variable Pay Plan Participant”) who was a participant in one or more of the Variable Pay Plans, and who is employed on the Closing Date. Seller Parent or Seller shall promptly notify Purchaser in writing and in a format reasonably acceptable to Purchaser of the Variable Pay Plan Amounts calculated for each Variable Pay Plan Participant and Purchaser shall pay or cause to be paid the Variable Pay Plan Amounts to each Variable Pay Plan Participant promptly following receipt of such notice from Seller Parent or Seller (but in no event shall Purchaser be obligated to make such payments earlier than 30 days following the Closing Date). If the Variable Pay Plan Amounts, in the aggregate, are greater than the Estimated Accruals, Seller Parent or Seller shall remit the difference to Purchaser at the time Seller Parent or Seller notifies Purchaser of the Variable Pay Plan Amounts. If the Variable Pay Plan Amounts, in the aggregate, are less than the Estimated Accruals, Purchaser shall remit the difference to the Seller within 30 days after the payment of the Variable Pay Plan Amounts to the Variable Pay Plan Participants. Except as otherwise expressly provided in this Section 7.7(b), Purchaser shall have no obligation with respect to the Variable Pay Plan bonuses payable to the Variable Pay Plan Participants.

Article VIII
CONDITIONS TO THE CLOSING

8.1           Conditions to Obligations of Each Party. The respective obligations of Purchaser, Seller and Seller Parent to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver in writing by Purchaser and Seller) as of the Closing of the following conditions:

(a)           No Injunction. At the Closing Date, there shall be no (i) injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction in effect that restrains or prohibits the purchase of the Stock hereunder or the consummation of the other transactions contemplated hereby or (ii) pending action, suit or proceeding brought by any Governmental Authority which seeks to restrain or prohibit the purchase of the Stock hereunder or the consummation of the other transactions contemplated hereby.

(b)           Regulatory Authorizations. All Governmental Approvals required for the execution and delivery of this Agreement and the Ancillary Agreements by Seller, Seller

Parent, Purchaser, Purchaser Parent and any of their respective Affiliates party thereto, for the performance by any of them of their respective obligations hereunder and thereunder and for their consummation of the transactions contemplated hereby and thereby shall have been obtained and be in full force and effect, and the applicable HSR Act waiting period shall have expired.

(c)           Section 15 Compliance. No more than 25% of the members of the board of directors or trustees (as applicable) of any Sponsored Fund (or of any fund sponsored by Purchaser or any of its Affiliates into which any Sponsored Fund’s shareholders have prior to the Closing approved the merger of such Sponsored Fund pursuant to Section 6.3 of this Agreement) shall be “interested persons” (as defined in the Investment Company Act) of Seller or any Affiliate thereof or Purchaser or any Affiliate thereof for purposes of Section 15(f)(1)(A) of the Investment Company Act.

8.2           Additional Conditions to the Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by Purchaser) as of the Closing of each of the following additional conditions:

(a)           Representations and Warranties. The representations and warranties of Seller contained in Article IV of this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made at and as of the Closing Date, except to the extent that any representation and warranty is made as of a specified date other than the Closing Date, in which case such representation and warranty shall be true and correct as of such specified date, without taking into account any qualification of such representation or warranty by reference to Material Adverse Effect or other materiality, except, in each case, for such failures to be true and correct that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(b)           Performance of Covenants. Seller and Seller Parent shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by them prior to or at the Closing Date.

(c)           Certificate. Purchaser shall have received a certificate of Seller and Seller Parent, dated the Closing Date, executed on behalf of Seller and Seller Parent, to the effect that the conditions specified in paragraphs (a) and (b) above have been fulfilled.

(d)           Ancillary Agreements. The Ancillary Agreements shall have been executed and delivered by Seller Parent or its Affiliate or Affiliates party thereto.

(e)           Aggregate Closing Advisory Revenue Run-Rate. The Aggregate Closing Advisory Revenue Run-Rate shall be equal to at least 80.0% of the Aggregate Base Advisory Revenue Run-Rate.

(f)            Third Party Consents; Fund Board Approval; Fund Shareholder Approvals. The following shall have been obtained: (i) all Third Party Consents under the Material Contracts set forth in Schedule 8.2(f)(i) and (ii) (A) Fund Board Approvals

and Purchaser Fund Board Approvals with respect to all Sponsored Funds and (B) Fund Shareholder Approvals with respect to all of the Sponsored Funds specified in Schedule 8.2(f)(ii). Fund Board Approvals shall not be subject to any requirements or conditions that are not reasonably acceptable to Purchaser, provided that if a Fund Board Approval is subject to any requirements or conditions, Seller shall be entitled to require (by written request describing such requirements or conditions in reasonable detail) that Purchaser acknowledge in writing, within ten Business Days after receipt of such written request, whether or not such requirements and conditions are acceptable to it; and if Purchaser acknowledges that such requirements and conditions are acceptable to it, the condition described in this sentence shall be deemed satisfied (whether or not any such requirements or conditions set forth in or accompanying such Fund Board Approval are themselves satisfied). If Purchaser accepts a Fund Board Approval for purposes of Closing, such Fund Board Approval shall also be deemed sufficient for purposes of the definition of Client Consent.

(g)           Section 8.2(g) Agreements. Purchaser shall have received agreements, substantially in the form of Exhibit 8.2(g), executed and delivered as specified on Schedule 8.2(g).

(h)           Third Party Distributors. For the third party distributors listed on Schedule 8.2(h), no more than the percentage indicated on such Schedule 8.2(h) (such percentage to be calculated as a percentage of sales for the 12 months prior to the Base Date) shall have given Seller Parent, Purchaser or any of their respective Affiliates notice of their election or intention to terminate or make any material adverse changes to the terms and conditions of the Contracts between such distributors and the Subject Companies, as such terms existed on the Base Date, provided that the foregoing shall not require Seller or Seller Parent to obtain an affirmative consent from any third party distributor.

(i)            FIRPTA. Seller shall have delivered to Purchaser a certificate in form and substance reasonably satisfactory to Purchaser, duly executed and acknowledged, certifying any facts that would exempt the transactions contemplated hereby from withholding under Section 1445 of the Code.

(j)            Election Forms. Seller Parent shall have delivered to Purchaser Parent the Election Forms described in Section 10.6.

8.3           Additional Conditions to the Obligations of Seller and Seller Parent. The obligation of Seller and Seller Parent to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by Seller) as of the Closing of each of the following additional conditions:

(a)           Representations and Warranties. The representations and warranties of Purchaser and Purchaser Parent contained in Article V of this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made at and as of the Closing Date, except to the extent that any representation and warranty is made as of a specified date other than the Closing Date, in which case such representation and warranty shall be true and correct as of such specified date, without taking into account any qualification of such representation or warranty by reference to Material Adverse Effect or other materiality, except, in each case, for such failures to be true and correct that individually or in the aggregate would not reasonably be expected to have a Purchaser Material Adverse Effect.

(b)           Performance of Covenants. Purchaser and Purchaser Parent shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or at the Closing Date.

(c)           Certificate. Seller and Seller Parent shall have received a certificate of Purchaser and Purchaser Parent, dated the Closing Date, executed on behalf of Purchaser and Purchaser Parent, to the effect that the conditions specified in paragraphs (a) and (b) above have been fulfilled.

(d)           Ancillary Agreements. The Ancillary Agreements shall have been executed and delivered by Purchaser Parent or its Affiliate or Affiliates party thereto.

Article IX
TERMINATION, AMENDMENT AND WAIVER

9.1           Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(a)           By mutual written consent of Seller and Purchaser;

(b)           By either Seller or Purchaser upon written notice to the other in the event that any Governmental Authority (including any court of competent jurisdiction) shall have issued an order, decree or ruling or taken any other official action enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable; or

(c)           By either Seller or Purchaser upon written notice given to the other in the event that the Closing shall not have taken place on or before February 28, 2007, provided that the failure of the Closing to occur on or before such date is not the result of a breach of any covenant or agreement hereunder by the party seeking such termination (or, in the case of a termination by Seller, by Seller Parent, or, in the case of a termination by Purchaser, by Purchaser Parent).

9.2           Effect of Termination. In the event of the termination of this Agreement as provided above, this Agreement (other than this Section) shall become void and of no further force and effect, and there shall be no duties, liabilities or obligations of any kind or nature whatsoever on the part of any party hereto to the other parties based either upon this Agreement or the transactions contemplated hereby, except (a) that the obligations of the parties referred to in the last sentence of Section 6.2 and in Sections 12.6 through 12.12 shall continue to apply following any such termination of this Agreement and (b) no party shall be relieved or released from any liabilities or damages arising out of or caused by the willful breach by such party of its obligations under this Agreement.

Article X
TAX MATTERS

10.1         Indemnification for Taxes. From and after the Closing Date and to the extent the amount of such Taxes or Damages has not been taken into account in determining the Working Capital Amount pursuant to Section 2.4 of this Agreement (provided that, for this purpose, any amount of Taxes or Damages shall be treated as having not been taken into account in determining the Working Capital Amount if such amount has been paid or settled pursuant to Section 6.13), Seller Parent and Seller shall be responsible for, and shall jointly and severally indemnify and hold harmless Purchaser, Purchaser Parent and each of the Subject Companies and each of their Affiliates (and any successor thereto) from (A) any Damages suffered, paid or incurred by any Indemnified Purchaser Entity resulting from or caused by any breach of (i) any of the representations and warranties made by Seller and Seller Parent in Sections 4.12 and 4.19(f) of this Agreement or (ii) any covenant set forth in Section 6.1(n) of this Agreement and (B) any and all Taxes (i) imposed on any member of the Seller Parent’s Group (other than the Subject Companies) for any taxable year, (ii) imposed on any of the Subject Companies or for which any of the Subject Companies may otherwise be liable for any taxable year that ends on or before the Closing Date and, with respect to any taxable year beginning before and ending after the Closing Date, the portion of such taxable year ending on (and including) the Closing Date (such portion being referred to hereinafter as the “Interim Period”) (the Interim Period and any taxable year that ends on or before the Closing Date being referred to collectively hereinafter as the “Pre-Closing Period”), (iii) imposed on another Person for which any Subject Company is liable pursuant to Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Tax law), or pursuant to rules imposing transferee liability, or by virtue of such Subject Company’s having been affiliated with, or being a transferee of, such other Person prior to the Closing or (iv) arising from any of the Elections described in Section 10.6 below, in each case, together with interest, penalties, reasonable attorney’s fees and other reasonable expenses relating thereto; provided that the foregoing shall not include any Taxes described in clause (ii) of the following sentence. From and after the Closing Date, except with respect to Taxes for which Seller Parent and Seller are responsible pursuant to the immediately preceding sentence, Purchaser, Purchaser Parent and each of the Subject Companies shall be responsible for, and shall jointly and severally indemnify and hold harmless Seller Parent and Seller Parent’s Group (or any successor thereto) from, any and all Taxes imposed on the Subject Companies, Purchaser, Purchaser Parent or Purchaser’s Affiliated Group (or any successor thereto) for (i) any taxable year that begins after the Closing Date and, with respect to any taxable year beginning before and ending after the Closing Date, the portion of such taxable year commencing on the day after the Closing Date, and (ii) any transfer of assets by the Subject Companies (other than any transfer in the ordinary course of business and any transfer or deemed transfer arising from any of the Elections) after the Closing on the Closing Date.

10.2         Apportionment of Taxes. In order to appropriately apportion any Taxes relating to any taxable year that includes the Interim Period, the parties hereto shall (and shall cause their respective Affiliates to), to the extent permitted by applicable Tax law, elect with the relevant taxing authority to treat for all purposes the Closing Date as the last day of the taxable year of the Subject Companies, and such Interim Period shall be treated as a short taxable year and a Pre-Closing Period for purposes of this Agreement. In any case where applicable Tax law does not permit the Subject Companies to treat the Closing Date as the last day of the taxable year of the Subject Companies, then, in the case of a Tax that is not property or other periodic tax (such as Tax based on gross or net income) such Tax shall be apportioned for an Interim Period as if such Interim Period were a short taxable year. All property or other periodic Taxes that are attributable to a taxable year that includes an Interim Period shall be apportioned to the period to which they legally relate, or, if not capable of being so apportioned, shall be apportioned based upon a fraction, the numerator of which is the number of days in the Interim Period, and the denominator of which is the number of days in such taxable year.

10.3         Tax Returns and Payment of Taxes. (a) Seller Parent or Seller Parent’s Group shall (and shall cause its Affiliates to), to the extent permitted by applicable Tax law and consistent with prior year practice, include the Subject Companies in the consolidated federal income Tax Returns and any combined or consolidated state and local Tax Returns filed by Seller Parent for any Pre-Closing Period. With respect to state and local and other Tax Returns required to be filed by the Subject Companies after the Closing Date for Tax periods beginning before and ending after the Closing Date, Seller Parent or Seller Parent’s Group, or Purchaser, Purchaser Parent or the Subject Companies, as the case may be, shall cause the Subject Companies to, when permitted, elect to file a short-period Tax Return for the portion of such period which ends on the Closing Date. Seller Parent or Seller Parent’s Group shall prepare and file, or cause to be prepared and filed all such Tax Returns for any such short period, and shall pay, or cause to be paid, all Taxes due on such Tax Returns to the proper taxing authority.

(b)           Except to the extent that an election has been made to prepare a short-period Tax Return described in Section 10.3(a), Purchaser or Purchaser Parent shall, or shall cause the Subject Companies to, prepare, submit to Seller (at least sixty days prior to the extended due date) for its review and approval (such approval not to be unreasonably withheld), and thereafter file all state and local and other Tax Returns required to be filed by the Subject Companies after the Closing Date for all Interim Periods, and the Seller Parent and the Seller shall timely pay to Purchaser, Purchaser Parent or the relevant Subject Company the amount of Taxes with respect to such Tax Returns as determined and apportioned to a Pre-Closing Period pursuant to Section 10.2 above. All such Tax Returns shall be prepared on a basis consistent with the Tax Returns filed by or on behalf of the Subject Companies for the preceding Tax period unless otherwise required by applicable Tax law.

(c)           Purchaser Parent shall, or shall cause the Subject Companies to, prepare and file all Tax Returns (other than those referred to in Section 10.3(a) or Section 10.3(b)) required to be filed by the Subject Companies after the Closing Date for all Tax periods beginning after the Closing Date.

(d)           Seller Parent and Seller shall cause any tax sharing, allocation, indemnity or similar agreement between Seller Parent, Seller or any of their Affiliates (other than the Subject Companies) on the one hand and any of the Subject Companies on the other hand to terminate prior to the Closing Date and have no further effect, and no Subject Company shall have any further liability thereunder after the Closing.

(e)           Seller Parent and Purchaser Parent shall not (and shall cause their Affiliates not to) amend any Tax Return relating to any Subject Company for any Pre-Closing Period without the prior written consent of the other party (which consent shall not be unreasonably withheld) if such amendment would adversely affect Tax obligations of such other party under this Agreement.

10.4         Cooperation; Audits. In connection with the preparation of Tax Returns and audit examinations relating to the Subject Companies by any taxing authority or administrative or judicial proceedings resulting therefrom, Seller, Seller Parent, Purchaser, Purchaser Parent and the Subject Companies shall cooperate fully with one another, including but not limited to the furnishing or making available of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of Tax Returns, the conduct of audit examinations or the defense of claims by taxing authorities as to the imposition of Taxes. After the Closing Date, Seller Parent shall control the conduct of all stages of any audit or other administrative or judicial proceeding with respect to Taxes for any Pre-Closing Period (other than any Interim Period with respect to which a short-period Tax Return described in Section 10.3(a) has not been filed), and Purchaser Parent shall control the conduct of all other audits or other administrative or judicial proceedings with respect to the Tax liability of the Subject Companies; provided, however, that if, with respect to any such audit or other proceeding which is controlled by Purchaser Parent or Seller Parent, as the case may be, any Tax adjustment is proposed which would be for the account of Seller Parent or Purchaser Parent, as the case may be, pursuant to this Article X, Purchaser Parent or Seller Parent, as the case may be, (i) shall give prompt notice to Seller Parent or Purchaser Parent, as the case may be, of such proposed adjustment, (ii) shall afford Seller Parent or Purchaser Parent, as the case may be, and its counsel a reasonable opportunity to participate in such proceeding including, without limitation, the right to participate in conferences with Tax authorities and to submit pertinent material in support of Seller Parent’s or Purchaser Parent’s, as the case may be, position and (iii) shall not, and shall not permit their respective Affiliates to, accept such proposed adjustment or enter into any settlement or agreement which would be for Seller Parent’s or Purchaser Parent’s, as the case may be, account under this Article X without Seller Parent’s or Purchaser Parent’s, as the case may be, written consent (which consent shall not be unreasonably withheld).

10.5         Transfer Taxes. Notwithstanding any provision of this Agreement to the contrary, all transfer, documentary, sales, use, stamp, registration, valued added, real property transfer Taxes and other similar Taxes, and all conveyance fees, recording charges and other similar fees and charges, and any penalties and interest associated with such Taxes, fees and charges, incurred in connection with this Agreement or the transactions contemplated hereby, shall be paid by Seller Parent and Seller when due, and Seller Parent and Seller shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Tax law, the parties shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

10.6         Section 338(h)(10) Election. (a) Seller, Seller Parent, Purchaser and Purchaser Parent agree that they shall take all steps necessary to make a timely, effective and irrevocable election under Section 338(h)(10) of the Code and analogous state and local tax provisions, arising out of the purchase and sale of the Stock and, at Purchaser Parent’s election, for any eligible Subsidiary that is a corporation, pursuant to this Agreement (collectively, the “Elections”), and to file the Elections in accordance with applicable Tax law. At least 10 days prior to the Closing Date, Seller Parent and Purchaser Parent shall agree on the form and content of the IRS Form 8023 and analogous state and local tax forms on which the Elections shall be made (collectively, the “Election Forms”). At or prior to the Closing, Seller Parent shall deliver to Purchaser Parent properly executed and mutually agreed upon Election Forms containing information then available, which Purchaser Parent shall be entitled to file, or cause to be filed, at any time after the Closing.

(b)           Purchaser Parent shall, within 120 days after the Closing Date, prepare and deliver to Seller Parent for its review and consent, the allocation of the deemed sales price of the assets of the Company (and any eligible Subsidiary for which an Election is made) resulting from the Elections (as required pursuant to Section 338(h)(10) of the Code and regulations promulgated thereunder) among such assets (the “Section 338 Allocation”). In the event that no election is made with respect to an eligible Subsidiary, the purchase price allocated to such Subsidiary shall be an amount at least sufficient to prevent realization of a loss for U.S. federal income tax purposes with respect to the capital stock of such Subsidiary. Seller Parent and Purchaser Parent shall negotiate in good faith to resolve any disputed items. If Seller Parent and Purchaser Parent are unable to agree on the Section 338 Allocation within 60 days after Purchaser Parent provides the Section 338 Allocation, they shall request an appraisal firm selected by Seller and reasonably acceptable to Purchaser Parent (the “Appraiser”) to decide any disputed items. The costs of the Appraiser shall be borne equally by Seller Parent and Purchaser Parent. The Section 338 Allocation shall be used in preparing Internal Revenue Service Form 8883, and any similar forms under applicable Tax law. Seller Parent and Purchaser Parent shall (and shall cause their Affiliates to) report and file all Tax Returns (including amended Tax Returns and claims for refund) consistent with the Section 338 Allocation, and shall (and shall cause their Affiliates to) take no position contrary thereto or inconsistent therewith (including, without limitation, in any audits or examinations by any taxing authority or any other proceeding). All allocations made pursuant to this Section 10.6(b) shall be binding upon the parties hereto and upon each of their successors and assigns, and the parties hereto shall (and shall cause their Affiliates to) report the transactions contemplated by this Agreement in accordance with such allocations and use reasonable efforts to sustain such reporting of the transaction in any subsequent Tax dispute to the extent consistent with applicable Tax law.

10.7         Allocation of Closing Payments. Seller Parent, Seller, Purchaser and Purchaser Parent recognize and agree that the Closing Payments are properly allocable to the portion of the Company’s day prior to the Closing for all federal, state and local income tax purposes, including, without limitation, the allocation of any corresponding deductions. Seller Parent, Seller, Purchaser and Purchaser Parent shall report and file all Tax Returns (including amended Tax Returns and claims for refund) consistent with this allocation, and shall take no position contrary thereto or inconsistent therewith (including, without limitation, in any audits or examinations by any taxing authority or any other proceeding). All allocations made pursuant to this Section 10.7 shall be binding upon the parties hereto and upon each of their successors and assigns, and the parties hereto shall report the transactions contemplated by this Agreement in accordance with such allocations and use reasonable efforts to sustain such reporting of the transaction in any subsequent tax dispute to the extent consistent with applicable Tax law.

Article XI
INDEMNIFICATION

11.1         Indemnification by Seller and Seller Parent. (a) In addition to, and not in limitation of, the indemnities provided in Article X (which Article shall control the matters covered thereby in the case of any inconsistencies), from and after the Closing Date, subject to the other provisions of this Article XI, Seller and Seller Parent, jointly and severally, agree to indemnify Purchaser and its officers, directors, employees and Affiliates (collectively, the “Indemnified Purchaser Entities”) and to hold each of them harmless from and against, any and all actions, suits, proceedings, demands, assessments, judgments, claims, liabilities, losses, costs, damages, expenses or penalties, and reasonable attorneys’ fees, expenses and disbursements in connection with any action, suit or proceeding against such Person whether or not arising out of or resulting from any Third Party claim (but excluding, in any case, damages that were not reasonably foreseeable and punitive or other exemplary damages, except in each case to the extent that such damages have been awarded to a Third Party against an Indemnified Entity) (collectively, “Damages”), suffered, paid or incurred by such Indemnified Purchaser Entity resulting from or caused by: (i) any breach of any of the representations and warranties made by Seller and Seller Parent to Purchaser in Article IV of this Agreement other than a breach of the representations and warranties in Sections 4.12 and 4.19(f) of this Agreement which shall be governed by Article X; (ii) any breach by Seller or Seller Parent of any covenant or agreement of Seller or Seller Parent contained in this Agreement, other than a breach of the covenants in Section 6.1(n) of this Agreement, which shall be governed by Article X; or (iii) the matters described in Section 11.1 of the Seller Disclosure Letter.

(b)           Notwithstanding anything to the contrary contained in this Section 11.1, the Indemnified Purchaser Entities shall be entitled to indemnification pursuant to Section 11.1(a) with respect to any claim for indemnification pursuant to Section 11.1(a)(i):

(A)          only if, and then only to the extent that, the aggregate Damages to all Indemnified Purchaser Entities (without duplication), with respect to all such claims, exceed $6 million (the “Deductible”), whereupon (subject to the provisions of clause (B) below) Seller and Seller Parent shall be obligated to pay in full all such amounts but only to the extent such aggregate Damages are in excess of the amount of the Deductible; and provided that the Indemnified Purchaser Entities shall not be entitled to aggregate Damages in excess of 50 percent of the Base Purchase Price as adjusted pursuant to Section 2.5 (the “Cap”); provided, further, that the Deductible and the Cap shall not apply to claims for indemnification arising out of, resulting from or caused by a breach of the representations and warranties in Section 4.11 of this Agreement; and
(B)           only with respect to claims for indemnification made on or before the date that is three years after the Closing Date; provided that with respect to claims for indemnification arising out of, resulting from or caused by a breach of the representations and warranties made in Section 4.11 of this Agreement, the Indemnified Purchaser Entities shall be entitled to indemnification pursuant to Section 11.1(a)(i) with respect to any such claim made on or before 30 days after the expiration of the applicable statute of limitations; provided further, that with respect to claims for indemnification arising out of, resulting from or caused by a breach of the representations and warranties made in Section 4.1(a), the first sentence of Section 4.1(b) or Sections 4.2, 4.6(a), 4.6(b) or 4.17, the Indemnified Purchaser Entities shall be entitled to indemnification pursuant to Section 11.1(a)(i) with respect to any such claim indefinitely or until the latest date permitted by Applicable Law.

(c)           Notwithstanding anything contained in Article IV or any other provision of this Agreement to the contrary, Purchaser and Purchaser Parent understand and agree that Seller and Seller Parent have not made, and are not making, any representation or warranty whatsoever, express or implied, with respect to Seller, Seller Parent, the Subject Companies, the Registered Fund Clients, the Separate Account Clients or the New Advisory Clients, the respective businesses and properties of any of the foregoing Persons, the transactions contemplated hereby or any other matter, other than those representations and warranties of Seller and Seller Parent expressly set forth in this Agreement and the Ancillary Agreement, provided that nothing in this Agreement shall relieve any party from liability for fraud.

11.2         Indemnification by Purchaser. (a) In addition to, and not in limitation of, the indemnities provided in Article X (which Article shall control the matters covered thereby in the case of any inconsistencies), from and after the Closing Date, subject to the other provisions of this Article XI, Purchaser and Purchaser Parent, jointly and severally, agree to indemnify Seller and Seller Parent and their respective officers, directors, employees and Affiliates (collectively, the “Indemnified Seller Entities”) and to hold each of them harmless from and against any and all Damages suffered, paid or incurred by such Indemnified Seller Entity resulting from or caused by: (i) any breach of any of the representations and warranties made by Purchaser and Purchaser Parent to Seller in Article V of this Agreement; or (ii) any breach by Purchaser or Purchaser Parent of any covenant or agreement of Purchaser or Purchaser Parent contained in this Agreement.

(b)           Notwithstanding anything to the contrary contained in this Section 11.2, the Indemnified Seller Entities shall be entitled to indemnification pursuant to Section 11.2(a) with respect to any claim for indemnification pursuant to Section 11.2(a)(i):

(A)          only if, and then only to the extent that, the aggregate Damages to all Indemnified Seller Entities (without duplication), with respect to all claims for indemnification pursuant to Section 11.2(a)(i), exceed the amount of the Deductible, whereupon (subject to the provisions of clause (B) below) Purchaser and Purchaser Parent shall be obligated to pay in full all such amounts but only to the extent such aggregate Damages are in excess of the amount of the Deductible; and provided that the Indemnified Seller Entities shall not be entitled to aggregate Damages in excess of $100,000,000; and
(B)           only with respect to claims for indemnification made on or before the date that is three years after the Closing Date, provided that with respect to claims for indemnification arising out of, resulting from or caused by a breach of the representations and warranties made in Sections 5.1, 5.2 and 5.9, the Indemnified Seller Entities shall be entitled to indemnification pursuant to Section

11.2(a)(i) with respect to any such claim indefinitely or until the latest date permitted by Applicable Law.

(c)           Notwithstanding anything contained in Article V or any other provision of this Agreement to the contrary, Seller and Seller Parent understand and agree that Purchaser and Purchaser Parent have not made, and are not making, any representation or warranty whatsoever, express or implied, with respect to Purchaser or Purchaser Parent, the transactions contemplated hereby or any other matter, other than those representations and warranties of Purchaser and Purchaser Parent expressly set forth in this Agreement and the Ancillary Agreements, provided that nothing in this Agreement shall relieve any party from liability for fraud.

11.3         Indemnification Procedures. (a) If an Indemnified Purchaser Entity or an Indemnified Seller Entity (each, an “Indemnified Entity”) believes that a claim, demand or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under this Article XI (whether or not the amount of Damages relating thereto is then quantifiable), such Indemnified Entity shall assert its claim for indemnification by giving written notice thereof (a “Claim Notice”) to Seller (if indemnification is sought from Seller and/or Seller Parent) or Purchaser (if indemnification is sought from Purchaser or Purchaser Parent) (in either such case, the “Indemnifying Party”) (i) if the event or occurrence giving rise to such claim for indemnification is, or relates to, a claim, suit, action or proceeding brought by a Person not a party to this Agreement or affiliated with any such party (a “Third Party”), within ten Business Days following receipt of notice of such claim, suit, action or proceeding by such Indemnified Entity, or (ii) if the event or occurrence giving rise to such claim for indemnification is not, or does not relate to, a claim, suit, action or proceeding brought by a Third Party, within 30 days after the discovery by the Indemnified Entity of the circumstances giving rise to such claim for indemnity, provided in any case that failure to give notice as specified herein shall not relieve the Indemnifying Party of its indemnification obligation hereunder unless and to the extent that such failure results in a lack of actual notice to the Indemnifying Party and the Indemnifying Party is materially prejudiced by such failure. Each Claim Notice shall describe the claim in reasonable detail.

(b)           If any claim or demand by an Indemnified Entity under this Article XI relates to an action or claim filed or made against an Indemnified Entity by a Third Party (a “Third Party Claim”), the Indemnifying Party may elect at any time within 30 days of receipt of notice of such claim to negotiate a settlement or a compromise of such action or claim or to defend such action or claim, in each case at its sole cost and expense and with its own counsel. Except with the prior written consent of the Indemnified Entity (which consent shall not be unreasonably withheld or delayed), no Indemnifying Party, in the defense of any such Third Party Claim, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Entity, that would reasonably be expected to affect adversely the Indemnified Entity’s Tax liability (unless such Tax liability is fully indemnified and paid by the Indemnifying Party) or the ability of the Company or any of its Subsidiaries to conduct its business or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Entity of an irrevocable release from all liability with respect to such Third Party Claim. If the Indemnifying Party elects to defend any such Third Party Claim, then the Indemnified Entity shall be entitled to participate in such defense with its own counsel, at such Indemnified Entity’s sole cost and expense unless the

Indemnified Entity in good faith determines that it may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such Third Party Claim, in which case the Indemnifying Party shall be liable for the fees and expenses hereunder of one law firm for all the Indemnified Entities, in addition to local counsel in each applicable jurisdiction, with respect to such Third Party Claim or group of related Third Party Claims. In no event shall any Indemnified Entity settle any Third Party Claim without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. If, within thirty days of receipt from an Indemnified Entity of any Claim Notice with respect to a Third Party Claim, the Indemnifying Party (i) advises such Indemnified Entity in writing that the Indemnifying Party will not elect to defend, settle or compromise such action or claim or (ii) fails to make such an election in writing, such Indemnified Entity may (subject to the Indemnifying Party’s continuing right of election in the preceding sentence), at its option, defend, settle or otherwise compromise or pay such action or claim; provided that any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. Unless and until the Indemnifying Party makes an election in accordance with this Section 11.3(b) to defend, settle or compromise such action, all of the Indemnified Entity’s reasonable costs and expenses arising out of the defense, settlement or compromise of any such action or claim shall be Damages subject to indemnification hereunder to the extent provided herein. Each Indemnified Entity shall make available to the Indemnifying Party all information reasonably available to such Indemnified Entity relating to such action or claim. In addition, the parties shall render to each other such assistance as may reasonably be requested in order to help ensure the proper and adequate defense of any such action or claim. The party in charge of the defense shall keep the other parties reasonably apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the Indemnifying Party elects to defend any such action or claim, then the Indemnified Entity shall be entitled to participate in such defense with counsel reasonably acceptable to the Indemnifying Party, at such Indemnified Entity’s sole cost and expense.

11.4         General. (a) An Indemnified Entity shall have no obligation in connection with any claim for indemnification under this Article XI to seek to recover any insurance proceeds available in connection with such claim. The amount which the Indemnifying Party is or may be required to pay to any Indemnified Entity pursuant to this Article XI shall be reduced (retroactively, if necessary) by any insurance proceeds, tax benefits or other amounts actually recovered by or on behalf of such Indemnified Entity in reduction of the related Damages and shall be increased by any Tax cost incurred by such Indemnified Entity or its Affiliates in connection with such indemnity payment. If an Indemnified Entity shall have received the payment required by this Agreement from the Indemnifying Party in respect of Damages and shall subsequently receive insurance proceeds, tax benefits or other amounts in respect of such Damages, then such Indemnified Entity shall promptly repay to the Indemnifying Party a sum equal to the amount of such insurance proceeds, tax benefits or other amounts actually received (net of any Tax cost or other expenses incurred by such Indemnified Entity or its Affiliates relating thereto and in no event in excess of the amount of such payment received from the Indemnifying Party). In determining for purposes of this Article XI whether a representation or warranty has been breached and in calculating Damages hereunder with respect to such breach, any limitations set forth in such representation and warranty as to “materiality”,

“Material Adverse Effect” or “Purchaser Material Adverse Effect” (except with respect to the first sentence of Section 4.10(a) and Section 5.7) shall be disregarded.

(b)           In addition to the requirements of Section 11.4(a), each Indemnified Entity shall be obligated in connection with any claim for indemnification under this Article XI to use all commercially reasonable efforts to mitigate Damages upon and after becoming aware of any event which would reasonably be expected to give rise to such Damages.

(c)           The Indemnifying Party shall not be subrogated to any right of action (whether pursuant to contract, arising under Applicable Law or otherwise) which the Indemnified Entity may have against any other Person with respect to any matter giving rise to a claim for indemnification hereunder, without the prior written consent of Purchaser (which shall not be unreasonably withheld and may in any case be withheld if the Purchaser has an ongoing business relationship with such other Person).

(d)           The indemnification provided in this Article XI shall be the exclusive monetary remedy available to any party hereto after the Closing with respect to any breach of any representation, warranty, covenant or agreement in this Agreement, except in the case of fraud or intentional misconduct and as otherwise provided in this Agreement.

(e)           The rights and remedies of any party in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement of any other party contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts or circumstances upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations, warranties and covenants of each party hereto and any Person’s rights to indemnification with respect thereto shall not be affected or deemed waived by reason of any investigation made by or on behalf of such Person (including by any of its advisors, consultants or representatives) or by reason of the fact that such Person or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of any waiver by any party hereto of any condition set forth in Article VIII.

(f)            The parties agree that any payment (other than interest) under Section 2.4, 2.5, 2.6 or 2.7 and any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for all Tax purposes, unless otherwise required by applicable Tax law.

Article XII
GENERAL PROVISIONS

12.1         Survival. Except for the representations and warranties contained in Section 4.1(a), the first sentence of Section 4.1(b) and Sections 4.2, 4.6(a), 4.6(b), 4.11, 4.12, 4.17, 4.19(f), 5.1, 5.2 and 5.9 of this Agreement, each of the representations and warranties of the parties hereunder shall survive the Closing to and until the date which is three years from the Closing Date, at which date they shall terminate and be of no further force or effect. The representations and warranties of Seller contained in Sections 4.11, 4.12 and 4.19(f) of this

Agreement shall survive the Closing to and until 30 days after the expiration of the applicable statute of limitations. The representations and warranties in Section 4.1(a), the first sentence of Section 4.1(b) and Sections 4.2, 4.6(a), 4.6(b), 4.17, 5.1, 5.2 and 5.9 shall survive indefinitely or until the latest date permitted by Applicable Law. Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought under Article XI of this Agreement shall survive the time at which it would otherwise terminate pursuant to Section 11.1 or 11.2 or this Section 12.1 if a Claim Notice for indemnification in respect of such representation or warranty shall have been duly given prior to such time, in which event such representation or warranty shall survive solely with respect to such claim until the final resolution thereof.

12.2         Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given if delivered personally, transmitted by facsimile (and telephonically confirmed), mailed by registered or certified mail with postage prepaid and return receipt requested, or sent by commercial overnight courier, courier fees prepaid (if available; otherwise, by the next best class of service available), to the parties at the following addresses:

(a)           if to Purchaser, to it at:

Principal Financial Group, Inc.
711 High Street
Des Moines, IA 50392
Attn: General Counsel
Telecopy:              (515) 235-9852
Confirmation:        (515) 248-3254

with a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attn: Robert F. Quaintance, Jr.
Telecopy:              (212) 909-6836
Confirmation:        (212) 909-6000

(b)           if to Seller or Seller Parent, to it at:

Washington Mutual, Inc.
1201 3rd Avenue
Seattle, WA 98101
Attn: Carey Brennan
         Richard Sohn
Telecopy:              (206) 377-6244
Confirmation:        (206) 461-2000

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017-3909
Attn:      Lee Meyerson
                Robert Goldbaum
Telecopy:              (212) 455-2502
Confirmation:        (212) 455-2500

or to such other Person or address as any party shall specify by notice in writing to the other parties in accordance with this Section 12.2. All such notices or other communications shall be deemed to have been received on the date of the personal delivery or on the third Business Day after the mailing or dispatch thereof; provided that notice of change of address shall be effective only upon receipt.

12.3         Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless otherwise expressly provided herein, any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented. When this Agreement provides that Seller Parent or Seller has “made available” information to Purchaser (or similar wording), Seller shall have included such information in the electronic data room maintained by Intralinks and given Purchaser and Purchaser’s representatives customary notice of such inclusion or shall have sent such information to a responsible officer or representative of Purchaser, in each case at least one Business Day before the date hereof.

12.4         Amendment and Modification; Waiver. (a) This Agreement may not be amended except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

(b)           At any time prior to the Closing Date, any party hereto which is entitled to the benefits hereof may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracy in the representations and warranties of any other party contained herein or in any schedule hereto or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements of any other party or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed and delivered on behalf of such party.

12.5         Entire Agreement. This Agreement (including the Disclosure Letters and other documents and instruments referred to herein) and, until the Closing, the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Effective upon Closing, the Confidentiality Agreement and all obligations of the parties thereto thereunder shall terminate and be of no further force or effect.

12.6         Fees and Expenses. Except as set forth in Section 10.5, whether or not the transactions contemplated hereby are consummated, all fees and expenses incurred in connection with this Agreement, and the transactions contemplated hereby, shall be paid by the party incurring such expenses; provided, however, that each of Seller and Purchaser shall pay fifty percent (50%) of the document preparation (including reasonable attorneys’ fees), printing, mailing and other costs and expenses associated with any board approvals sought and proxy solicitations (including the solicitation of voting instructions from owners of variable annuity and variable life insurance products) conducted in connection with the transactions contemplated hereby, including amounts reimbursed to Sponsored Funds and funds sponsored by Purchaser or any of its Affiliates. All references to “$” or “dollars” set forth in this Agreement are to U.S. dollars.

12.7         Disclosure Letters. Seller Parent, Seller and Purchaser agree that, for purposes of the representations and warranties of Seller and Purchaser in this Agreement, items disclosed in one Section of the Seller Disclosure Letter shall be considered to be made for purposes of all other Sections of the Seller Disclosure Letter to the extent that the relevance of any such disclosure to any other Section of the Seller Disclosure Letter is reasonably apparent from the text of such disclosure and items disclosed in one Section of the Purchaser Disclosure Letter shall be considered to be made for purposes of all other Sections of the Purchaser Disclosure Letter to the extent that the relevance of any such disclosure to any other Section of the Purchaser Disclosure Letter is reasonably apparent from the text of such disclosure. The disclosure of any item or matter in the Seller Disclosure Letter or the Purchaser Disclosure Letter shall not be construed as an admission, representation or indication that such item or other matter is “material” or would have a Material Adverse Effect or Purchaser Material Adverse Effect (as applicable) or that such item or other matter is required to be referred to or disclosed in the Seller Disclosure Letter or the Purchaser Disclosure Letter (as applicable). The disclosure of any item or matter relating to any possible breach or violation of any law or contract shall not be construed as an admission or indication that any such breach or violation exists or has actually occurred.

12.8         Third Party Beneficiaries. Except for Indemnified Entities (who shall only claim through a party hereto), nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.9         Specific Performance. The parties agree that if any of the provisions of this Agreement were not performed by the parties hereto in accordance with their specific terms or were otherwise breached thereby, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that each party hereto will be entitled to specific performance to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it may be entitled at law or in equity.

12.10       Performance by Seller and Purchaser. (a) Seller Parent will cause to be performed and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by Seller. Subject to the terms and conditions of this Agreement, this guarantee is an absolute, unconditional and continuing guarantee of the performance of such obligations of Seller.

(b)           Purchaser Parent will cause to be performed and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by Purchaser. Subject to the terms and conditions of this Agreement, this guarantee is an absolute, unconditional and continuing guarantee of the performance of such obligations of Purchaser.

12.11       Assignment; Binding Effect. This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties; provided that no consent shall be required for Purchaser or Purchaser Parent to assign any or all of their respective rights and obligations hereunder to a directly or indirectly wholly owned Subsidiary of Purchaser Parent, provided, further, that any such assignment pursuant to the preceding proviso shall not relieve Purchaser or Purchaser Parent, as the case may be, from any obligation under this Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

12.12       Governing Law. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

12.13       Jurisdiction; Waiver of Jury Trial. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the State of New York with respect to any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this agreement or the transactions contemplated hereby, in the courts of the State of New York and of the United States of America located in the State of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.14       Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

12.15       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their respective officers hereunto duly authorized all as of the date first written above.

WASHINGTON MUTUAL, INC.

By:	/s/ Kerry K. Killinger
	Name:	Kerry K. Killinger
	Title:	Chairman and Chief Executive Officer

NEW AMERICAN CAPITAL, INC.

By:	/s/ Kerry K.Killinger
	Name:	Kerry K. Killinger
	Title:	Chairman and Chief Executive Officer

PRINCIPAL FINANCIAL GROUP, INC.

By:	/s/ Larry D. Zimpleman
	Name:	Larry D. Zimpleman
	Title:	President and CEO

PRINCIPAL MANAGEMENT CORPORATION

By:	/s/ Ralph C. Eucher
	Name:	Ralph C. Eucher
	Title:	President